As filed with the Securities and Exchange Commission on February 27, 2006

                                                     Registration No. 333-129237



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                          -----------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          -----------------------------

                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

                          -----------------------------

     Colorado                            3559                  84-286576
     --------                            ----                  ---------
 (State or other                  (Primary Standard         (I.R.S. Employer
 jurisdiction of                      Industrial             Identification
 incorporation or                   Classification               Number)
  organization)                      Code Number)

15 Old Danbury Road, Suite 203                   Joseph F. Longo, Chairman,
  Wilton, Connecticut 06897-2525                      President & CEO
     (203) 762-2499                          Startech Environmental Corporation
                                               15 Old Danbury Road, Suite 203
                                               Wilton, Connecticut 06897-2525
                                                       (203) 762-2499
(Address, including zip code and                   (Name, address, including
  telephone number, including area                      zip code and
code, of registrant's principal                 telephone number, including area
         executive office)                        code, of agent for service)


                                   Copies to:

       Scott Rosenblum, Esq.                        Peter J. Scanlon
Kramer Levin Naftalis & Frankel LLP     Vice President & Chief Financial Officer
    1177 Avenue of the Americas              15 Old Danbury Road, Suite 203,
     New York, New York 10036                Wilton, Connecticut 06897-2525
       Phone (212) 715-9100                       Phone (203) 762-2499
        Fax (212) 715-8000                         Fax (203) 761-0839


                          -----------------------------


Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                              Calculation of Registration Fee

Title of Each Class                                    Proposed Maximum       Proposed Maximum
of Securities to                      Amount to be         Offering          Aggregate Offering        Amount of
be Registered                          Registered     Price Per Unit (1)           Price            Registration Fee
----------------------------------- ----------------- -------------------- ----------------------- -------------------

Common Stock, no par value            2,198,388(2)           $2.64            $5,803,744.32            $683.10
----------------------------------- ----------------- -------------------- ----------------------- -------------------

Common Stock, no par value           12,391,304(3)           $2.64           $32,713,042.56          $3,850.33
----------------------------------- ----------------- -------------------- ----------------------- -------------------

TOTAL                                14,589,692              $2.64           $38,516,786.88        $4,533.43(4)
=================================== ================= ==================== ======================= ===================

(1) The proposed maximum offering price per share and maximum aggregate offering price were estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act of 1933, based on a proposed maximum offering price per share of $2.64 equal to the average of the highest and lowest bid and asked price of the common stock on the Over-The-Counter Bulletin Board reported on October 19, 2005, which is within 5 business days prior the date of filing of this registration statement.

(2) Represents shares of common stock issued in connection with certain private placements that took place since 2004; and shares of common stock issuable upon exercise of warrants issued in connection with such private placements. With respect to the Dilution table on page 25 of this document 642,944 common shares issued in various private placements prior and subsequent to October 31, 2005 and 900,000 common shares issued to Mr. Joseph F. Longo in conjunction with the Cornell financing transaction have not been included. Given these deductions the share number of 655,444 used in the calculation for the dilution table brings the total amount of common shares used in the calculation to 13,046,748.

(3) Includes (a) 10,100,000 shares which may be purchased by Cornell Capital Partners, LP a Standby Equity Distribution Agreement, (b) 386,956 shares of common stock which were issued to Cornell Capital Partners as a commitment fee, (c) 1,250,000 shares of common stock issuable upon conversion of convertible debentures in the principal amount of $2,300,000 issued pursuant to a Securities Purchase Agreement with Cornell, (d) 650,000 shares of common stock issuable upon exercise of a warrant issued to Cornell Capital Partners and (e) 4,348 shares of common stock that were issued to Monitor Capital, Inc. as a placement agent fee.

(4)  Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

      Preliminary Prospectus, subject to completion dated February 27, 2006

                                    STARTECH
                               ENVIRONMENTAL CORP
                                [GRAPHIC OMITTED]
                        14,589,692 Shares of Common Stock

                       STARTECH ENVIRONMENTAL CORPORATION

     This prospectus relates to the offer and sale of up to an aggregate of 14,589,692 shares of common stock, no par value per share, of Startech Environmental Corporation by certain persons who are our shareholders, including Cornell Capital Partners, LP. Please refer to "Selling securityholders" beginning on page 61.

     We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into as of September 15, 2005 with Cornell, and upon the exercise of any of the warrants issued in certain private placements. All costs associated with this registration will be borne by us.

     The selling securityholders are:

     (1) Cornell Capital Partners, LP, which intends to sell up to an aggregate of 12,386,956 shares of common stock, which consists of:

          o 10,100,000 shares which may be purchased by Cornell Capital Partners from us under the Standby Equity Distribution Agreement,

          o 386,956 shares of common stock which were issued to Cornell Capital Partners upon the signing of the Standby Equity Distribution Agreement as a commitment fee,

          o 1,250,000 shares of common stock issuable upon conversion or repayment of convertible debentures in the principal amount of $2,300,000 issued pursuant to a Securities Purchase Agreement, which was entered into as of September 15, 2005 with Cornell Capital Partners, and

          o 650,000 shares of common stock issuable upon exercise of a warrant issued pursuant to Cornell Capital Partners pursuant to the Securities Purchase Agreement.

     (2) Monitor Capital, Inc., which intends to sell up to 4,348 shares of common stock that were issued to it as a placement agent fee in connection with the Standby Equity Distribution Agreement and the Securities Purchase Agreement referred to above.

     (3) Certain selling securityholders of an aggregate of 2,198,388 shares of common stock issued to the selling securityholders in various private placements that took place since 2004.

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 96% of, or a 4% discount to, the lowest closing bid price of our common stock on the NASD Over-the-Counter Bulletin Board during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the Standby Equity Distribution Agreement. In addition, Cornell Capital Partners will be paid a 5% retainer fee from each advance it makes under the Standby Equity Distribution Agreement for a total discount of 9%. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. Cornell Capital Partners also received a one-time commitment fee in the form of 386,956 shares of common stock. The 4% discount, the 5% retainer fee and the commitment fee paid in shares of common stock are underwriting discounts payable to Cornell.

     We engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. We paid Monitor Capital, Inc. a fee in the form of 4,348 shares of our common stock on September 15, 2005, under a Placement Agent Agreement.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

     Our common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the ticker symbol "STHK.OB" On February 23, 2006, the last reported sale price of our common stock was $2.27.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is ___________ , 2006

       Important Notice about the Information Presented in this Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..........................................................3
SUMMARY OF THE OFFERING.....................................................4
CORNELL FINANCING AGREEMENTS................................................6
SUMMARY FINANCIAL DATA......................................................9
RISK FACTORS...............................................................10
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................20
USE OF PROCEEDS............................................................20
PRICE RANGE OF COMMON STOCK................................................23
DIVIDEND POLICY............................................................23
CAPITALIZATION.............................................................24
DILUTION...................................................................25
SELECTED FINANCIAL DATA....................................................26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.................................................27
BUSINESS...................................................................37
MANAGEMENT.................................................................51
EXECUTIVE COMPENSATION.....................................................54
EMPLOYEE BENEFIT PLANS.....................................................56
PRINCIPAL SHAREHOLDERS AND STOCK HOLDINGS OF MANAGEMENT....................58
SELLING SECURITYHOLDERS....................................................61
PLAN OF DISTRIBUTION.......................................................65
DESCRIPTION OF SECURITIES..................................................67
SHARES ELIGIBLE FOR FUTURE SALE............................................70
CHANGES IN CERTIFYING ACCOUNTANTS..........................................70
LEGAL MATTERS..............................................................71
EXPERTS....................................................................71
WHERE YOU CAN FIND MORE INFORMATION........................................71
INDEX TO FINANCIAL STATEMENTS.............................................F-1

                               PROSPECTUS SUMMARY

     As used in this prospectus, unless the context otherwise requires, "Startech," "we," "us," "our" and "the Company" refer to Startech Environmental Corporation. This summary highlights information relating to us. It may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the heading "Risk Factors" and elsewhere in this prospectus.

Summary of our Business

     We are an environmental technology company that manufactures, markets and sells a revolutionary recycling system for the global marketplace. Our plasma processing technology, known as the Plasma Converter(TM) System, achieves closed-loop elemental recycling that irreversibly destroys hazardous and non-hazardous waste and industrial by-products while converting them into useful commercial products. These products include a rich synthesis gas called Plasma Converted Gas (PCG(TM)), surplus energy for power, hydrogen, metals and silicates for use and for sale.

     Until January 2002, we were solely engaged in the manufacture and sale of equipment for use by others. Thereafter, we have attempted to broaden the scope of our available revenues. This change was brought about by our decision to expand our market penetration strategies and opportunities. Rather than only marketing and selling our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products.

     We believe that significant events are driving demand for our plasma technology, including:

     o increases in waste, in particular hazardous wastes, due to rising consumer/industrial demand and population growth in most nations;

     o current waste disposal and remediation techniques, such as landfills and incineration, becoming regulatory, socially and environmentally unacceptable;

     o a need for critical resources, such as power and water, to sustain local economies; and

     o an emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

     Our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe these products will add value to our customers' businesses so they will realize revenue streams from disposal or processing fees, a reduction in material disposal costs, as well as from the sale of resulting commodity products and services. Alternatively, this will allow our customers to generate a valuable product while at the same time using a zero cost basis, or revenue generating source of raw material. The costs of hazardous waste treatment and disposal methods continue to rise and now is believed to range from approximately $900 to more than $2,000 per ton. This does not include the additional processing, handling, packaging, insurance and management costs sustained by the hazardous waste generator within a facility prior to final disposal.

     Since 1995, we have been actively educating and promoting to our customers the benefits of the Plasma Converter(TM) System over other forms of waste remediation technologies. Ongoing education of the public and government is continuing. Like most new technologies, we have been met with varying degrees of resistance. A rising comfort level with our Plasma Converter(TM) System technology resulting in part from our education and informational efforts has created additional awareness in the marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including facility ownership and management.

     Our business model and its market development strategies arise from our mission, which is to change the way the world views and employs discarded materials. We expect to achieve this objective by strategically marketing a series of products and services emanating from the core Plasma Converter(TM) technology, resulting in saleable fossil fuel alternatives while providing a safer and healthier environment. This strategy will be implemented through Plasma Converter(TM) sales with after sales support and service, build own operate, build own transfer of ownership facilities, joint development projects and engineering services.

     Recognizing the increasing importance of alternative energy and power sources in general, and hydrogen in particular, in 2003, we expanded our product line to include StarCell(TM), a hydrogen separation technology. Working in conjunction with the Plasma Converter(TM), StarCell(TM) provides an environmentally friendly renewable source of hydrogen power.

Summary of the Offering

     This offering relates to the sale of common stock by the following selling securityholders:

     (1) Cornell Capital Partners, LP, which intends to sell up to an aggregate of 12,386,956 shares of common stock, which consists of:

          o 10,100,000 shares which may be purchased by Cornell Capital Partners from us under the Standby Equity Distribution Agreement,

          o 386,956 shares of common stock which were issued to Cornell Capital Partners upon the signing of the Standby Equity Distribution Agreement as a commitment fee,

          o 1,250,000 shares of common stock issuable upon conversion or repayment of convertible debentures in the principal amount of $2,300,000 issued pursuant to a Securities Purchase Agreement, which was entered into as of September 15, 2005 with Cornell Capital Partners, and

          o 650,000 shares of common stock issuable upon exercise of a warrant issued pursuant to Cornell Capital Partners pursuant to the Securities Purchase Agreement.

     (2) Monitor Capital, Inc., which intends to sell up to 4,348 shares of common stock that were issued to it as a placement agent fee in connection with the Standby Equity Distribution Agreement and the Securities Purchase Agreement referred to above.

     (3) Certain selling securityholders of an aggregate of 2,198,388 shares of common stock issued to the selling securityholders in various private placements that took place since 2004.

     The balance of the shares of common stock registered hereunder other than referred to above were issued and sold by us in private placement transactions that took place in November 2004, December 2004, May 2005, June 2005, August 2005 and September 2005. All of these securities were acquired by the holders in a private placement transaction in which we granted registration rights with respect to the common stock purchased and all of the shares issuable upon exercise of warrants issued in each such private placement.

     Accordingly, this prospectus also covers certain selling securityholders of 2,198,388 shares of common stock issued to the selling securityholders in various private placements that took place since 2004.

Our Company

     We were incorporated in the State of Colorado on May 1, 1991, as Kapalua Acquisitions, Inc. On November 17, 1995, we acquired all of the capital stock of Startech Corporation, a private Connecticut corporation founded in 1994. In January 1996, we changed our name to Startech Environmental Corporation.

     Our principal office is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525. Our telephone number is (203) 762-2499, and our website is located at http//:www.startech.net. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document.


     Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 10 of this prospectus and the other information included in this prospectus before investing in our securities.

                          CORNELL FINANCING AGREEMENTS

Standby Equity Distribution Agreement

     On September 15, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20 million. When we exercise this option, Cornell Capital Partners is irrevocably bound to purchase our shares of common stock. The amount of each advance is subject to a maximum advance amount of $2 million, and we may not submit any request for an advance within five trading days of a prior request. Cornell Capital Partners will pay us 96% of, or a 4% discount to, the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the Standby Equity Distribution Agreement. Cornell Capital Partners shall also be paid a 5% retainer fee of each advance it makes to us for a total discount of 9%. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. Cornell Capital Partners also received a one-time commitment fee in the form of 386,956 shares of common stock.

     We understand that Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. In addition, Cornell Capital Partners may sell shares to be issued to it during the five consecutive trading day pricing period. A "short sale" is defined under the federal securities laws as any sale of a security which the seller does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller. A person shall be deemed to own a security if the person has purchased, or has entered into an unconditional contract, binding upon both parties thereto, to purchase it, but has not yet received it. Once an advance is requested by us under the terms of the Standby Equity Distribution Agreement, Cornell is irrevocably bound to purchase the shares. The delivery of an advance notice under the Standby Equity Distribution Agreement is a binding, unconditional contract to purchase the shares. Accordingly, Cornell selling shares during the pricing period does not fall within the definition of a "short sale". Short sales have the potential to cause a significant downward pressure on the price of our common stock. If there are significant short sales of our common stock, the price decline that would result from this activity in turn may cause long holders of our common stock to sell their shares, thereby contributing to sales of our common stock in the market. If there is an imbalance on the sell side of the market for our common stock, the price will decline.

     We will receive cash from the sale of shares to Cornell Capital Partners under the Standby Equity Distribution Agreement. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in our stock price and our inability to draw sufficient funds when needed. There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement in exchange for a cash payment of a particular size. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement.

     After we considered alternative financing methods, we ultimately decided to enter into an equity line of credit arrangement with Cornell Capital Partners. We conducted various small private placements over the prior twelve months which resulted in minimal amounts of capital which was sufficient to meet our operating needs. However, we were seeking a more meaningful investor and Cornell Capital Partners was a viable alternative to issuing our securities in separate small private placements. In the case of Cornell, it is committed for a two year period to purchase our common stock at a purchase price which is more favorable and less dilutive than the previous approach we were taking, which involved greater discounts and the issuance of a great number of warrants. In addition, in the case of Cornell's equity line of credit, we have the sole discretion on whether to utilize the equity line. Therefore, if we generate sales and revenues as planned, then we will not necessarily need to utilize the equity line for operations.

     Cornell and us decided that a $20 million equity line of credit would be appropriate for us even though we were approved for a $40 million equity line of credit. Based upon our internal projections and capital expenditure needs, we were comfortable that $20 million was sufficient to meet our capital and operational needs as well as our operational and manufacturing requirements for at least the next two years. We believe Cornell will provide us with the full dollar amount of the equity line if we so desire because Cornell is contractually obligated to do so. However, we cannot determine whether we will request the total dollar amount available under the equity line agreement because we cannot predict the future of the price of our common stock, the state of the capital markets or available sources of financing that may be available to us in the future.

     On October 18, 2005, we entered into an Amended and Restated Standby Equity Distribution Agreement, the terms of which are disclosed below.

Securities Purchase Agreement

     On September 15, 2005, we also entered into a Securities Purchase Agreement with Cornell Capital Partners. The Securities Purchase Agreement provides for Cornell Capital Partners to purchase up to $2.3 million of secured convertible debentures of which $1,150,000 was funded within five business days of the date of the Securities Purchase Agreement and the balance was funded on October 19, 2005. The debentures mature September 2006, require monthly interest payments at a rate of 10% per annum and monthly principal payments commencing January 2006. We can prepay the debentures at anytime upon three days written notice. If our common stock is trading above the conversion price at the time of the prepayment, we must pay a 20% premium. The debentures are secured by substantially all of our assets and shares of our common stock as discussed below. The debentures are convertible by Cornell Capital Partners at any time at a conversion price of $1.84 per share of common stock. In connection with the issuance of the debentures, we issued to Cornell Capital Partners a warrant to purchase 650,000 shares of our common stock for a period of three years with an exercise price per share of $2.53. To secure full payment under the Securities Purchase Agreement we pledged 3,580,000 shares of our common stock and our President pledged 900,000 shares of common stock held by him. Such shares are to be held in escrow.

     On October 18, 2005, we entered into an amendment to the Securities Purchase Agreement and an Amended and Restated Secured Convertible Debenture, the terms of which are disclosed below.

Pledge and Escrow Agreement

     Pursuant to the Securities Purchase Agreement, Cornell Capital Partners, Mr. Joseph F. Longo, our president and chief executive officer, and us entered into a Pledge and Escrow Agreement dated as of September 15, 2005. Pursuant to this agreement, we pledged 3,580,000 shares of our common stock and Mr. Longo pledged an additional 900,000 shares of our common stock to secure our obligations to Cornell under the Securities Purchase Agreement and the secured convertible debenture. The stock certificates representing the pledged shares are held in escrow until the convertible debenture is converted or repaid in full, at which time the pledged shares will be returned by the escrow agent. Upon an event of default under the convertible debenture, we are required to file a registration statement to register for resale the pledged shares. We issued to Mr. Longo 900,000 shares of common stock in place of the shares of common stock being pledged by Mr. Longo to secure the debenture. We have agreed to register such 900,000 shares and hold such shares in escrow for Mr. Longo. In the event any of the shares of common stock pledged by Mr. Longo to Cornell are forfeited to Cornell, Mr. Longo shall retain the rights to the same number of shares of common stock issued by us directly to him. In the event the shares of common stock pledged to Cornell are returned to Mr. Longo, Mr. Longo shall return to us for cancellation the same number of shares of common stock that were returned to Mr. Longo by Cornell.

Amended Standby Equity Distribution Agreement and Securities Purchase Agreement

     On October 18, 2005, we entered into a series of amended agreements with Cornell Capital Partners, including, among other things, an amendment to the Securities Purchase Agreement, an Amended and Restated Secured Convertible Debenture and an Amended and Restated Standby Equity Distribution Agreement. In the amended agreements, we and Cornell Capital Partners agreed, among other things, to (a) extend the period in which monthly principal payments commence under the Amended and Restated Convertible Debenture to March 15, 2006, (b) provide that we will not make any monthly payments or redeem the Amended and Restated Convertible Debenture with proceeds received from the Amended and Restated Standby Equity Distribution Agreement, (c) provide that we may raise capital by issuing our equity securities so long as the proceeds received from the financing are used to repay all outstanding principal and interest under the Amended and Restated Convertible Debenture and if we issue our equity securities in a financing at a price less than the conversion price of the Amended and Restated Convertible Debenture, we will pay to Cornell a twenty percent redemption premium, (d) provide that we may terminate the Amended and Restated Standby Equity Distribution Agreement upon thirty days prior written notice so long as no advances are outstanding under such agreement, (e) extend for a period of ten days the time to file this registration statement and have it declared effective by the Securities and Exchange Commission, and (f) remove all references to, and agreements with, the escrow agent in connection with the Amended and Restated Secured Convertible Debenture and the Amended and Restated Standby Equity Distribution Agreement. Accordingly, the escrow agreements are no longer in effect. Upon the settlement of any shares under the Amended and Restated Standby Equity Distribution Agreement pursuant to a put, we will deliver the shares to Cornell Capital Partners and upon confirmation of Cornell receiving the shares, it will wire the funds to us.

     The amended financing agreements with Cornell Capital Partners prohibit us from repaying the convertible debenture by using the proceeds received from the sale of shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

     Neither Cornell Capital Partners nor any of its affiliates is an affiliate of ours, including based upon share ownership, due to 4.9% and 9.9% ownership caps contained in the Cornell financing agreements.

                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in connection with, and are qualified by reference to, our consolidated financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended October 31, 2003, 2004 and 2005 and the balance sheet data at October 31, 2003, 2004 and 2005, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended October 31, 2001 and 2002 have been derived from audited consolidated financial statements not included in this prospectus.

      Statement of Operations Data:                   Fiscal Year Ended October 31,
      -----------------------------                   -----------------------------
                                              2001      2002      2003      2004       2005
                                              ----      ----      ----      ----       ----
                                                 (In thousands, except for per share data)
Revenue...............................        $2,400      $136       $70     $1,709      $290
    Gross profit/(loss)...............           937     (330)        21      1,080       221
(Loss) from operations................       (2,438)   (4,038)   (3,077)    (2,662)   (4,061)
Net income (loss).....................       (2,299)   (3,915)   (3,422)    (2,646)   (3,679)

Net income (loss) per share...........         (.30)     (.40)     (.29)      (.16)     (.21)
Weighted average shares
outstanding basic.....................        8,359     9,746    11,641     16,872    17,921

                                                          Year Ended October 31,
                                                          ----------------------
Balance Sheet Data:                         2001       2002      2003       2004      2005
------------------                          ----       ----      ----       ----      ----
                                                               (in thousands)
Cash and cash equivalents............      $2,207       $509    $2,601     $2,401    $2,490
Working capital .....................       2,096        369     1,446      1,461    (1,069)
Total assets.........................       4,663      3,138     4,885      4,957     5,634
Total stockholders' equity...........       3,922      2,394     3,388      3,621     1,653
Long-term obligations................          43         18         4          0         0

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We have limited operating history upon which to evaluate our potential for future success.

     We were formed in May 1991. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a larger number of our products. Accordingly, we only have a limited operating history upon which to base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed. We were considered a development stage company for accounting purposes until 1998 because we had not generated any material revenues to that date. Revenues from shipments and services began to be recognized in 1999.

We have incurred substantial operating losses and may not achieve or sustain profitability in the future.

         We have incurred substantial net losses in each year since we commenced operations. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital and marketing, and for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we are profitable in the future, we may not be able to sustain profitability.

     To date we have delivered and installed two Plasma Converters(TM), one for the demonstration phase of a U. S. Army program in 1999, and one for commercial use in Japan that was delivered in August 2001 and installed in April 2002. We had revenues of $70,000, $1,708,768 and $290,087 for each of the fiscal years ended October 31, 2003, 2004 and 2005, respectively, and our net loss for each of these periods was $3,421,714, $2,646,406 and $3,678,788, respectively. We do not expect to generate any material revenues until after we successfully complete the manufacture and installation of a significant number of Plasma Converters(TM). We expect losses to increase as a result of "business as usual" expenses over the next 6 months, as we expand our marketing efforts and demonstrate our results of operations and liquidity will be materially adversely affected and our technology to potential customers. If we are unable to increase revenues and we continue to operate at a loss, our results of operations and liquidity will be materially adversely affected and the market price of our common stock will likely decline.

We have not yet sold the Plasma Converter(TM) on a large - scale commercial basis which may limit our sales and revenue.

     We have never utilized the Plasma Converter(TM) under the conditions and in the volumes that will be required to achieve profitability nor has the Plasma Converter(TM) been utilized on a large-scale commercial basis. While we have demonstrated the Plasma Converter(TM)'s ability to process and dissociate waste feedstocks and recover resources in pilot scale and industrial-sized Plasma Converters(TM), there is no guarantee that the same or similar results could be obtained on a large-scale continuing commercial basis or on any specific project. Our success will depend, in part, on our ability to design and build systems that handle many tons of material per day and operate continuously. Our data and research to date support the fact that we will achieve results in the larger systems similar to those we have had in the smaller system we have manufactured. If the larger systems do not operate as we expect, it will significantly limit our sales and revenue, our results of operation and liquidity will be materially, adversely affected and the market price of our common stock will likely decline in value.

We are dependent on third parties for manufacturing key components which may cause delays in manufacturing and increased costs to us.

     We currently have our own manufacturing facility where we assemble and test systems. We also rely upon third parties for the manufacture of key components. Delays and difficulties in the manufacturing of our products could substantially harm our product development efforts.

     There are limited sources of supply for some Plasma Converter(TM) components. Business disruptions, financial difficulties of the manufacturers or suppliers, or raw material shortages could increase the cost of goods sold or reduce the availability of these components. In our development to date, we have been able to obtain adequate supplies of these key components. If sales accelerate, we may experience a rapid and substantial increase in our need for components. If we are unable to obtain a sufficient supply of required components, we could experience significant delays in manufacturing, which could result in the loss of orders and customers, and could affect our business, financial condition and results of operations. Although we plan to purchase inventories of these strategic components, we may still require alternative sources if we experience delays in obtaining them. If the cost of finished components increases, we may not be able to pass on price increases to our customers if we are to remain competitively priced. This would reduce profit, which in turn would reduce the value of your investment.

Our failure to achieve market acceptance of the Plasma Converter(TM) within our expanded business model would adversely affect our business.

     The failure to achieve market acceptance of the Plasma Converter(TM) within our expanded business model would affect our profitability, future revenues, the market price of our common stock, and the success of our business. Many prospective users of the Plasma Converter(TM) have committed substantial resources to other forms of material processing treatments or technologies. Our growth and future financial performance will depend on our ability to demonstrate to prospective customers the technical and economic advantages of the Plasma Converter(TM) over these alternatives. We may not be successful in this effort. Furthermore, it is possible that competing alternatives may actually have advantages over the Plasma Converter(TM) for certain industries or applications.

     We have expanded our business to include market penetration strategies in which we have no previous experience. These strategies include build own and operate facilities; build own and transfer of ownership facilities; and joint development projects. Although certain of our executives have individual experience in these areas we have not, as a company, developed projects of this type in the past.

Our failure to obtain additional financing, if needed, would adversely affect our business results.

     We believe our cash reserves, anticipated cash generated from operations and other existing sources of capital will be adequate to fund our operations for up to one year. However, we may require additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs. Our inability to obtain necessary capital or financing will adversely affect our ability to fund operations and continue as a going concern. Financing for all of our activities to date has been provided by private sales of our securities. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, shareholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or otherwise limit the development, manufacture or sale of Plasma Converters (TM), which may materially affect our business, results of operations and financial condition and reduce the value of your investment.

We face numerous risks associated with our plans to market and distribute the Plasma Converter(TM) domestically.

     We are currently marketing the Plasma Converter(TM) principally in international markets, including both industrialized and developing countries, and expect a significant portion of our future revenues to come from foreign sales. If we are unable to expand our domestic marketing efforts beyond current levels our future, expected profitability will be substantially reduced. Substantial risks still remain for us to market our product effectively in domestic markets. These risks include:

     o Political and economic instability. Many of our domestic initiatives involve local government support or funding. Sales to governments may have a long sales cycle. Any change in the political or economic climate during this sales cycle may prevent us from making an anticipated sale.

     o Difficulties in collecting accounts receivable. We are a small company with limited cash resources. It may be difficult for us to recover monies owed from a domestic customer if we are forced to take legal action.

     o Protection of intellectual property. The domestic and foreign laws governing intellectual property may afford little or no effective protection of our intellectual property. Even if protected, litigation may result in substantial costs or a diversion of resources.

     Any of these risks will reduce expected revenues and may prevent us from achieving or sustaining profitability. An inability to increase revenues or become profitable may reduce the market price of our common stock.

We may acquire other companies, product lines or technology and our failure to integrate any of them may have an adverse effect on our business.

     As part of our growth strategy, we may pursue acquisitions and investments that could provide complementary and competitive new technologies, products, or businesses. Future acquisitions or investments would involve the use of significant amounts of cash, which may cause us to incur a significant amount of debt. In addition, acquisitions involve numerous risks, including the diversion of management's attention from other business concerns and risks of entering markets in which we have limited or no prior experience.

     We currently have no commitments with respect to any acquisition or investment. If an acquisition or investment does occur and we cannot successfully integrate the business, product, technology, or personnel that we acquire, it would have a material adverse affect on our business, results of operations and financial condition.

We may be unable to find appropriate strategic alliances, which would adversely affect market penetration of the Plasma Converter(TM).

     Future strategic alliances may include cooperative agreements for the sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures. We may be unable to find appropriate strategic alliances in markets in which we have little or no experience, which could prevent us from bringing our products to these markets in a timely manner, if at all. This may lower the demand for and reduce market acceptance of the Plasma Converter(TM), reducing our revenues and profitability.

     We have made several strategic alliances for the purpose of commercializing the Plasma Converter(TM). These alliances are intended to facilitate our entry into the marketplace and accelerate the development and commercialization of our products; however, to date none of our alliances have resulted in any product sales.

     The terms our alliances may require us and our alliance partners to share revenues and expenses from joint activities, or for us to grant to our partners licenses to manufacture. market and sell our products. While the leveraging of our resources through these alliances may have a favorable effect on our financial condition, the sharing of revenues may negatively affect our results of operations.

Contracts with federal and state governments subject us to possible contract terminations and audits.

     We participate in selective research and sales opportunities involving federal and state governments. Contracts with the United States government are subject to various risks, including the risk of termination at the convenience of the government. This type of contractual clause is included in all government contracts and allows the government to cancel a contract at any time during the performance of the contract without penalty. If cancelled for "convenience" the government must pay the costs of the contract up until that date and other reasonable costs related to its termination. Additionally, revenues from these potential relationships are subject to time-consuming audit procedures under various federal statutes.

There may be claims made against us for personal injury and business losses which may subject us to litigation and related costs.

     We anticipate that the Plasma Converter(TM) System will be utilized in a variety of industrial and other settings, and will be used to handle materials resulting from the generation of hazardous waste. The equipment will therefore be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of these breakdowns and malfunctions will be made against us. Our insurance may be insufficient to provide coverage against all claims, or for claims made for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Product liability claims could result in losses and could divert our management's time and resources.

     The manufacture and sale of our products create a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

Our failure to properly control the use of hazardous materials could result in substantial financial liabilities to us.

     We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research, development and manufacturing activities. Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of such materials. Failure to comply with present or future regulations could result in an imposition of fines on us, suspension of production or a cessation of operations. We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities. However, under federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing. If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities. Our business, financial condition and operating results could suffer a material adverse effect if costs resulting from these liabilities are not covered by insurance or exceed our coverage.

Failure to comply with government regulations will severely limit our sales opportunities and future revenues.

     We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, which may require our prospective working partners or our customers to obtain permits or approvals to utilize the Plasma Converter(TM) and related equipment on job sites. In as much as we intend to market the Plasma Converter(TM) internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries. We cannot be certain that required permits and approvals will be obtained or that new environmental regulations will not be enacted or that if they are, we and our customers can meet stricter standards of operation or obtain additional operating permits or approvals. Failure to obtain operating permits, or otherwise to comply with federal and state regulatory requirements, could affect our ability to market and sell the Plasma Converter(TM) and could substantially reduce the market price of our common stock.

Failure to protect our intellectual property could adversely affect our brand and business.

     The success and competitiveness of our product depends in part upon our ability to protect our current and future technology, manufacturing processes, and brand name through a combination of patent, trademark, trade secret and unfair competition laws, and our failure to do so could seriously harm our business, financial condition and results of operations.

     Patent applications in the United States are maintained in secrecy until patents are issued, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries. Therefore, we cannot guarantee that we will be the first creator of future inventions for which we seek patents or the first to file patent applications for any of our inventions.

     Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States. We cannot be certain that:

     o    patents will be issued from future applications;

     o any future patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

     o foreign intellectual property laws will protect our intellectual property; or

     o others will not independently develop similar products, duplicate our products or design around any patents which may be issued to us.


     We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and many of our vendors, and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

     Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology, which may cause us to lose customers and revenue opportunities. In addition, pursuing persons who might misappropriate our intellectual property could be costly and divert the attention of management from the operation of our business.

Our failure to keep pace with our competitors and technological changes may result in the loss of customers and revenue opportunities.

     Other manufacturers of systems used to process and dispose of materials and wastes in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than we do. As other technologies evolve, the Plasma Converter(TM) may be rendered obsolete. To the extent that our competitors are able to offer more cost-effective technological alternatives, our ability to compete and sell the Plasma Converter(TM) could be materially and adversely affected.

We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team.

     Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel. The loss of any key employees or principal members of management could have a material adverse effect on our business and operating results. Further, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement plans for our expansion and growth. Joseph F. Longo, our Chairman, Chief Executive Officer and President, has an employment agreement with us; however, any other one of our officers or employees may terminate his or her relationship with us at any time. Our employment agreement with Mr. Longo and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations and provide for the assignment to us of all rights to any technology developed by such person during the time of his or her employment.

Due to the lengthy sales cycles of our products and services, the timing of our sales is difficult to predict and may cause us to miss our revenue expectations.

     Our products and services are typically intended for use in applications that may be critical to a customer's business. In certain instances, the purchase of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes. For these and other reasons, the sales cycle associated with the selling of our products and services typically ranges between six and eighteen months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. We may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources, or at all, because of the lengthy sales cycle for our products and services.

Our common stock has been delisted from the Nasdaq Stock Market.

     As of July 17, 2003, our common stock was delisted from the Nasdaq SmallCap Market and began trading on the NASD Over-the-Counter Bulletin Board. Since our shares are not listed for trading on the Nasdaq SmallCap Market or other national securities exchange, the trading of our shares is more difficult for investors, potentially leading to further declines in the price of our common stock. It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue-sky laws in connection with any sales of our securities.

     As a result of our trading on the NASD Over-the-Counter Bulletin Board, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we are subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

Terrorist attacks and other attacks or acts of war may adversely affect the markets on which our common stock trades our financial condition and our results of operations.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In March 2003, the United States and allied nations commenced a war in Iraq. These attacks and the war in Iraq have caused global instability in the financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition, our results of operations and the price of our common stock.

Our disclosure controls and procedures contain a material weakness which affects the ability of investors to rely on our financial statements.

     We have evaluated the effectiveness of our "disclosure controls and procedures" as such term is defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended, including the inherent limitations on the effectiveness of such controls and procedures. Based upon our evaluation, our disclosure controls and procedures contain a material weakness which affects the ability of investors to rely on our financial statements. This material weakness is the lack of the necessary corporate accounting resources. This has led to a dependence on our chief financial officer, the loss of who could impair our ability to ensure consistently complete and accurate financial reporting, as well as disclosure controls and procedures. In order to correct this deficiency, we are seeking to hire additional competent personnel to assist in the segregation of duties with respect to financial reporting and with Section 404 of the Sarbanes-Oxley Act of 2002. We believe that for the reasons described above we will be able to improve our financial reporting and disclosure controls and procedures and remedy the material weakness identified above. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, will be or have been detected.

Risks Related to This Offering

Certain current shareholders own a large portion of our voting stock which could influence decisions that may adversely affect new investors.

     Our officers, directors, and affiliates beneficially own or control approximately 11.6% of our outstanding common stock. Joseph F. Longo, an officer and director, owns approximately 10.2% of our outstanding common stock; Northshore Asset Management, LLC, an affiliate, beneficially owns approximately 19.0%; and Paradigm Group L.P., an affiliate, beneficially owns approximately 7.0% of our outstanding common stock. These shareholders may be able to influence matters requiring shareholder approval and thereby, our management and business. Cornell Capital Partners currently owns 386,956 shares of common stock and may acquire further shares upon conversion of the convertible debentures and exercise of the warrant we issued to Cornell Capital Partners pursuant to the Securities Purchase Agreement and to the extent that we utilize the Standby Equity Distribution Agreement with Cornell Capital Partners.

     This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock or our value. Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

You will experience immediate and substantial dilution, a disparity in your stock purchase price, and may experience further dilution.

     The prices of the securities in this offering will be substantially higher than the net tangible book value per share of the common stock immediately after this offering. Therefore, if you exercise your warrants you will incur immediate and substantial dilution of $1.25 per share in net tangible book value per share of common stock from the price you paid or for the warrants exercised and the equity credit line utilized would be at an average price of $2.18 per share.

Our future operating results are likely to fluctuate which may cause volatility in our stock price.

     Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results will also adversely impact management's ability to accurately project the available revenue necessary for growing our business through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

Our stock price fluctuates and accordingly you could lose all or part of the value of your shares of our common stock.

     The market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     o sales of our common stock by shareholders because our business profile does not fit their investment objectives;

     o    actual or anticipated fluctuations in our operating results;

     o the operating and stock price performance of other comparable companies;

     o    developments and publicity regarding our industry; and

     o    general economic conditions.

     In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

Future sales of a significant number of shares of our common stock may have an adverse effect on our stock price.

     There are currently available a large number of shares of common stock that are eligible for sale. The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. All of the shares sold by the selling securityholders in this offering will be freely transferable without restriction or further registration under the Securities Act, except for shares acquired by our "affiliates" as defined in Rule 144 of the Securities Act. The number of shares which may be sold in this offering that are freely transferable is 14,589,692, and the number of shares that may be sold by affiliates pursuant to Rule 144 is approximately 12,391,304.

Existing shareholders will experience significant dilution from our sale of shares under the Standby Equity Distribution Agreement.

     We are to a great extent dependent on external financing to fund our operations. Our financial needs may be partially provided from the Standby Equity Distribution Agreement. The issuance of shares of our common stock under the Standby Equity Distribution Agreement will have a dilutive impact on our other shareholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing shareholders would experience greater dilution.

Under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay less than the then-prevailing market price of our common stock, and therefore will have an incentive to sell our shares which could cause the price of our common stock to decline.

     The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 4% discount to the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the Standby Equity Distribution Agreement. In addition, Cornell Capital Partners will be paid a 5% retainer fee from each advance it makes for a total discount of 9%. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 9% discount. These sales could cause the price of our common stock to decline, based on increased selling of our common stock.


The sale of our common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

     In many circumstances, the provisions of a Standby Equity Distribution Agreement have the potential to cause a significant downward pressure on the price of a company's common stock. This is especially the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used for growth. Such an event could place further downward pressure on the price of our common stock. We may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if we use the Standby Equity Distribution Agreement to invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our common stock, the price will decline. It is not possible to predict those circumstances whereby short sales could materialize or the extent to which the stock price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock price.


The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other individuals or entities participating in this offering.

     The price in this offering will fluctuate based on the prevailing market price of our common stock on the NASD Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.


We may not be able to access sufficient funds under the Standby Equity Distribution Agreement when needed.

     We are dependent on external financing to fund our operations. Our financing needs will have to be provided largely from the Standby Equity Distribution Agreement over the next two years. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of each advance is subject to a maximum advance amount of $2 million, and we may not submit any request for an advance within five trading days of a prior request. In addition, if Cornell Capital Partners becomes unable or unwilling to honor its obligations under the Standby Equity Distribution Agreement, we would be at grave risk.


We may not be able to obtain a cash advance under the Standby Equity Distribution Agreement if Cornell Capital Partners holds more than 9.9% of our common stock.

     In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.

Cornell Capital Partners may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

     Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the shares are delivered to Cornell Capital Partners. Cornell Capital Partners may sell such shares any time after we deliver an advance notice. Accordingly, Cornell Capital Partners may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower VWAP during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell Capital Partners in respect of the advance.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus constitute "forward-looking statements". These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

     We often use these types of statements when discussing:

     o    our business plans and strategies;

     o    the expansion of our manufacturing capabilities;

     o    our anticipation of profitability or cash flow from operations;

     o our anticipation of sources of funds to fund our operations in the future;

     o    the development of our business; and

     o other statements contained in this prospectus regarding matters that are not historical facts.

     These forward-looking statements are only predictions and estimates regarding future events and circumstances and speak only as of the date hereof. Actual results could differ materially from those anticipated as a result of factors described in "Risk Factors" or as a result of other factors. We may not achieve the future results reflected in these statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

     Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

     We expect to be able to utilize approximately $20,000,000 from the sale of our common shares and our Standby Equity Distribution Agreement with Cornell Capital Partners after deducting commissions and expenses. We expect to use the net proceeds approximately as follows:

                                                               Approximate            Net
                                                                Proceeds       Percent of Total
                                                                --------       ----------------

Employee Hires.......................................           $1,200,000             6%
Inventory............................................            7,000,000            35%
Factory improvements and equipment ..................            2,000,000            10%
Nasdaq Listing ......................................              200,000             1%
Plant Operations and Consolidation ..................            2,600,000            13%
Marketing and Sales..................................            3,000,000            15%
Working capital and general corporate purposes.......            4,000,000            20%
                                                                 ---------           ----
                                                   Total       $20,000,000           100%
                                                               ===========           ====

     We believe that the net proceeds of this offering together with projected cash to be generated from operations will be sufficient to meet our cash, operational and liquidity requirements for a minimum of 36 months after the date of this offering. While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in the general economic and/or regulatory climate, and the progress and market acceptance of our technology. However, there can be no assurance that the net proceeds of the offering will satisfy our requirements for any particular period of time. We anticipate that, after 36 months from the receipt of the net proceeds of this offering, additional funding may be needed. No assurance can be given that such additional financing will be available on terms acceptable to us, if at all. Pending specific application of the net proceeds of this offering, the net proceeds will be invested in short-term, investment grade, interest-bearing obligations. To the extent less than the maximum amount of shares offered hereby are sold, the use of proceeds for a particular category will be reduced proportionately.

Detail Breakdown of Use of Proceeds:

New Hires:
     4 Designers
     6 Engineers
     1 Administrative assistant for sales
     2 Senior sales consultants
     2 Finance assistants

Total Compensation and benefits included                             $1,200,000
                                                                     ==========

Inventory:
Purchase 4 power supply and torch unit                                              $4,000,000
Acquire materials for Plasma Converter(TM) Systems                                  $3,000,000
                                                                                    ----------
Total Inventory                                                      $7,000,000
                                                                     ==========
Factory improvements & Equipment:

Factory & Equipment:
     Machine Equipment             $1,000,000
     Tooling                         $600,000
     Shop Crane, Mobile Power
     Equipment/Hydraulics            $300,000
     Welding Equipment               $100,000
                                   ----------
Total Plant & Equipment                                                             $2,000,000
                                                                                    ==========

Nasdaq Listing                                                                        $200,000
                                                                                     =========
Plant Operations and Consolidations                                                 $2,600,000
                                                                                    ==========
     Relocate Corporate headquarters and manufacturing operations to one location, along with necessary upgrades to manufacturing facilities.

Marketing and Sales                                                                 $3,000,000
                                                                                    ==========

General Corporate Purposes:
     Additional CADD Stations                                                          $50,000
     Additional Media Equipment
      for customer training                                                            $75,000
     Patents                                                                          $250,000
     Accounting System                                                                $125,000
                                                                                      --------

Total General Corporate Purposes                                                      $500,000
                                                                                      ========

Working Capital:                                                                    $3,500,000
                                                                                    ==========

Total Use of Proceeds:                                                             $20,000,000
                                                                                   ===========

New Hires:

     Our internal Marketing & Sales need to continue to be strengthened. We intend to hire three professionals in this area. Two positions will be senior consultants for sales and the other position will be an administrative sales assistant. These additions will enhance and continue to build sales and revenues. Additionally, we need to continue building or engineering our design operation staff. These new hires will be involved in the designing requirements for the manufacturing of our Plasma Converter(TM) Systems.

Inventory:

     A portion of use of proceeds will be used for the purchase of a key component of our system. The power supply and torch system is the heart of our technology. This long lead item is required to operate our system. This component typical requires a 5-7 months delivery schedule. By being able to purchase this unit in advance, it will allow us to shorten system delivery cycle to the customers. In addition, we will purchase other key components or materials that have long lead items, such as the refractory bricks and consol for the system.

Factory Improvements and Equipment:

     To improve production and efficiencies, we need to upgrade and acquire certain equipment necessary for the production and assembly of our Plasma Converter(TM) Systems. Listed above are the principal items of equipment.

Nasdaq Listing:

     We were listed on Nasdaq SmallCap in 2003, however we were delisted for not meeting some of the listing requirements. With this infusion of capital we believe that we will shortly qualify for Nasdaq SmallCap and intend to reapply for listing. We understand that this is an important consideration for our investors and agree this is an important consideration for our shareholders.

Plant Operations and Consolidation:

     We believe to become more efficient, improve communications and in the long term save money, it is important that we consolidate our manufacturing and corporate operations. It is our intention to consolidate all of our operations to one location. This location will be the state of the art manufacturing facility for our Plasma Systems, our corporate headquarters, and our demonstration and research facility.

General Corporate Purposes:

     To improve the internal and external communications we need to upgrade our current accounting, engineering and production systems. We have identified an accounting/project system that will meet our entire project costs controls as well as report all of our accounting requirements timely and efficiently. In addition we need to add more work stations for our engineering department; we need to license additional CADD modules as our engineering department grows over the next six months. We also need to fund and complete our patents that are currently pending and also apply for additional patents as it relates to our technology.

Working Capital:

     The remaining funds will be used for general working capital.

     We will not receive any proceeds from the sale of securities by the selling securityholders hereto. We may receive cash proceeds to the extent any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the amount of approximately $1,600,000.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the NASD Over-The-Counter Bulletin Board under the symbol "STHK.OB" since July 2003. From November 2000 though July 2003, our common stock was trading on the Nasdaq SmallCap Market. The last reported sale price for our common stock on February 23, 2006 was $2.27.

     The table below sets forth the high and low sale prices for our common stock during the periods indicated:

                                                 Price Range of Common Stock
                                                 ---------------------------
                                                     High             Low
                                                     ----             ---
     Fiscal year ended October 31, 2002
     First Quarter                                  $3.67           $1.95
     Second Quarter                                  3.63            2.47
     Third Quarter                                   3.38            1.40
     Fourth Quarter                                  2.05            1.20

     Fiscal Year ended October 31, 2003
     First Quarter                                  $1.28           $0.84
     Second Quarter                                  1.55            1.03
     Third Quarter                                   1.30            0.77
     Fourth Quarter                                  1.45            1.00

     Fiscal Year ending October 31, 2004
     First Quarter                                  $4.55           $1.15
     Second Quarter                                  4.85            3.30
     Third Quarter                                   4.88            2.85
     Fourth Quarter                                  4.53            3.30

     Fiscal Year ending October 31, 2005
     First Quarter                                  $4.39           $3.10
     Second Quarter                                  3.70            1.85
     Third Quarter                                   3.40            2.15
     Fourth Quarter                                  3.15            2.25

                                                       Closing Price
                                                       -------------

     First Quarter Ended                             High             Low
     -------------------                             ----             ---
       January 31, 2006                             $2.65           $1.61

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We anticipate that any future earnings will be retained to finance our operations and for the growth and development of our business. Accordingly, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future. Additionally, our Articles of Incorporation provides that no dividends may be paid on any shares of common stock unless and until all accumulated and unpaid dividends on our shares of preferred stock have been declared and paid in full. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of October 31, 2005. Our capitalization is presented:

     o    on an actual basis; and

     o as adjusted to reflect the of the $20 million common stock credit line and the exercise of the warrants being registered which would equal approximately $6,098,404, and the $2,300,000 Convertible Debenture converted into common stock.

                                                                                       October 31, 2005
                                                                                      Actual       As Adjusted
                                                                                      ------       -----------
        Long-term debt                                                                  $0                 $0
        Short-term debt                                                          2,321,013                242
                                                                                 ---------                ---
                                                                                 2,321,013                242
                                                                                 =========                ===
        Stockholders' equity


        Common stock;  800,000,000 (no par value) shares authorized;
            18,641,569 shares issued and outstanding at October 31, 2005        25,142,363         54,229,814
        Additional paid-in capital                                               1,742,745          1,742,745
        Deferred Offering Costs                                                   (990,000)                --
        Accumulated deficit                                                    (24,242,232)       (26,391,713)
                                                                              ------------       ------------

        Total stockholders' equity                                              $1,652,876        $29,580,846
                                                                                ----------        -----------
        Total capitalization                                                    $3,973,889        $29,581,088
                                                                                ==========        ===========

     The number of shares of common stock reflected as issued in the table above, both on an actual basis and on an adjusted basis does not reflect the following:

     o 1,819,500 shares of common stock issuable upon the exercise of options issued at a weighted average exercise price of $3.47 per share under our 1995 and 2000 Stock Option Plans;

     o Warrants to purchase 1,940,520 shares of our common stock at an average price of $4.03 per share.

                                    DILUTION

     You will incur immediate and substantial dilution of $1.25 per share in net tangible book value per share of common stock from the price you paid. Net tangible book value per share is determined by dividing the total number of shares outstanding of common stock into the difference between total tangible assets less total liabilities. This dilution will reduce the value of your investment.

     At October 31, 2005, our net tangible book value was $1,161,671, or $0.06 per share on an actual basis. After giving effect to the issuance of all of the 13,046,748 common shares at an average price of $2.18 per share, and after deducting offering expenses, as if this offering had been completed as of October 31, 2005, our pro forma net tangible book value on October 31, 2005 would be approximately $29,580,846, or $0.93 per share.

     This represents an immediate increase in the net tangible book value of approximately $0.87 per share to our existing shareholders, and an immediate and substantial dilution of $1.25 per share to new investors. The following table illustrates this per-share dilution:

     In the event that investors exercise warrants or purchase shares of common stock in excess of $2.18, dilution to these new investors may be greater.

 Weighted Average price of common stock warrants and credit line.........$2.18
     Net tangible book value as of October 31, 2005.............$0.06
     Increase attributable to new investors.....................$0.87
 Pro forma net tangible book value after this offering...................$0.93

 Dilution to new investors...............................................$1.25

     The following table summarizes, as of October 31, 2005 on a pro forma basis described below, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by officers, directors, promoters and affiliated persons ("existing shareholders") for common stock acquired since 1995 and by new investors purchasing shares of common stock in this offering:

                                            Shares Purchased              Total Consideration        Average
                                            ----------------              -------------------       Price per
                                          Number        Percent             Amount       Percent      Share
                                          ------        -------             ------       -------      -----

        Existing shareholders             18,641,569     56.1%            $25,895,108      47.7%      $4.39
        Escrow shares                     10,100,000     30.4%                     $0         0%
        New investors                      4,489,692     13.5%            $28,398,404      52.3%      $1.78
                                          ----------    -----             -----------     -----
        Total                             33,231,261    100.0%            $54,293,512     100.0%
                                          ==========    =====             ===========     =====

     The discussion and tables above give no effect to the exercise of the 1,940,520 warrants at an average exercise price of $4.03 per share. As of October 31, 2005, options to purchase an aggregate of 1,819,500 shares were issued at a weighted average exercise price of $3.47 per share. They have not been included in the above tables and discussion. In addition, 216,000 shares are available for future option grants under our stock option plans. To the extent any of these options are exercised and any additional options are granted and exercised, there will be further dilution to new investors.

                             SELECTED FINANCIAL DATA

     The following selected financial information should be read in connection with our consolidated financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data" which are incorporated herein by reference. The statement of operations data for the fiscal years ended October 31, 2002, 2003, 2004 and 2005 and the balance sheet data as of October 31, 2002, 2003, 2004 and 2005 have been derived from audited consolidated financial statements included in this prospectus. The statement of operations data for the fiscal years ended October 31, 2001 and 2002 and the balance sheet data as of October 31, 2001 and 2002 have been derived from audited consolidated financial statements, some of which are not included in this prospectus.

                                                             Year Ended October 31,
                                            --------------------------------------------------
Statement of operation data:                2001       2002      2003        2004        2005
----------------------------                ----       ----      ----        ----        ----
                                                   (in thousands, except per share data)
Revenues.............................      $2,400       $136        $70     $1,709       $290
Cost of revenues                            1,463        466         49        629         69
                                            -----        ---         --        ---         --
Gross profit/(loss)..................         937       (330)        21      1,080        221
Operating expenses:
General and administrative expenses..       2,371      2,636      1,999      2,460      3,073
Research and development expenses....         151        161        310        353        338
Selling expenses.....................         853        911        789        929        871
                                              ---        ---        ---        ---        ---
Total operating expenses.............       3,375      3,708      3,098      3,742      4,282
                                            -----      -----      -----      -----      -----
Loss from operations.................      (2,438)    (4,038)    (3,077)    (2,662)    (4,061)
Other expense (income):
Interest expense.....................          15         13          7          2         19
Other expense (income)...............        (182)      (149)       338        (30)      (423)
                                             -----      -----       ---        ----      -----

Loss before income taxes.............      (2,271)    (3,902)    (3,422)    (2,634)    (3,657)
Income tax expense...................          28         13          0         12         22
                                               --         --          -         --         --
Net loss.............................     $(2,299)   $(3,915)   $(3,422)   $(2,646)   $(3,679)
                                          ========   ========   ========   ========   ========
Net loss per share -basic............       (0.30)     (0.40)     (0.29)     (0.16)     (0.21)
                                          =======     ======    =======     ======     ======
Weighted-average shares outstanding -
basic and diluted....................       8,359      9,746     11,641     16,872     17,921


                                                            Year Ended October 31,
                                            --------------------------------------------------
Balance Sheet Data:                         2001       2002      2003        2004       2005
------------------                          ----       ----      ----        ----       ----
                                                             (in thousands)
Cash and cash equivalents                  $2,207       $509     $2,601     $2,401      $2,490
Working capital                             2,096        369      1,446      1,461      (1,069)
Total assets                                4,663      3,138      4,885      4,957       5,634
Total shareholders' equity                  3,922      2,394      3,388      3,621       1,653
Long-term obligations                          43         13          4          0           0

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus. Our discussion contains forward-looking statements based upon our current expectations that involve risks, and our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Critical Accounting Policies

     Use of Estimates in the Preparation of Financial Statements. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accounts receivable reserves, marketable securities, valuation of long-lived and intangible assets accounting for joint ventures and software development. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The following accounting policies are deemed critical to the understanding of the consolidated financial statements included under Item 8 -- Financial Statements and Supplementary Data.

     Going Concern -- The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of us as a going concern. We have suffered significant recurring operating losses and need to raise additional capital in order to be able to accomplish our business plan objectives.

     We have historically satisfied our capital needs primarily by the sale of equity securities. On September 15, 2005, we entered into a Securities Purchase Agreement and a Standby Equity Distribution Agreement with Cornell Capital Partners and its affiliates ("Cornell"). The Securities Purchase Agreement provides for Cornell to purchase up to $2,300,000 of Secured Convertible Debentures. This entire amount was funded during September and October 2005. The Standby Equity Distribution Agreement requires Cornell, at our option, to purchase up to an aggregate of $20,000,000 of our common stock over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission ("SEC").

     On November 22, 2005, we entered into a stock purchase agreement with Mercatus & Partners, Limited ("Mercatus"). Pursuant to the Purchase Agreement, we will sell to Mercatus an aggregate of 2,816,900 shares of common stock (the "Shares"), no par value per share ("Common Stock"), for an aggregate purchase price of $5,000,000. Mercatus will have up to thirty days from the date of the delivery of the Shares to Brown Brothers Herriman, the custodial bank, to tender the purchase price to us. We have not yet received any proceeds pursuant to this agreement. In connection with the Purchase Agreements, we will pay to e3 Energy Company a one-time finder's fee consisting of the following: (a) five year warrants to purchase shares of Common Stock for cash in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements at an exercise price per share of $3.00, which warrants shall not be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Purchase Agreements, and (c) restricted shares of Common Stock in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements.

     During December 2005, we received $703,000 to commence manufacturing a 10 ton-per-day Plasma Converter System. We expect to begin manufacturing in February 2006 with the delivery scheduled for a date later in the year. The contract calls for a fixed schedule of payments to be made to us during the manufacturing cycle.

     If we are unable to raise sufficient additional capital, we will have to develop and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. These factors continue to raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Inventories--Inventories, which are stated at the lower of cost or net realizable value, consist of inventory held for resale to customers. Cost is determined on the first-in, first-out basis and includes freight and other incidental costs incurred. Judgment is involved in evaluating backlog and in assessing the recoverability of inventory held at the balance sheet date. We provide inventory allowances based on the determination of excess and obsolete inventories as determined through the evaluation of future sales and changes in technology.

     Research and Development Costs--Research and development costs are expensed as incurred.

     Derivative Financial Instruments--Warrants and embedded conversion options are accounted for under EITF issue No. 00-19 "Accounting for Derivative Financial Instruments Index to and Potentially Settled in a Company's Own Stock" and EITF 05-4, View A "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument". Due to certain factors and the liquidated damage provision in the registration rights agreement, we determined that the embedded conversion option and the warrants are derivative liabilities. Accordingly the warrants and the embedded conversion option will be marked to market through earnings at the end of each reporting period. The warrants and the conversion option are valued using the Black-Scholes valuation model. Actual period closing common stock prices, applicable volatility rates and period close risk-free interest rates for the contractual remaining life of the contracts are key components used in the Black-Scholes valuation model.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of--We review the valuation of long-lived assets, including property and equipment and capitalized equipment, under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". We are required to assess the recoverability of long-lived assets and capitalized equipment costs whenever events and circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

     o significant underperformance relative to expected historical or projected future operating results;

     o significant changes in the manner of our use of the acquired assets or the strategy of our overall business;

     o    significant negative industry or economic trends; and

     o    significant decline in our stock price for a sustained period.

     In accordance with SFAS No. 144, when we determine that the carrying value of applicable long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we evaluate whether the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of that asset. If such a circumstance exists, we would measure an impairment loss to the extent the carrying amount of the particular long-lived asset or group exceeds its fair value. We would determine the fair value based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. In accordance with SFAS No. 144, when we determine that the carrying value of certain other types of long-lived assets may not be recoverable we evaluate whether the

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unamortized cost exceeds the expected future net realizable value of the products. If the unamortized costs exceed the expected future net realizable value of the products, the excess amount is written off.

Off-Balance Sheet Arrangements

     As of February 27, 2006, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in financial conditions, result of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Results of Operations

Comparison of Fiscal Years Ended 2005 and 2004

     Revenues. Our total revenues were $290,087 for the fiscal year ended October 31, 2005, as compared to $1,708,768 for the same period in 2004, a decrease of $1,418,681, or 83.0%. In fiscal 2005, our revenues were derived primarily from the amortization of distributorship agreements established in Australia, China and the Caribbean. Additional revenues were received from Mihama for the reinstallation of our plasma system in Kobe, Japan. In fiscal 2004, we delivered components and system modifications to Mihama, as well as contracted spare parts. Additional revenue resulted from distributor agreements located in Australia and Puerto Rico.

     Gross profit. Our gross profit was $221,369, as compared to a gross profit of $1,080,012 for the fiscal year ended October 31, 2004, a decrease of $858,643, or 79.5%. The gross margins for 2005 were realized by amortization of distributorship agreements established in Australia, China and the Caribbean. Additional revenues were received from Mihama for the reinstallation of our plasma system in Kobe, Japan. The gross margin increase for the fiscal year ended October 31, 2004 was a result of higher than expected margins on the components as well as the spare parts for the Mihama Project. Our margins were also positively impacted from the amortization of our distributorships.

     General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2005 were $2,672,781 compared to $2,251,881 for the same period in 2004, an increase of $420,900, or 18.7%. The Company incurred increased expenses related to a financing arrangement (+35,944), higher utility expenses (+11,327), increased rents (+38,254), office expenses (+40,981), and higher stockholder relations expenses (+66,129).

     Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2005 were $337,898, compared to $353,099 for fiscal 2004, a decrease of $15,201, or 4.3%, from the same period in 2004. These decreased expenditures are a result of lower allocation expenses.

     Selling expenses. Our selling expenses for fiscal year ended October 31, 2005 were $871,246, compared to $928,619 for the same period in 2004, a decrease of $57,373, or 6.2%, for the similar period in 2004. The decreased costs in 2005 were related to lower marketing expenses and a reduction in selling expense allocation.

     Interest income. Our interest income for the fiscal year ended October 31, 2005 was $26,071, as compared to $29,491 in the same period in 2004, a decrease of $3,420, or 11.6%. The decrease is due to lower average cash balances.

     Other income. Our other income for the year ended October 31, 2005 was $454,035, as compared to $0 in the same period in 2004. The increase was a direct result of our grant proceeds received from the Department of Energy.

     Income taxes. Income taxes for the fiscal year ended October 31, 2005 were $22,189, as compared to $12,473 in the similar period 2004. The taxes paid in 2005 and 2004 resulted from state taxes on equity requirements. We have minimal

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


tax obligations due to the fact that we have not had profitability to this point. We have loss carryforwards of approximately $22 million to offset against future profits.

Comparison of Fiscal Years Ended 2004 and 2003

     Revenues. Our total revenues were $1,708,768 for the fiscal year ended October 31, 2004, as compared to $70,000 for the same period in 2003, an increase of $1,638,768 or 2,341.1%. In fiscal 2004, we delivered to Mihama components and system modifications, as well as contracted spare parts. Additional revenue resulted from distributor agreements located in Australia and Puerto Rico. There were no Plasma Converter(TM) Systems shipped in fiscal year 2003 and revenues were limited to testing for Concurrent Technologies Corporation ("CTC").

     Gross profit. Our gross profit was $1,080,012 for the fiscal year ended October 31, 2004 as compared to a gross profit of $21,324 for the same period in 2003, an increase of $1,058,688 or 4,964.7%. The gross margin increase for fiscal year 2004 was a result of higher than expected margins on the components as well as the spare parts for the Mihama Project. Our margins were also positively impacted from the amortization of our distributorships. The gross margin increase for fiscal year 2003 was a result of the completion of the CTC demonstration program.

     General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2004 were $2,460,013 compared to $1,998,893 for the same period in 2003, an increase of $461,120, or 23.1%. This increase resulted from the higher legal fees, public relations, consulting fees, office expenses and higher insurance costs.

     Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2004 were $353,099, compared to $310,219 in fiscal 2003, an increase of $42,880 or 13.8%, from the same period in 2003. These increased expenditures are a result of costs incurred for the preparation for the Department of Energy program as well as other internal projects.

     Selling expenses. Our selling expenses for the fiscal year ended October 31, 2004 were $928,619 compared to $789,133 for the same period in 2003, an increase of $139,486 or 17.7%, for the similar period in 2003. The increased costs in 2004 were related to the hiring of additional sales and marketing personnel, as well as travel and associated expenses relating to various marketing projects.

     Interest income. Our interest income for the fiscal year ended October 31, 2004 was $29,491, as compared to $9,220 in the similar period in 2003, an increase of $20,271 or 219.8%. The increase is due to higher cash balances and higher interest rates earned on our investments resulting from the Federal Reserve raising short-term interest rates.

     Income taxes. Income taxes for the fiscal year ended October 31, 2004 were $12,473 as compared with a credit balance of $143 in the similar period in 2003. The taxes paid in 2004 resulted from state taxes on equity requirements. The tax credit balance for fiscal year 2003 was a result of refunds received. We have minimal tax obligations due to the fact that we have not had profitability to this point. As of October 31, 2004, we had loss carryforwards of approximately $18.5 million to offset against future profits.

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


Project Update

The Mihama Plasma Converter in Japan

     The system, now owned by Mihama, has been installed in the Kobe, Japan facility and has been systemized. Over the past few months, we have dispatched our field technical teams to ensure full system operations. Mihama, Inc. is presently acquiring the appropriate PCB (polychlorinated byphenyls) to initiate the testing program. As our Japan distributor, Mihama will also use the system to support its Startech sales and marketing operations and be able to demonstrate a Plasma Converter(TM) System in a commercial operation to its customers.

Poland

     The initial contracts signed in Poland are still pending project funding and remain in the financial development stage, however two of the contracts previously announced are being modified to increase their size and designated waste streams.

     - The Eko Plasma project is expanding beyond a 10 TPD into a Plasma Converter(TM) Processing Facility that will now incorporate various waste streams including both Municipal Solid Waste (MSW) and various hazardous wastes including Medical and Industrial waste from surrounding municipalities.

     - The Ekologia project previously announced will be increased from 10 TPD to 100 TPD Plasma Processing Facility that will process animal meal and hazardous waste. This Plasma Converter(TM) System will be operated to increase the selected output gas which will be sold to the neighboring chemical plant.

     The Chempol project previously announced is continuing with the initial 10 TPD Plasma Converter.

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


     The two 300 TPD Plasma Converter Processing Facilities contracts signed with Eco Group of America, Inc. are undergoing financing and the structuring of waste and power contracts within Poland. The contracted business entities have changed project ownership and we currently are in discussion with Eco-Group of America for contract scope modification and assignment. The project sites have been approved as initially announced and remain the same.

     Multiple new projects are being developed in Poland to process wastes ranging from MSW to Pesticides.

DOE Contract

     The DOE testing Phase I has been completed and the final technical report is being finalized for issue to DOE. Phase II testing has been approved and this effort has been initiated. This new scope will extend the project test program through 2006 and further develop the quality of the StarCell ceramic membrane technology.

Australian Contracts

     A new distributor has been established in Australia to service the markets in both New Zealand and Australia. The Distributor has initiated down-payments for their 10 TPD Plasma Converter System and has acquired a permitted facility.

     In addition, the Agreement also requires PlasmaTech to make annual purchases of Startech Plasma Converter(TM) Systems to maintain the Distributorship.

Recent Developments

     The following provides updates to certain projects and other events that have transpired since those announced in the our year end report on Form 10-K for the year ended October 31, 2005 and current report on Form 8-K as filed with the Securities and Exchange Commission on August 13, 2005.

Mihama Japan -

     The system in Kobe, Japan is operational and Mihama is in the final stage to initiate PCB testing. We will support this testing by sending our field technicians to Kobe, Japan upon notification from Mihama that the testing will be initiated. A significant part of this effort on our part will be re-certification of the Mihama, Inc. system operators.

DOE StarCell Test Program -

     During this reporting period, we have completed the operational testing and analysis for the coal and surrogate Municipal Solid Waste (MSW) feedstocks. Detailed analysis has been conducted and reported by independent laboratories and the StarCell membrane has been performance baselined. We are preparing the final technical report for DOE and it will be issued shortly. As indicated previously, the 2nd Phase of StarCell performance testing has been approved and funded by DOE for continuing effort in 2006. We have initiated this effort.

Vitech -

     The customer will be processing 20,000 pounds per day of Reverse Logistic Pharmaceuticals. Reverse Logistic Pharmaceuticals are items such as expired drugs and medications from retailers and manufacturers that must be destroyed. Vitech expects to break ground on construction and place an order for their first 10 ton per day system within six months.

GlobalTech -

     On October 3, 2005, we entered into an agreement with GlobalTech Environmental Incorporated ("GlobalTech") of Central, Hong Kong, with offices in Shanghai, Beijing and Changzhou in China as its exclusive distributor for the Peoples Republic of China. We have received $250,000 as the cash fee for that

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


Distributorship. The Distributorship Agreement requires GlobalTech to purchase its first 25 ton-per-day Plasma Converter(TM) System (PCS), or larger, by June 30, 2006. The Agreement also requires GlobalTech to purchase $40 million worth of Startech Plasma Converter(TM) Systems by March 27, 2007 and also $150 million worth of Plasma Converter(TM) Systems each year for the following ten years as a minimum to maintain the Distributorship.

     GlobalTech will be managing the Distributorship with its principal operating partner the Jingu Group. Jingu is a company with diversified businesses in urban infrastructure development and planning, construction and also environmental engineering. The Jingu world headquarters is located in Changzhou, Jiangsu on the east coast of China near Shanghai.

Stock Purchase Agreement -

     On November 22, 2005, we entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement (collectively, the "Purchase Agreements") with Mercatus & Partners, Limited ("Mercatus"). Pursuant to the Purchase Agreements, we will sell to Mercatus an aggregate of 2,816,900 shares of common stock (the "Shares"), no par value per share ("Common Stock"), for an aggregate purchase price of $5,000,000. Mercatus will have up to thirty days from the date of the delivery of the Shares to Brown Brothers Herriman, the custodial bank, to tender the purchase price to us. The shares have been placed in escrow. We have not yet received any proceeds pursuant to this agreement.

     In connection with the Purchase Agreements, we will pay to e3 Energy Company a one-time finder's fee consisting of the following: (a) five year warrants to purchase shares of Common Stock for cash in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements at an exercise price per share of $3.00, which warrants shall not be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Purchase Agreements, and (c) restricted shares of Common Stock in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements.

     These issuances are exempt from registration by virtue of Regulation S of the Securities Act of 1933, as amended, because Mercatus is not a U.S. Person (as defined under Regulation S), not purchasing the Shares for the account or benefit of a U.S. Person, the purchase was made in an "offshore transaction" and there were no "directed selling efforts" in the United States.

AEN -

     On December 5, 2005, we announced that we have formed a Strategic Alliance Agreement with Ansaldo Energia S.p.A. ("AEN"), having its principal place of business at Genova, Via Nicola Lorenzi 8, Italy, to mutually obtain commercial contracts that utilize our and AEN's, resources, equipment, expertise, know-how and experience to produce sales that include their mutual capabilities.

     We and AEN have agreed that it is in the mutual interest of both parties to work together to produce the joint development of initiatives, both technical and commercial, for the sales of Startech's Plasma(TM) Converter Systems and/or turnkey plants incorporating our proprietary technology for waste destruction and remediation, the production of energy by use of the fuel produced by our technology, the development of joint R&D programs to enhance the potential of our technology and the employment of AEN's financial resources.

     AEN is an energy and power generation company providing an entire power generation spectrum including, financing, manufacturing, plant engineering, full-turnkey project planning and development, engineering construction, plant operations, field service and maintenance.

     With more than a hundred years of power generation experience and an installed capacity exceeding 160,000 MW in over 90 countries, its major strengths are its global reach, a full service organization and a flexible approach to project developments. AEN is a subsidiary of the Finmecannica Group, an engineering and aerospace/defense group based in Italy.

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


PlasTech Solutions

     On January 3, 2006, we announced that Plastech Solutions, Ltd. has paid us $703,000 to commence manufacturing for Plastech's purchase of a 10 ton-per-day Plasma Converter(TM) System. We will begin manufacturing the System on February 6, 2006 with the delivery scheduled for a date later in the year. The contract calls for a fixed schedule of payments to be made to us during the manufacturing cycle.

     PlasTech Solutions, Ltd. of New South Wales, Australia is our exclusive distributor for Australia, New Zealand and Oceana. Its $703,000 payment does not include the $250,000 that Plastech paid to us for the Distributorship. The Startech 10 TPD Plasma Converter in the PlasTech territory will be processing an assortment of industrial and institutional wastes.

     On February 2, 2006, we announced that the 10 ton-per-day Plasma Converter(TM) System for Plastech Solutions, Ltd. has been put into production. Delivery is scheduled for a date later in the year.

Effects of Inflation

     Due to the low rate of inflation there has been very little effect on our net revenues for fiscal 2005.

Liquidity and Capital Resources

     We had a net working capital deficiency of $1,069,350 as of October 31, 2005 and had cash and cash equivalents of $2,489,529 as of October 31, 2005.

     Working capital was provided primarily from private placements, the Cornell debenture, security deposits and DOE testing that were completed in 2005, from which we raised net proceeds of $ 4,146,819 after expenses. We have and will continue to be dependent upon the deposits and progress payments from the sale of equipment and the private sale of securities. It is anticipated that our capital requirements for future periods will increase and our future working capital needs will be obtained from the above sources as well as additional private placements, demonstration and testing programs, joint development programs, build own and operate facilities, and from cash generated from the operations of our business.

     We believe the completed private placements which raised over $1,573,000 after expenses will provide enough operating capital to sustain company operations at the current level for more than one year. It must be noted, however, that if the progress payments are not received in a timely manner or additional sales of Plasma Converters or funding is not available we may have to significantly cut expenses to maintain our operations.

     We have historically satisfied our capital needs primarily by the sale of equity securities. On September 15, 2005, we entered into a Securities Purchase Agreement and a Standby Equity Distribution Agreement with Cornell Capital Partners and its affiliates ("Cornell"). The Securities Purchase Agreement provides for Cornell to purchase up to $2,300,000 of secured convertible debentures, of which $1,150,000 was funded within five business days of the date of the Securities Purchase Agreement and the balance was funded on October 19, 2005. The debentures mature September 2006, require monthly interest payments at a rate of 10% per annum and monthly principal payments commencing January 2006. We can prepay the debentures at anytime upon three days written notice. If our common stock is trading above the conversion price at the time of the prepayment, we must pay a 20% premium. The debentures are secured by substantially all of our assets and shares of our common stock as discussed below.

     The Securities Purchase Agreement requires us to file a registration statement within 30 days of the date of the agreement and to use our best efforts to have the registration statement declared effective by the Securities and Exchange Commission within 120 days of the date of the agreement. In the event the registration statement is not filed or declared effective within the prescribed time periods, we will be required to pay liquidated damages as defined under the agreement.

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     The debentures are convertible by Cornell Capital Partners at any time at a conversion price of $1.84 per share of common stock.

     In connection with the issuance of the debentures, we issued to Cornell Capital Partners a warrant to purchase 650,000 shares of our common stock for a period of three years with an exercise price per share of $2.53. The gross proceeds of $2,300,000 were recorded net of a discount of $2,168,995. The debt discount consisted of a $897,121 value related to the warrants and $1,271,874 value related to the embedded conversion option. The warrants and the embedded conversion option was accounted for under EITF issue No. 00-19 "Accounting for Derivative Financial Instruments Index to and Potentially Settled in a Company's Own Stock" and EITF 05-4, view A "The effect of a Liquidated Damages Clause on a Freestanding Financial Instrument". Due to certain factors and the liquidated damage provision in the registration rights agreement, the Company determined that the embedded conversion option and the warrants are derivative liabilities. Accordingly the warrants and the embedded conversion option will be marked to market through earnings at the end of each reporting period. The warrants and the conversion option are valued using the Black-Scholes valuation model.

     We paid a fee of $230,000 (10% of the purchase price), one-time structuring fees equal to $30,000 and other fees of $27,554 in connection with the Convertible Note. These fees were recorded as deferred financing costs and charged to interest expense through the maturity date of the debentures.

     In connection with the Securities Purchase Agreement, the Company and its President agreed to pledge 3,580,000 shares and 900,000 shares, respectively, to secure payment of all the obligations due under the convertible notes. Such shares are to be held in escrow until all amounts due under the convertible notes are paid in full. The Company has issued 900,000 shares of restricted common stock to its President in place of the shares of common stock being pledged pursuant to the Escrow Agreement. These shares will be held in escrow and will only be released to the President in the event any of the pledged shares are forfeited or released pursuant to the terms of the Escrow Agreement.

     The purchase price of the debentures is to be held in escrow until satisfaction of the terms and conditions of the Securities Purchase Agreement. The Standby Equity Distribution Agreement requires Cornell, at our option, to purchase up to an aggregate of $20,000,000 of our common stock over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission. When we exercise this option, Cornell Capital Partners is irrevocably bound to purchase our shares of common stock. The purchase price for each share of common stock under the Standby Equity Distribution Agreement is equal to 96% of the market price as defined in the Standby Equity Distribution Agreement. In addition to the 4% discount, Cornell Capital Partners will be paid a 5% retainer fee from each advance it makes under the Standby Equity Distribution Agreement for a total discount of 9%. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. Each request by us is limited to $2 million. We issued to Cornell Capital Partners 386,956 of our common stock as a fee for entering into the Standby Equity Distribution Agreement and issued 4,348 shares to Monitor Capital, Inc. as placement agent. Cornell Capital Partners was paid a one-time structuring and due diligence fee of $25,000.

     The amount of capital available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of the outstanding common stock at any time.

     On October 18, 2005, we entered into a series of amended agreements with Cornell Capital Partners, including, among other things, an amendment to the Securities Purchase Agreement, an Amended and Restated Secured Convertible Debenture and an Amended and Restated Standby Equity Distribution Agreement. In the amended agreements, we and Cornell Capital Partners agreed, among other things, to (a) extend the period in which monthly principal payments commence under the Amended and Restated Convertible Debenture to March 15, 2006, (b) provide that we will not make any monthly payments or redeem the Amended and Restated Convertible Debenture with proceeds received from the Amended and Restated Standby Equity Distribution Agreement, (c) provide that we may raise capital by issuing our equity securities so long as the proceeds received from the financing are used to repay all outstanding principal and interest under the Amended and Restated Convertible Debenture and if we issue our equity securities in a financing at a price less than the conversion price of the Amended and Restated Convertible Debenture, we will pay to Cornell a twenty percent redemption premium, (d) provide that we may terminate the Amended and Restated Standby Equity Distribution Agreement upon thirty days prior written notice so long as no advances are outstanding under such agreement, (e) extend for a period of ten days the time to file this registration statement and have it declared effective by the Securities and Exchange Commission, and (f) remove all references to, and agreements with, the escrow agent in connection with the Amended and Restated Secured Convertible Debenture and the Amended and Restated Standby Equity Distribution Agreement. Accordingly, the escrow agreements are no longer in effect. Upon the settlement of any shares under the Amended and Restated Standby Equity Distribution Agreement pursuant to a put, we will deliver the shares to Cornell Capital Partners and upon confirmation of Cornell receiving the shares, it will wire the funds to us.

     The amended financing agreements with Cornell Capital Partners prohibit us from repaying the convertible debenture by using the proceeds received from the sale of shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

     On November 22, 2005, we entered into a stock purchase agreement with Mercatus & Partners, Limited ("Mercatus"). Pursuant to the Purchase Agreement, we will sell to Mercatus an aggregate of 2,816,900 shares of common stock (the "Shares"), no par value per share ("Common Stock"), for an aggregate purchase price of $5,000,000. Mercatus will have up to thirty days from the date of the delivery of the Shares to Brown Brothers Herriman, the custodial bank, to tender the purchase price to us. We have not yet received any proceeds pursuant to this agreement. In connection with the Purchase Agreements, we will pay to e3 Energy Company a one-time finder's fee consisting of the following: (a) five year warrants to purchase shares of Common Stock for cash in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements at an exercise price per share of $3.00, which warrants shall not be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Purchase Agreements, and (c) restricted shares of Common Stock in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements.

     As described more fully under "Liquidity and Capital Resources" above, our sources of capital are primarily cash on hand, cash from operating activities, project financing, debt financing, funding from the sale of our equity securities under a Standby Equity Distribution Agreement with Cornell Capital Partners described above, and the proceeds from the sale of certain assets. We believe that continuing operations for the longer term will be supported primarily through anticipated growth in revenues and, if necessary, through additional sales of our securities. Our management is continuing its efforts to secure additional funds through equity and/or debt instruments. If we are unable to raise sufficient additional funds, we will have to develop and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Our investing activities have consisted primarily of short-term high quality liquid investments, with maturities of three months or less when purchased, which are considered cash equivalents. The primary investments are high quality commercial paper, U.S. Treasury notes and U.S. Treasury bills.

Qualitative and Quantitative Disclosures about Market Risk

     We develop products in the United States and market our products in North America, Japan, Europe, Asia, Africa, the Middle East, South America as well as other parts of the world. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because a significant portion of our revenues are currently denominated in U. S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

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                                    BUSINESS

Overview

     We are an environmental technology company commercializing its proprietary plasma processing technology known as the Plasma Converter(TM) that achieves closed-loop elemental recycling that irreversibly destroys hazardous and non-hazardous waste and industrial by-products while converting them into useful commercial products. These products include a rich synthesis gas called PCG (Plasma Converted Gas)(TM) surplus energy for power, hydrogen, metals and silicates for use and for sale.

     Our activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter. On November 17, 1995 Kapalua Acquisitions, Inc., a Colorado corporation completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

     On November 18, 1995, our board of directors unanimously approved a change of the business purpose of Kapalua Acquisitions Inc. from one seeking an acquisition candidate to one engaged in the business of manufacturing and selling the Plasma Converter(TM) System to recover, recycle, reduce and remediate hazardous and nonhazardous waste materials. From that time to the date of this filing, we have maintained this as our principal focus.

Background

     We are an environmental technology corporation that manufactures, markets and sells a recycling system called the Plasma Converter(TM) for the global marketplace. Until January 2002, we were solely engaged in the manufacture and sale of equipment for use by others. Thereafter, we have attempted to broaden the scope of our available revenue opportunities. This change was brought about by our decision to expand our market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products. We reconsidered our stated philosophy of not engaging in the processing of feedstock materials and/or waste and decided that it was timely to seek out and include all possible market penetration strategies, including build own operate, build own transfer of ownership, and joint development projects.

     By concentrating on re-positioning us for long-term growth, we did not achieve the sales goals which we anticipated would occur in the 2003, 2004 and 2005 fiscal years. However, we believe this new way of approaching the market over time will help achieve maximum penetration in the shortest timeframe.

     We believe specific events are driving demand for our Plasma Converter. They include:

     o Increases in waste, and in particular hazardous wastes, due to rising consumer/industrial consumption and population growth in most nations.

     o Current waste disposal and remediation techniques such as landfills and incineration are becoming regulatory, socially and environmentally unacceptable.

     o A need for critical resources, such as power and water, to sustain local economies; and

     o The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

     Our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe these products will add value to our customers' business' so they can now realize revenue streams from disposal or processing fees, a reduction in material disposal costs, as well as from the sale of resulting commodity products and services. Alternatively, this will allow our customers to generate a valuable product while at the same time using a zero cost basis, or revenue generating source of raw material (waste). The costs of hazardous waste treatment and disposal methods continue to rise, and now range approximately from $900 to more than $2,000 per ton. This does not include the additional processing, handling, packaging, insurance and management costs sustained by the hazardous waste generator within its facility prior to final disposal.

     Since 1995, we have been actively educating and promoting to our customers the benefits of the Plasma Converter(TM) over other forms of waste remediation technologies. Ongoing education of the public and government is continuing. Like most new technologies we have been met with varying degrees of resistance. A rising comfort level with our Plasma Converter(TM) technology resulting in part from our educational and informational efforts has created additional awareness in the marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including facility ownership or management.

     Our business model and its market development strategies arise from our mission, which is to change the way the world views and employs discarded materials. What many would now call waste we view as a feedstock. We expect to achieve this objective by strategically marketing a series of products and services emanating from the core Plasma Converter(TM) technology, resulting in saleable fossil fuel alternatives while providing a safer and healthier environment. This strategy will be implemented through Plasma Converter(TM) sales with after sales support and service, build own operate/build own transfer of ownership facilities, joint development projects and engineering services.

Markets

     We view the future of our business as divided into three key market segments; power/energy, waste remediation, and engineering services. Projects are generally categorized according to the specific or stated objective of the customer, waste remediation or power generation. A customer may have a need to remediate a particularly onerous waste such as PCBs but has no need to produce commodity products. The goal is to simply get rid of waste. That would be considered a waste remediation project. Conversely, a customer in an area with limited or high cost power may want to select a waste stream to give the greatest amount of Plasma Converted Gas (TM) with which to produce power to run his system or for other power uses. The production of power is the desired benefit and the feedstock (waste material) selected is chosen for the highest quality commodity product produced, in this case electric power. The market for our Plasma Converter(TM) System is for on-site use by industrial, institutional and government facilities, and also for commercial facilities that process waste under contract.

     Our market for the sale of Plasma Converter(TM) Systems will be made up of sales to:

     A)   Generators of waste; and

     B)   Processors of waste

     Our revenues and profits are produced by:

     (1) the sale of our systems that may also include a continuing, revenue-producing "tolling fee" for each pound of material processed; and

     (2) building and owning commercial Plasma Converter(TM) facilities operated separately by us or in partnership.

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Power/Energy

     This segment includes projects that incorporate equipment that create power/energy products to work in conjunction with our core Plasma Converter(TM) technology. Distributed power requirements and peak power demands have identified expanded opportunities. With energy prices reaching record levels during 2005, we believe our technology will become more attractive to energy companies producers and companies that require a great amount of energy.

Waste Remediation

     This part of our business includes projects where the emphasis of the customer is to dispose of its waste material in an environmentally responsible, and cost effective, manner. Waste material disposal costs vary greatly depending on the composition of the waste. We are specifically targeting customers that will receive the most economic gain from using our technology. Examples of such waste streams are:

     o    Medical waste
     o    Pharmaceutical waste
     o    PCBs
     o    Municipal solid wastes
     o    Incinerator ash
     o    Biological contaminants
     o    Sewer and power-plant-scrubber sludge
     o    Paints and solvents
     o    Electronic industry waste
     o    Contaminated soils
     o    Asbestos and other hazardous waste streams

     We further delineate these markets into the following categories:

     o    Onsite Treatment - Includes:

          -    Hospitals and medical centers.
          - Industrial hazardous waste generators such as petrochemical, chemical, refining, and metals companies.
          -    Industrial hazardous waste processors.
          - Government agencies such as Department of Defense and the Department of Energy.

     o Offsite Treatment (at an integrated waste management facility) - Includes waste management and/or transport companies.

     o Mobile Treatment - Includes all of the above who value the ability to move quickly from site to site.

Sales Strategy

     Central to our growth strategy is maximizing market penetration and reducing the barriers of entry while optimizing our revenue sources. To achieve that objective, we have identified three key marketing strategies that make up the overall model. They are:

     1. Equipment Sales: We will continue to be a direct seller of our products to customers who prefer to purchase and operate our equipment. We will sell our Plasma Converter(TM) and associated equipment to a customer with no equity position in the project. However, we will offer Long Term Service Agreements to create residual or ongoing revenue in this area.

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


     2. Build Own Operate/Transfer Of Ownership Projects: We are actively seeking to develop opportunities to own and operate Plasma Converter(TM) facilities in various markets. These projects are attractive where long-term agreements with guaranteed waste streams and high value processing and or disposal fees are contracted for and will significantly increase ongoing revenue streams. The revenue generated by these types of projects has been shown to be up to ten times that realized from a straight equipment sale over the life of the project.

     3. Joint-Development Projects: In a joint development project, we will assume an equity position in return for a reduced purchase price on our equipment and associated engineering and management services. An additional advantage is that we receive the certainty of revenue from a direct sale along with the ability to realize future ongoing revenue from the operations of the sole source joint development company.

     An important part of our development of world markets is our sales network. We sell systems through independent representatives and distributors, which we believe helps keep sales costs variable and low. Representatives are paid a commission on sales. Distributors purchase systems, mark them up, and re-sell them to customers. Distributors are also responsible for supplying after sales parts and service.

     Marketing activities have increased substantially in the last fiscal year primarily due to expansion in the distributor, representative and customer base. The expansion has required an increase in printing, translating, audio visual, website services and shipping of marketing material. Our customer prospect and outside sales force has more than doubled during this period, as a result of this, demonstration and presentations have increased. As you mention, our revenues were $162,000 but this number is a result of the accounting treatment that we have to utilize as a result of "Distributorship Agreements". $500,000 in Distributorship agreements were booked as customer deposits during the period ending July 31, 2005 and another $250,000 was booked in September 2005. Our revenue recognition policy only allows us to recognize service revenue immediately while amortizing the remaining deposit over a 36 month period.

     Our senior management also sells directly to customers, in addition to seeking out projects for build, own, operate and build, own, transfer of ownership facilities. Such customers and projects might include large corporations with activities in many states or countries, or sovereign governments where the complexity of the bidding process on projects requires a large degree of company time and attention.

     We manufacture modular, skid-mounted systems that are transportable in standard tri-modal containers for shipment globally.

     We require down payments and progress payments to be scheduled (for direct sales and co-venture projects) so that cash flow in the manufacturing process will be positive. We will obtain project financing against guaranteed waste streams/tipping fees for Build Own & Operate (BOO) projects to fund manufacturing, shipping, and installation costs before facility startup. In addition, we will incorporate performance insurance for BOO projects to guarantee performance on the specific waste stream to be processed as well as obtaining necessary local permits to begin operation.

     Revenues will occasionally be derived from engineering services and testing. We perform paid-for engineering services, where we believe those services may lead to equipment sales.

Primary Customer

     For the fiscal year ended October 31, 2005, 63% of our revenue was derived from the amortization of distributorship agreements established in Australia, China and the Caribbean, while for the fiscal year ended October 31, 2004, 91% of our revenue was derived from Mihama, Inc.

Plasma Converter(TM) Demand

     We believe that the primary factors that create the demand for our Plasma Converters include the need for customers to:

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


     o    Reduce the costs for hazardous and toxic waste disposal;

     o Eliminate personal and organizational liability associated with hazardous and toxic waste disposal;

     o Comply with present and anticipated environmental regulations in a cost-effective manner;

     o    Recover products for use or sale; and

     o    Destroy wastes completely, safely and irreversibly.

     We believe our Plasma Converter(TM) will meet customers' needs because our system:

     o Reduces the cost and risk associated with hazardous waste generation and disposal;

     o    Performs safer than prevailing environmental standards;

     o    Converts wastes into products for use or for sale;

     o    Destroys wastes safely and irreversibly; and

     o Comes in small and large system capacities, in stationary and mobile configurations.

     A device generally referred to as a plasma torch, although there is no fire involved in the device, produces the plasma lightening-like arc in the Plasma Converter(TM) vessel to produce a plume of radiant energy. The Plasma Converter(TM) therefore is an electrically driven system that produces an intense field of radiant energy within the plasma vessel that causes the dissociation of the molecular bonds of solid, liquid, and gaseous compounds for materials of both hazardous and non-hazardous wastes. We refer to this destruction process as "molecular dissociation."

     Dissociation causes the molecules of the waste material to be separated into their elemental components (atoms), and reformed by the Plasma Converter(TM) System into special recoverable, commodity products. The process is not a combustion or burning process, and the system should not be confused with an incinerator or a vitrification process. It is the intense energy field produced by the plasma plume within the Plasma Converter(TM) vessel that drives the dissociation process.

     The Plasma Converter(TM) vessel operates at normal atmospheric pressure quietly and safely. While the interior temperature of the plasma plume is about 30,000 degrees Fahrenheit, the temperature of the refractory walls inside the vessel is maintained at about 3,000 degrees Fahrenheit and is the lowest temperature experienced within the vessel. On the average, most waste material will be dissociated or melted at temperatures exceeding 6,000 degrees Fahrenheit.

     The Plasma Converter(TM) consists of many well-proven process components currently used in the metallurgical and chemical industries. Solid wastes being fed to our system are automatically fed through an air-locked infeed port, and the feeding is ordinarily on a continuous basis. Liquids, gases and sludges can also be fed or pumped directly into the vessel through a pipe port. Bulk solids, liquids, gases and sludge may be fed in and processed simultaneously.

     The Plasma Converted Gas (PCG)(TM) a synthesis gas recovered from our system is drawn out of the vessel and put through our gas-polishing unit. The molten silicates, inorganics and metals, if any, are removed at the lower side of the Plasma Converter(TM) vessel through a melt discharge port and recovery procedure.

     Recovered products can be used or sold as commodities for use in various manufacturing processes. It is expected that most of the Plasma Converted Gas will be used as a fuel gas and to a lesser degree, as a chemical feed stock;

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


silicate materials recovered will be used in the ceramics, abrasives or the construction industries; the metallic components can be used or be readily available for sale with little or no additional processing. There is a newly developing interest in PCG(TM) to produce hydrogen by use of our patented StarCell(TM) system. The economic justification for the use of our systems in hazardous waste applications does not depend on any revenues from the use or sale of the recovered commodity products, but the emergence of StarCell(TM) Hydrogen may modify that attitude.

Recovered Commodity Products

     The Plasma Converter(TM) processes the wastes (matter) in such a way that the elemental components of the feedstock can be recovered from one to three distinct phases:

     (1)  synthesis gas (PCG(TM), Plasma Converted Gas) that exits the chamber;

     (2) inorganic, glass-like (obsidian-like) silicates which form a separate layer above the liquid metal (if there is a sufficient quantity of metal in the feed stock, with small quantities of metal encapsulated in the silicate stone); and

     (3) liquid metallic elements, if in sufficient quantities, which collect and are automatically discharged at the base of the vessel.

     Depending on the composition of the feedstock, any one phase may be produced, any two phases may be produced, or all three may be produced. However, our experience indicates that the most likely commodity-product recover-phase will be in two parts:

     (1)  the PCG(TM) GAS-PHASE; and

     (2) the SOLID-PHASE in which the inorganic silicate, containing metals, will be produced.

Energy Produced and Volume Reduced

     Carbon is abundantly present in the products and the wastes of the industrial world. Such materials are inherently rich in latent chemical energy such as one would find in fuel. When carbonaceous waste feedstocks of many industrial wastes, infectious hospital waste, municipal solid waste, shipboard waste, and such are processed, the Startech system will consume 1 unit of electrical energy while producing about 4 units of energy residing in the PCG(TM). With the improved efficiencies of electrical generating units, the 4 units of energy residing in the PCG(TM) can be used to create 2 units of electrical energy.

     Materials such as scrap tires, for example, will produce recovered commodity products in two phases: the PCG(TM) gas phase and the metal phase, if metal exists. Because materials such as plastics, solvents, and tires are so rich in energy, they will produce a relatively large amount of PCG(TM) with a high-energy content that will result in approximately 6-8 units of recovered PCG(TM) energy for each unit of electrical energy used in the process.

     In some applications, the Plasma Converter(TM) will produce enough energy for its own needs, and produce a surplus that can be sold to the local electrical grid, or used in the customer's facility to reduce the need for purchased power or purchased fuel. Not all wastes produce PCG(TM). For example, processing contaminated soil will produce no appreciable amount of PCG(TM).

     The volume reduction of these solid wastes, when processed in the Plasma Converter, is approximately 300 to 1. Waste streams composed primarily of hazardous or non-hazardous paper, cloth, plastic, food, pharmaceutical, explosives, paints, solvents, PCBs, confiscated drugs, filters, oils, and so on will result in so few solids as to produce volume reductions approaching infinity. Materials such as this are also very rich in elements such as carbon, oxygen, and hydrogen and the processing results almost entirely in the PCG(TM) commodity synthesis gas. In addition to the volume reduction, none of the remaining materials, if any, are hazardous in nature.

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


     Waste feedstocks that have a relatively high metal content will produce a separate liquid metal phase that can be recovered directly from the system for resale or reuse in the metallurgical industry.

     Our system may also achieve volume reductions on low-level radioactive surrogate waste of approximately 300 to 1. Other present methods of volume reduction include compaction and incineration that produce overall volume reductions of about 8 to 1. Our system will not reduce the radioactivity of the low-level radioactive waste nor do we believe that can be done by any other system, but the volume of that waste may be significantly reduced. Industries that may benefit from this process are utilities, research laboratories and hospitals that store the reduced low-level radioactive waste material on-site until it can be shipped off site to a special repository. The cost for that method can be many thousands of dollars per ton. The continued availability of the few repository sites that exist, are problematic and uncertain. We believe our system can increase a site's storage capacity.

What is Plasma?

     Plasma is simply a gas (air) that the Plasma Converter(TM) ionizes so it becomes an effective electrical conductor and produces a lightning-like arc of electricity that is the source of the intense energy transferred to the waste material as radiant energy. The arc in the plasma plume within the vessel can be as high as 30,000 degrees Fahrenheit ... three times hotter than the surface of the Sun. When waste materials are subjected to the intensity of the energy transfer within the vessel, the excitation of the wastes molecular bonds is so great that the waste-materials' molecules break apart into their elemental components (atoms). It is the absorption of this energy by the waste material that forces the waste destruction and elemental dissociation.

How The Process Works

     The basic Plasma Converter(TM) System consists of the following:

     o    In-feed System
     o    Plasma Vessel
     o    Cooling Process
     o    Filtration Process
     o    Neutralization Process


Figure 1.   Process Overview of PC
            ----------------------

                                [GRAPHIC OMITTED]

                                   Feed System

     The feed mechanism can simultaneously accommodate any proportion or combination of solid, liquid and gaseous feedstocks. Solid wastes, depending upon their composition, can be pumped, screw fed, or ram fed into the plasma vessel. A shredder ahead of the feed system may be appropriate to achieve size reduction or object separation prior to direct system feed.

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


     Liquid wastes, including sludges, can be pumped directly into the PCS through the wall of the plasma vessel through a special infeed nozzle. The liquid feed system is designed to also accommodate any entrained solids that may be present.

     Similarly, gaseous feedstocks may also be introduced into the plasma vessel through a specially designed nozzle.

     The plasma vessel is a cylindrical two-part container made of stainless steel with an opening in the roof through which the plasma torch is inserted. The vessel is lined with insulation and refractory to allow both maximum retention of internal energy and to protect the stainless steel container from the intense heat inside the vessel. The plasma vessel is equipped with inspection ports (including a video camera so the operator can see real time images inside the vessel to assist in PCS operation), openings for introduction of feedstocks, and an exit port for removal of excess molten material. The smaller vessels are designed to remove molten material periodically through an automated tipping mechanism during which time the vessel may or may not remain in continuous operation. A design enhancement incorporated into the most recently constructed system is a continuous melt extraction feature which maintains the level of molten material in the plasma vessel at or below a preset limit without interrupting the operation of the system. This melt extraction system can be deployed with all sizes of Plasma Converters.

     The plasma vessel is specially designed to ensure that no feedstock material is able to reach the exit port without first passing through the plasma energy field and undergoing complete molecular dissociation. The method by which this is accomplished forms a part of our intellectual property. In addition, the plasma vessel is maintained at a slight negative pressure to ensure that no gases can escape to atmosphere.

     The plasma torch system is a commercially available product that we can purchase from any number of reputable vendors. Comparable plasma systems have been used extensively in the metallurgical industry for decades. The most maintenance-intensive aspect of the PCS is the need to periodically replace electrodes, which occurs approximately every 300 to 500 hours of operation. Electrode replacement can be accomplished in approximately 30 minutes thus ensuring minimum downtime of the PCS.

     The PCS is also equipped with a torch positioner system that allows the operator to aim the torch at different points within the plasma vessel. This aspect of the PCS allows the operator to quickly and efficiently treat feedstocks as they enter the vessel and move around inside the vessel to avoid any build-up of solidified melt that may occur on the vessel walls.

     Our Plasma Converter(TM) that is being used for our demonstration and training unit in our Bristol, Connecticut facility continues to be a very active marketing tool in showcasing our technology to potential customers, investors, and governmental agencies. We have been proactive in utilizing this facility for training such as Eico Systems Corp. and also running some surrogate testing for specific customers. We expect testing activity to increase in 2006 as more and more companies and governmental agencies look to validate our technology for their specific applications. Additionally, we expect to have the Mihama system up and running in 2006, which will also be available for demonstration and showcasing.

StarCell(TM) development and technology -

     StarCell(TM) is our patented hydrogen selective membrane device that separates hydrogen from Plasma Converted Gas (PCG(TM)). PCG(TM) is a synthesis-fuel gas mixture produced from processing material through the Plasma Converter. In our Plasma Converter(TM) System (PCS), organic wastes and other feedstocks are dissociated and reformed to create a synthesis gas predominantly hydrogen and carbon monoxide. The synthesis gas produced in the dissociation process of these materials, particularly the hydrogen component, has an expanding commercial demand. Single step gasification and reforming of feedstocks, utilizing the PCS is one potential answer to both distributed and large scale hydrogen production. The economics of the gasification process are especially favorable when gasifying organic waste including pesticides, tires, medical waste and municipal solid waste into high purity hydrogen fuel.

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


     To enhance the fuel production capability of the Plasma Converter(TM) System, we have built upon current and past research to develop StarCell a ceramic membrane technology for the isolation and purification of Hydrogen from a mixed gas stream. This technology has far reaching applications in the emerging hydrogen economy for virtually any hydrogen purification application.

     During 2005, we have continued the capability of our StarCell product with DOE projects in the development and testing of varied waste streams to define and establish baseline information in the performance and yield of the StarCell membrane. We have completed the first phase of testing and have issued the technical report to DOE. During 2006, we will continue the performance evaluation of the ceramic membrane with equipment modifications and providing additional testing and independent analysis of alternative feedstocks for DOE.

     The increasing importance of the need for alternative energy sources and the emergence of the "Hydrogen Economy" drove our development of StarCell(TM).

     There are essentially two principal uses of energy:

     1.   first, stationary energy for electrical power generation and heating;

     2. second, mobile energy such as that used for transportation propulsion systems ... the energy you can put in a fuel tank and take with you.

     Any discussion on energy-related issues, such as air pollution, dependable energy supplies, and global climate change, further illuminates the need for alternative fuels. Hydrogen offers very large benefits by eliminating polluting emissions and greenhouse gases, and, with the StarCell(TM) technology, hydrogen can become a more readily and cheaply available alternate primary energy fuel. Hydrogen, like electricity, is a premium-quality energy carrier. It can be used with high efficiency, and with zero tailpipe and zero stack emissions.

     Besides producing the Plasma Converter, we are also developing equipment that can recover hydrogen from a variety of feedstocks including coal and the wastes of the world. This capability will help make it possible to have a large-scale dependable energy system with essentially no pollutants and with no climate-changing gases.

     Hydrogen is clearly recognized as a very real alternative to our always-depleting reservoir of fossil fuel. But more than that, hydrogen is the pristine fuel. When used as a fuel, it produces only water vapor (fresh water) as the by-product. Although energy production is not our main objective, the ability to separate this highly sought after gas from an already valuable synthesis gas will be another step forward in our mission to achieve broad market acceptance of our primary product, the Plasma Converter.

     StarCell(TM) is not a fuel cell; it is a ceramic membrane filtration system that extracts hydrogen from PCG(TM). Because hydrogen is such a small molecule, smaller than all the others in the PCG(TM) gas mixture, it can be pushed through the filtering membrane to allow the hydrogen to be separated from the PCG(TM).

     PCG(TM) is produced from wastes; it is a gas mixture containing a large quantity of hydrogen. Hydrogen is a valuable commodity with many commercial uses. It also is a pristine fuel that produces no carbon by-products. Pound-for-pound, hydrogen contains more energy punch than all the other fuels; and, when used in fuel cells or engines produces only clean water vapor.

     StarCell(TM) Hydrogen can feed fuel cells and hydrogen engines. StarCell(TM) Hydrogen is a fuel that can produce clean electricity and clean propulsion systems. The combination of the Plasma Converter(TM) with StarCell(TM) can produce hydrogen on a large scale from the wastes of the world, and at a very low cost. Our customers who use a Plasma Converter(TM) with a StarCell(TM) will get paid for processing the incoming waste at the front end, and will be paid for the hydrogen at the back end. People sometimes forget that waste, even hazardous waste, is an ever-present, and much overlooked, valuable and renewable resource.

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


     Hydrogen is a very valuable commercial gas that is produced by various thermo-chemical industrial methods. Hydrogen gas is used in many industrial processes to make products that we use every day. These products include cooking oils, peanut butter, soap, insulation, metals, drugs, vitamins, adhesives, cosmetics, ammonia, fuels, and plastics and so on. Hydrogen is also used extensively to propel spacecraft because it is very light and has very high energy content. Hydrogen is used as a fuel to produce pollution-free electricity in fuel cells.

     The paradox is, that while hydrogen is the most abundant material in the universe, it is not readily accessible. Expensive and sophisticated chemical-industry processes must extract it. Nearly all of the hydrogen produced today is made from fossil fuels. These fuels consist primarily of molecules made up of carbon and hydrogen. To produce hydrogen from these fossil fuel molecules, they must be "reformed" with steam and/or oxygen in a complex thermo-chemical process consisting of many steps. The products of reformation are hydrogen gas and carbon-gas species. The traditional industrial process further purifies and separates the hydrogen from the rest of the stream by various methods. This expensive reformation process is exactly what our Plasma Converter(TM) does in the process of destroying most feedstock. In other words, we get the reformation process from the Plasma Converter(TM) for no additional costs.

Competition

     We believe that we are the industry leader in the use of plasma technology to rid the world of its waste problem and/or create valuable alternative power sources and industrial products. There are other plasma-based technologies in various stages of development that claim to achieve some, but not all, of the benefits achieved by our system. However, the fact that the commercial use of plasma for waste destruction resulting in power and product creation is in its early stages makes competitive comparisons difficult. We welcome the presence of other plasma technologies. There is an emerging and growing market for plasma technology and the existence of competing technologies provides credibility to the industry.

     We believe that we are positioned to take advantage of the recognition of plasma technology as an alternative to conventional forms of waste disposal. We have spent substantial money, time and effort educating the public and private sectors on the benefits of our technology and believe we will reap the rewards of that effort.

     We believe the following are a few of our competitive advantages:

     o Low total system cost that allows our customers to make money with our system
     o Operating performance far safer than prevailing environmental standards
     o    The ability to process solids, liquids, and gases simultaneously
     o Versatile feed systems and vessel openings that allow a wide variety of feed streams
     o    Advanced stage of power producing peripheral equipment
     o Unmatched advanced design and operating performance of our complete system
     o    Management's experience with plasma and its commercial application
     o    Depth and breadth of manufacturing knowledge and experience
     o Greater access to capital markets as a public company over private companies
     o    Fully trained distributors and representatives
     o    Multiple modes of operations

         We believe the following are our competitive disadvantages;

     o Our cash position relative to other multi-national companies who may enter this field as it grows
     o Resistance to new technologies when dealing with the public health and safety

     We believe many potentially competitive technologies are limited to a narrow number of waste feed-streams. In some of those technologies, if the system does not receive exactly what it expects, even something as benign as water or metals, the process may be ineffective and possibly dangerous. In the waste industry, it is difficult to specify the exact composition of a waste stream in a real world application. By their very nature, waste streams are sometimes made up of unknown and unpredictable materials. For any processing

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


system to be commercially successful it must be able to safely and effectively process unpredictable waste streams without system upsets. Our Plasma Converter(TM) can handle great deviations in the waste stream content. We believe many of the potentially competitive technologies have yet to demonstrate capabilities beyond small laboratory or bench scale devices that use precisely controlled waste streams under precisely controlled conditions. They may also produce undesirable and hazardous by-products.

     We believe the following companies are potential competitors in the plasma industry:

     1)   Integrated Environmental Technologies (IET); and

     2)   MSE Technology Applications, Inc. (MSE)

     IET offers a very different system from our technology. IET uses a carbon rod plasma arc system whereas we use a plasma torch based system. MSE, like Startech, is a plasma torch based system.

     There are difficulties present in comparing technologies in our industry that are not present in established industries. The commercial nature of any plasma-based system is based upon the performance data received and the versatility of the material feedstock that can be processed. Further, in addition to the performance data and versatility of feedstock, the commercial uses for the system can be greatly enhanced by the number of peripheral devices that can be added to the system to make use of the saleable gas, silicate and metals that the system produces to create a total solution. Because this industry is just beginning to develop, there is very little empirical evidence in the public domain regarding the performance data of each competing technology. Therefore, performance comparisons are not available. However, some of our competitive advantages are not data related, but are the direct result of the versatility in the feedstock variations we can accommodate and in the advanced level of our system design. Additionally, we know of no competitor who is offering the variety of uses for the gas and silicates that we can offer.

     Besides those companies mentioned specifically, there are a number of other companies that advertise a capability using plasma technology. We have no way of knowing the status of these companies or if they are even ongoing concerns. Since many of them are small, private companies it is very difficult to know what, if any, capabilities are ready for the commercial market. We are not aware of any competitive company that has a commercial site up and operating other than those we have named above.

     In addition, we believe that other waste disposal methods may be considered as competition. These methods are summarized as follows:

     o Landfill Dumping: the least expensive in the short term and one of the most environmentally dangerous of all waste disposal methods.

     o Incineration: even though the permitting of new incinerator installations is being dramatically reduced, and the method has fallen into great disfavor both in the U.S. and internationally, this rather primitive method of disposal is still presently accepted by many although the emissions produced are regarded as pollutants, and large quantities of toxic bottom ash and fly ash are produced which are eventually deposited into landfills in the community.

Intellectual Property

     We have developed and acquired proprietary technology. Our technologies are comprised of a variety of overall coordinated system and subsystem concepts, detailed mechanical engineering calculations, detailed engineering design features, data compilations and analyses, complex chemical engineering calculations, business methods and market information. Since our formation, a substantial amount of intellectual property has been developed.

     On or about June 4, 2002, we submitted an application for a patent to the United States Patent and Trademark Office. The patent involves a torch positioning apparatus designed and developed by our engineers. This is the only patent we have applied for to date. We have designed and developed other proprietary intellectual property that will be protected as trade secrets. In the future, we may file US and foreign applications for these patents. We plan to continue our development and protection of our intellectual property. We have not authorized or licensed the use of our proprietary information to any third parties and have no plans to do so. We retain the exclusive worldwide rights for development and commercialization of our technologies.

     We are the licensee on one patent. The inventions and related know how could enhance the commercial capability of our core plasma system for certain applications. The patent relates to a Hydrogen-Selective Ceramic Membrane that was developed by Media and Process Technology, Inc., and its predecessor, ALCOA Corporation. This technology provides for the high temperature dehydrogenation of our Plasma Converted Gas and forms the basis for our StarCell(TM) system.

     Our success depends, in part, on our ability to maintain trade secrecy for our proprietary information that is not patented, obtain patents for new inventions and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct business or that we will develop additional proprietary technology which is patentable or that any patents issued to us will provide competitive advantages or will not be challenged by third parties. We also protect our trade secrets and proprietary know-how and technology by non-disclosure agreements and non-compete agreements with our collaborators, employees and consultants. However, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, and that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Government Regulation

     Our customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, as amended and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or its customers to obtain permits or approvals to utilize the Plasma Converter(TM) System and related equipment on job sites. In addition, because we are marketing the Plasma Converter(TM) System internationally and expect those sales to represent a significant portion of our revenues, our customers will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that these required permits and approvals would be obtained. Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter(TM) System and its by-products do not prove to be environmental risks. There is no assurance that these studies, if successful, will not be more costly or time-consuming than anticipated. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, our prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that our system's performance will satisfy all of the applicable regulatory requirements.

Environmental Matters

     Our customers' operations are subject to numerous federal, state and local regulations relating to the storage, handling and transportation of regulated materials. Although our role is generally limited to the sale or leasing of its specialized technical equipment for use by our customers, there is always the risk that equipment failures could result in significant claims against us. Any claims against us could materially adversely affect our business, financial condition and results of operations as well as the price of our common stock.

Manufacturing Operations

     Our products and systems are presently being manufactured by third party vendors who build specific component parts to our specifications. Some of the manufacturing components are constructed at our 30,000 square foot manufacturing facility located in Bristol, Connecticut. We also assemble, ship and test our systems at this facility.

Research and Development

     While the principal research and development to produce commercial Plasma Converters has been completed, we will continue to perform research and development activities with respect to product improvement and new product development, utilizing internal technical staff as well as independent consultants. These activities have to date been entirely paid for and sponsored by us. We will continue to develop and design operational improvements that will be primarily in the area of the use of the Plasma Converted Gas produced by the Plasma Converter(TM) also used by StarCell. Expenditures for research and development will be geared to achieving lower costs designs and higher efficiencies consistent with our business model of offering complete systems solutions. In the twelve months ended October 31, 2005, we expensed $337,898 for research and development compared to $353,099 in development during the twelve months ended October 31, 2004. As we expand our research and development focus in fiscal year 2006, our efforts are expected to be devoted to the development of patentable proprietary inventions in the field of high temperature thermo-chemistry and the production of low cost hydrogen. In addition we will continue conducting ongoing tests, demonstrations and enhancements of the Plasma Converter(TM) for potential customers and governmental agencies.

Employees

     As of January 25, 2006, we had eighteen full-time employees. Of these full-time employees, five are in engineering, one in research and development, one in manufacturing and production, four in sales and marketing and seven are in management or administrative positions. We believe that we have been successful in attracting experienced and capable personnel. All officers and directors have entered into agreements requiring them not to disclose any proprietary information, assigning all rights to inventions made during their employment, and prohibiting them from competing with us. Our employees are not represented by any labor union or collective bargaining agreement, and we believe that our relations with our employees are good.

Item 2. Properties.

     Our corporate headquarters is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525 where we lease 5,800 square feet of office space from CD Station, LLC as landlord. The lease and taxes provides for monthly payments of $18,038 to December 2006, when the lease expires.

     Our Product Showroom is located at 190 Century Drive, Bristol, Connecticut, 06010, where we lease 10,800 square feet of office space from Tunxis Management as landlord. The lease provides for monthly payments of $8,166 to June 2008, when the lease expires.

     Our Manufacturing facility is located at 545 Broad Street, Bristol, Connecticut, 06010, where we lease 30,000 square feet of manufacturing space from Gaski Leasing as landlord. The lease provides for monthly payments of $5,775. This lease arrangement is on a month to month basis.

     The following table lists the future lease commitments for the corporate headquarters at Wilton, Connecticut, and the Product showroom in Bristol, Connecticut, and the Manufacturing facility in Bristol, Connecticut:

         Year              Annual Rent
         ----              -----------

         2006              $373,753
         2007              $175,100
         2008              $122,300

Item 3. Legal Proceedings.

     There are no legal proceedings at this time.

Item 4.  Submission of Matters to a Vote of Securityholders.

     No matters were submitted to a vote of security holders during the fourth quarter of the year or covered by this report.

                                   MANAGEMENT

     Our executive officers and directors are as follows:

    Name                         Age    Title

    Joseph F. Longo              73     Chairman, Chief Executive Officer,
                                          President and Director
    Peter J. Scanlon             56     Chief Financial Officer, Vice President,
                                          Treasurer and Secretary
    Ralph N. Dechiaro            56     Vice President of Business Development
    Karl N. Hale                 41     Vice President of Engineering
    Stephen J. Landa             42     Vice President of Sales and Marketing
    John J. Fitzpatrick(1)       66     Director
    Joseph A. Equale(1)(2)       60     Director
    Nicholas S. Perna(1)(2)      63     Director
    L. Scott Barnard(2)          63     Director

----------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

Board of Directors

     L. SCOTT BARNARD, age 63, has been our director since 2005. Mr. Barnard is currently the owner and Managing Partner of Programmix, LLC, a sales and marketing firm based in Norwalk, CT, which he founded in January 2001. Programmix is one of the largest European importers of uncoated free-sheet paper in the United States. From 1998 through 2000, Mr. Barnard served as Executive Vice President, Sales and Distribution of Champion International Corporation (which merged with International Paper in June 2000), and President of Champion Export Corporation. From 1996 to 1998, Mr. Barnard served as Executive Vice President, Sales for Champion International Corporation, and from 1992 to 1996, he served as Executive Vice President, Paper Sales for Champion International Corporation. Mr. Barnard also served as a Corporate Officer of Champion International Corporation from 1992 to June 2000. Mr. Barnard has an extensive background in sales and marketing (both domestic and international). Mr. Barnard holds a B.S. degree in marketing from Gannon University and is a graduate of the MBA 2000 Program at the Amos Tuck School of Business Administration at Dartmouth College. Mr. Barnard also studied marketing, logistics and transportation systems at the University of Wisconsin and University of Tennessee. Mr. Barnard serves on the Board of Trustees and Executive Committee of his alma mater, is on the Board of Trustees of Norwalk Hospital and the Norwalk Hospital Foundation in Norwalk, CT, and serves on the Board of Overseers of the University of Connecticut's School of Business Administration.

     JOSEPH A. EQUALE, age 60, has been our director since 2003. Mr. Equale is the founder and Managing Partner of Equale & Cirone, LLP (CPAs and advisors), which he founded with Mr. Cirone in January 1999. Prior to the formation of the partnership and beginning in February 1994, Mr. Equale operated as a sole practitioner. Mr. Equale has spent over ten years in other professional practice units, including a predecessor firm of what is presently Deloitte & Touche LLP. In addition to his responsibilities as Managing Partner, Mr. Equale is in charge of the firm's quality control program. Mr. Equale has also spent over ten years in private industry, including as an Assistant Controller of Xerox Corporation. Mr. Equale is active in the accounting profession, where he serves as President-Elect and a member of the Board of Governors of the 6,500 member Connecticut Society of CPAs (CSCPA). Mr. Equale is also a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Equale has served as an Adjunct Assistant Professor of Accounting at Sacred Heart University, Graduate School of Business in Fairfield, Connecticut. Mr. Equale received a B.A. in accounting from St. John's University and an MBA in finance from the University of Bridgeport. In addition to his service on the Board of Directors, Mr. Equale is a member of the board of directors of IWT Tesoro Corporation (OTCBB: IWTT).

     JOHN J. FITZPATRICK, age 66, has been our director since 2005. Mr. Fitzpatrick has not engaged in any business activity during the past five years. Mr. Fitzpatrick is an independent management consultant, having retired in 1995 from the "old" Dun & Bradstreet Corporation as an executive officer and Senior Vice President-Global Human Resources, where he was employed since 1983. His responsibilities at D&B, in addition to providing counsel and guidance to the CEO and the Compensation and Nominating Committees of the Board of Directors, included strategic planning, acquisitions & divestitures, executive staffing, compensation & benefits, and HR information systems. Prior to joining D&B, Mr. Fitzpatrick held international sales, marketing, human resources and administrative management positions with Celanese Corporation, Rockwell International, Burroughs Corporation and Procter & Gamble.

     JOSEPH F. LONGO, age 73, has been Chairman of our Board since 1995 and has been our Chief Executive Officer and President since November 1, 2004. Prior to becoming Chief Executive Officer and President, Mr. Longo served as our Chief Operating Officer since July 2003, and as Secretary and Treasurer from August 2003 to August 2004. Mr. Longo founded Startech Corporation, a predecessor of Startech Environmental Corporation, in 1994. Mr. Longo was also a founder and Chief Operating Officer of International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990. Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969. Mr. Longo has been awarded many waste industry equipment patents, all of which have been successfully commercialized. He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience. Mr. Longo also served as our Chief Executive Officer and President from November 1995 until January 11, 2002.

     NICHOLAS S. PERNA, age 63, has been our director since 2003. Mr. Perna is the Chief Economist and Managing Director of Perna Associates, which specializes in economic analysis, forecasting and strategy. Until 1999, Mr. Perna was Chief Economist for Fleet Financial Group, which position he previously held with Shawmut Bank and Connecticut National Bank. Prior thereto, Mr. Perna was an economist with General Electric, the Federal Reserve Bank of New York and the President's Counsel of Economic Advisors in Washington. Mr. Perna has served on the faculties of Williams College and New York University's Stern School of Business and is presently teaching economics part-time at Yale University in New Haven, Connecticut. Within the past year, Mr. Perna has appeared on the Jim Lehrer News hour, CBS Evening News, CNBC, NBC Nightly News, ABC Radio and NPR's All Things Considered. Mr. Perna is frequently quoted in the national and regional press and in January 2001, the Wall Street Journal cited him as one of the top economic forecasters in the United States. Mr. Perna presently serves on the board of directors of Prudential Bank & Trust, where he is Chairman of the Risk Management Committee. In addition, Mr. Perna is a trustee of Mitchell College, a director of the Park Street Forum and an incorporator of the Ridgefield Community Center and St. Francis Hospital. Mr. Perna graduated magna cum laude from Boston College and has a Ph.D. in economics from the Massachusetts Institute of Technology.

     All directors are elected for a period of one year at our annual meeting of shareholders and serve until their successors are duly elected and qualified. Officers are appointed and serve at the pleasure of the board of directors.

     During fiscal year 2003, the independent board of directors acted on compensation matters concerning salaries and incentive compensation for our executive officers and administered our employee stock option plans. In addition to the foregoing, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern.

Director Compensation

     Directors who are currently our officers and employees receive no additional compensation for acting as directors. All independent directors receive an annual retainer of $6,000 per year, plus an additional fee of $750 for each meeting attended in per person, or $350 for each meeting via teleconference or videoconference. The chairman of the Audit Committee receives an additional fee of $4,000 per annum and all other members of the Audit Committee receive an additional fee of $2,000 per year. The chairman of each other committee receives an additional $2,000 per year, and members of each other committee receive an additional $1,000 per year. Upon being appointed to the board, independent directors receive an initial option grant of 30,000 options, which options contain a three-year cliff vesting period. Thereafter, each independent director receives an annual option grant of 15,000 options with an annual one-year vesting period. All independent directors are reimbursed for out-of-pocket expenses.

Executive Officers

     JOSEPH F. LONGO. Information concerning Mr. Longo, our Chairman, Chief Executive Officer and President, is discussed above under information concerning members of our Board of Directors.

     PETER J. SCANLON, age 56, joined us as Controller in December 1998 until October 2003. On November 1, 2003, Mr. Scanlon was appointed to his current position of Chief Financial Officer, and has served as Vice President, Treasurer and Secretary since August 2004. Prior to joining our company, Mr. Scanlon was Director of Financial Services for Vivax Medical Corporation, a publicly traded manufacturing company located in Bristol, Connecticut, from November 1996 to December 1998. Prior to Vivax, Mr. Scanlon's extensive corporate financial and systems background includes 18 years with the IBM Corporation in the accounting, finance and financial systems areas. As Manager of International Finance Systems Development, Mr. Scanlon was successful in the development and installation of the reporting system being used by IBM's six largest international subsidiaries. While on a three-year assignment in London, England, he also developed and implemented financial procedures and controls for IBM's European manufacturing headquarters in Brentford, England.

     RALPH N. DECHIARO, age 56, joined us as Vice President of Business Development in February 2002. Prior thereto, he was the Commercial Program Manager at JFK International Air Terminal where he participated in the Terminal 4 Redevelopment Program from December 2000 to January 2002. Prior to JFK International, Mr. Dechiaro was a Project Manager at Burns and Roe Enterprises from January 1975 to September 1984 and from September 1990 to December 2000 where he managed government, domestic and international projects. From September 1984 to September 1990 he was a System Manager at ITT Avionics where he was responsible for the development and implementation of applied business systems. Mr. Dechiaro also has extensive government experience, where he served for 28 years in the US Army before retiring as a Lieutenant Colonel. In this capacity, Mr. Dechiaro completed varied command and staff assignments at all management levels culminating in the assignment as Assistant Chief of Staff for Information Management. He served as the Principal Staff Officer to the Commanding General providing contracting services, long range planning and implementation of all functions related to communications, information services, contracting, and advanced technologies.

     KARL N. HALE, age 41, joined us as Vice President of Engineering in November 1999. Prior thereto, Mr. Hale was Manager of Demilitarization Programs for The Ensign-Bickford Company from September 1991 through October 1999. In this function, he developed government sector business opportunities and managed program implementation. Mr. Hale is a chemist by training and maintains Registered Environmental Manager status with the National Registry of Environmental Professionals. He is a recognized expert in the field of explosives industry safety, health and environment. He has invented several novel processes for treatment of explosives industry waste materials.

     STEPHEN J. LANDA, age 42, joined us as Vice President of Sales and Marketing on May 3, 2004. Prior thereto, he started Mighty Oak Management LLC, a securities brokerage and registered investment advisory firm. Mr. Landa was responsible, as sole principal, for all aspects of business operations including sales supervision, personnel, financial operations and maketing. He was a financial news talk show host for five years broadcasting from New York to Boston. Mr. Landa has held many securities' industry licenses over his fifteen year career in the securities sales business, including thirteen years at American Express and Royal Alliance. Mr. Landa has a degree in Architecture and Civil Engineering, a certificate in Real Estate Development and Financial Analysis, Project Management, a Constructrion Supervisor's License, a General Securities Principal License and is a Registered Investment Adviser. He won awards for academic excellence in the Boston Architectural Center's work study program. He studied at Harvard Graduate School of Design, Boston Architectural Center, Norwalk State Technical College, Roger Williams College and the American College.

                             EXECUTIVE COMPENSATION

Executive Compensation

     Summary Compensation Table. The following table sets forth information concerning compensation paid by us to our Chief Executive Officer and each of the four other most highly compensated executive officers during the fiscal year ended October 31, 2005, 2004 and 2003 (the "named executive officers"):

                                                                                                      Long Term
                                                Annual Compensation                              Compensation Awards
                                                -------------------                           --------------------------
                                                                                              Underlying
                                                                                                Stock
                                                                                  Restricted    Option        All Other
                                                        Bonus    Other Annual       Stock      Grants (#)    Compensation
Name and Principal Position      Year    Salary ($)    ($)(1)   Compensation      Awards ($)      (2)             (3)
---------------------------      ----    ----------    ------   ------------      ----------   ---------     ------------

Joseph F. Longo -                2005     185,000      25,000           --           --          15,000         15,600
   Chairman, Chief Executive     2004     140,384         --            --           --            --                0
   Officer and President (4)     2003           0         --            --           --          10,000         27,758

Karl N. Hale -                   2005     130,000         --            --           --          15,000         14,800
   Vice President of Engineering 2004     130,000         --            --           --            --           15,800
                                 2003     130,000         --            --           --            --           15,300

Peter J. Scanlon -               2005     130,000         --        18,000           --          45,000         14,800
   Chief Financial Officer,      2004     127,833         --            --           --            --           16,723
   Vice President, Treasurer     2003      97,500         --            --           --            --           15,117
   and Secretary

Ralph N. Dechiaro -              2005     130,000      20,000           --           --          15,000         14,800
   Vice President of             2004     130,000         --            --           --            --           16,767
   Business Development          2003     130,000         --            --           --            --           15,117


Stephen J. Landa -               2005     130,000         --            --           --          15,000          5,700
   Vice President of             2004     130,000         --            --           --            --                0
   Sales and Marketing           2003           0         --            --           --            --                0

--------------

(1) Bonuses reflected in this table were paid to Mr. Longo in October 2005 for employee performance in the fiscal year ended October 31, 2005. The bonus awarded to Mr. Dechiaro was paid in December 2005 and was for the fiscal year ending October 31, 2005.

(2) Options were granted under our 1995 Non-qualifying Stock Option Plan. All options granted in fiscal 2005 have an exercise price of $2.40 per share and expire in October 2015, except for 30,000 options that were granted to Mr. Scanlon at a price of $2.30 per share and expire on August 5, 2015. For the options that were granted to Mr. Scanlon in fiscal year 2005, 33% will vest January 30, 2006, 33% will vest July 30, 2006 and 33% will vest on January 30, 2007. For the options granted in fiscal year 2005, 50% vested immediately upon the grant and the remaining 50% vested on April 30, 2006, if the person was an employee in good standing. For the options granted in fiscal year 2002, 50% vested immediately upon the grant and the remaining 50% vested on December 13, 2002 if the person was an employee in good standing. These options will expire on December 13, 2012.

(3) Matching contribution to 401(k) Plan paid in common stock vesting over a three-year period, automobile allowance, and insurances.

(4) Mr. Longo was appointed Chief Executive Officer and President effective November 1, 2004. Prior thereto, Mr. Longo served as Chief Operating Officer since June 2003 and as Secretary and Treasurer from August 2003 to August 2004.

     Option Grants in Fiscal Year 2005. The following table provides information related to options granted by us during the twelve months ended October 31, 2005.

                                                                                           Hypothetical Realizable
                                                                                           Value at Assumed Annual
                                                                                            Rates of Stock Price
                                                                                              Appreciation for
                                                                                               Option Term (2)
                                           % of Total
                                             Options
                                           Granted to
                                          Officers and
                           Number of      Directors in
                            Options        Fiscal Year     Exercise      Expiration
         Name             Granted(1)          2005           Price         Date (1)        5% ($)         10% ($)
         ----             ----------          ----           -----         --------        ------         -------
Joseph A. Equale            24,000            6.0%            2.78         05/20/15        35,813          71,700
Nicholas S. Perna           24,000            6.0%            2.78         05/20/15        35,813          71,700
L. Scott Barnard            39,000            9.7%            2.63         05/20/15        71,627         143,400
John J. Fitzpatrick         39,000            9.7%            2.63         05/20/15        71,627         143,400
Peter J. Scanlon            45,000           11.2%            2.33         08/31/15        84,627         171,400

(1) These options were granted under the 2000 Plan during fiscal year 2005 and 50% were not exercisable until December 31, 2005.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission do not represent our estimate or projection of our future common stock prices.
     These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

     Aggregate Option Exercises in Fiscal 2005. The following table provides information related to options exercised by the named executive officers during fiscal year 2005 and the number and value of options held as of October 31, 2005:

                                                              Number of Shares                      Value of Unexercised
                             Shares                        Underlying Unexercised                   In-the-Money Options
                            Acquired                   Options as of October 31, 2005            as of October 31, 2005(1)
                               on          Value       ------------------------------         ------------------------------
          Name              Exercise     Realized      Exercisable      Unexercisable         Exercisable      Unexercisable
          ----              --------     --------      -----------      -------------         -----------      -------------
Joseph F. Longo                    -            -         317,500              7,500               8,700                   0
Karl N. Hale                   5,000       10,150          42,500              7,500                   0                   0
Ralph N. Dechiaro                  -            -          10,500              7,500                   0                   0
Peter J. Scanlon                   -            -          87,500             27,500                   0                   0

(1) Calculated on the basis of the fair market value of the common stock at October 31, 2005 of $1.80 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. See note (2) of the preceding table.

                             EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan
----------------------

     In November 1995, we registered 2,000,000 common shares, issuable upon exercise of stock options issued by us under our 1995 Non-qualifying Stock Option Plan (the "1995 Plan") for employees, directors and other persons associated with us whose services have benefited us. The options must be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the Compensation Committee.

2000 Stock Option Plan
----------------------

     Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of our common stock.

     The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 Plan.

     The options may be granted at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of our shares of common stock. Fair market value for purposes of the 2000 Plan is the closing market price of the our common stock on the relevant date.

     The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to our stock. No incentive stock options may be granted on or after February 1, 2010, nor shall such options remain valid beyond ten years following the date of grant.

     Fifty percent (50%) of these options vest at the time of the grant and the other 50% will vest six months after the date of grant and expire not more than ten years from the date of grant.

     The 2000 Plan is administered by our compensation committee. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Plan, except the option price.

     All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Plan, death or disability of the option holder or as decided by the compensation committee. Upon retirement, options held at least one year become exercisable in full. If an option holder's employment with us is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent exercisable immediately after termination, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

401(k) Plan

     On June 1, 2000 we implemented an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed at least thirty days of service. Contributions are made in the form of common stock at the prevailing current market price and vest equally over a three-year period. We will match the first six percent (6%) of an employee contribution on a dollar for dollar basis up to the maximum contribution allowed under the Internal Revenue Code.

     We sponsor an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Our contributions are made in the form of common stock at the prevailing current market price and vest equally over a three-year period. We will match the first six percent (6%) of the employee contribution on a dollar for dollar basis up to the maximum contribution allowed under the Internal Revenue Code. Contributions for the year ended October 31, 2005, 2004 and 2003 were $63,073, $62,932 and $74,268 respectively. These contributions were paid through the issuance of 20,857, 16,060 and 69,848 shares of common stock respectively. During the years ended October 31, 2005, 2004 and 2003, 1,930, 5,442, and 9,518 shares of our common stock respectively have been returned to the 401(k) plan due to employee shares that were not vested due to attrition.

Elimination of Monetary Liability for Directors and Officers

     Our articles of incorporation contain provisions permitted under the Colorado Business Corporation Act relating to the liability of directors. Such provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving a breach of the director's duty of loyalty or acts or omissions involving intentional misconduct or a knowing violation of the law. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies and injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities law, including federal securities laws.

Indemnification of Officers and Directors

     Our Bylaws contain provisions permitting indemnification of our directors to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may have the practical effect of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors. There are also agreements indemnifying our officers to the same extent that directors are indemnified by our Bylaws.

Compensation Committee Interlocks and Insider Participation

     During the twelve months ended October 31, 2005, no executive officers served on the board of directors or the compensation committee of another company that had an executive officer serving on our board of directors.

                           PRINCIPAL SHAREHOLDERS AND
                          STOCK HOLDINGS OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of February 27, 2006 by (1) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our common stock, (2) each of our current directors, (3) each named executive officer and (4) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on a review of filing with the Securities and Exchange Commission and on information furnished to us by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                               Number of            Percent
  Name and Address of Beneficial Owner         Shares(1)          of Total(1)
  ------------------------------------         ---------          -----------

  Joseph F. Longo (2)(10)                      2,431,398            10.15%

  Peter J. Scanlon (3)(10)                       118,432               *

  Ralph N. Dechiaro (4)(10)                       23,978               *

  Karl N. Hale (5)(10)                            51,667               *

  Stephen J. Landa                                   358               *

  L. Scott Barnard(6)(10)                         30,000               *

  Joseph A. Equale (7)                            45,000               *
  103 Newtown Road, Suite 1A
  Danbury, CT 06810

  Nicholas S. Perna (8)                           45,000               *
  27 Wilton Road East
  Ridgefield, CT 06877

  John J. Fitzpatrick (9)(10)                     30,000               *

  Northshore Asset Management, LLC             3,558,347             14.8%
  (11)( 12)
  208 South LaSalle, Suite 1201
  Chicago, IL 60604

  Paradigm Group L.P. (13)                     1,689,936             7.0%
  60 Revere Drive, Suite 725
  Northbrook, IL 60062

  Circle Trust Company (14)                    1,000,000             4.2%
  Metro Center
  1 Station Place, Suite 30
  Stamford, CT 06902

  All officers and directors as a group (9     2,778,333             11.6%
  persons) (15)

* Represents less than one percent (1%).

(1) The beneficial ownership is calculated based on 20,399,367 shares of our common stock outstanding as of October 31, 2005. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person in the column and the percentage ownership of that person, shares of common stock subject to options held by that person that were exercisable at or within 60 days of the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Includes 317,500 shares subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus. This includes 900,000 common shares that were issued by us to Mr. Longo in connection with the Cornell Financing. To secure full payment under the Securities Purchase Agreement, Mr. Longo pledged 900,000 shares of common stock held by him. We issued to Mr. Longo 900,000 shares of common stock in place of the shares of common stock being pledged pursuant to the Securities Purchase Agreement in connection with the Cornell financing. Such 900,000 shares issued by us are to be held in escrow and is included in the share number above. In the event any of the shares of common stock pledged by Mr. Longo to Cornell are forfeited to Cornell, Mr. Longo shall retain the rights to the same number of shares of common stock issued by us directly to him. In the event the shares of common stock pledged to Cornell are returned to Mr. Longo, Mr. Longo shall return to us for cancellation the same number of shares of common stock that were returned to Mr. Longo by Cornell.

(3) Includes 5,000 shares owned by Mr. Scanlon's wife for which he disclaims beneficial ownership. Includes 87,500 shares subject to currently exercisable options and/or that are exercisable within 60 days of the date of this prospectus, and 13,433 shares that have vested through December 31, 2005 through our 401k plan.

(4) Includes 10,500 shares subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus and 13,478 shares that have vested through December 31, 2005 through our 401k plan.

(5) Includes 42,500 shares subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus and 16,650 shares that have vested through December 31, 2005 through our 401k plan.

(6) Includes 34,500 shares subject to options that 50% are currently exercisable and/or are exercisable within 60 days of the date of this prospectus.

(7) Includes 50,500 shares subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus.

(8) Includes 34,500 shares subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus.

(9) Includes 34,500 shares subject to options that 50% are currently exercisable and/or are exercisable within 60 days of the date of this prospectus.

(10) Address is 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897

(11) Of these shares, 3,558,347 are held by Northshore Asset Management, LLC for the benefit of Astor Fund, LLC, a Delaware limited liability company that is managed and beneficially owned by Northshore.

(12) Does not include 3,663,647 shares of common stock owned by Northshore Asset Management, LLC, of which Messrs. Ballew and Slepicka are each a principal, in which securities Messrs. Ballew and Slepicka disclaim any beneficial interest except to the extent of their pecuniary interest therein.

(13) Includes 696,767 warrants exercisable within 60 days of the date of this prospectus.

(14) Northshore Asset Management, LLC is the beneficial owner of NSCT, LLC, a Connecticut limited liability company, which in turn, is the beneficial owner of eighty-six percent (86%) of Circle Trust Company.

(15) Includes an aggregate of 981,000 shares held by all directors and executive officers that are subject to options that are currently exercisable and/or are exercisable within 60 days of the date of this prospectus. See notes
     (2), (4), (5), (8), (9), (11) and (14) above.

                             SELLING SECURITYHOLDERS

     The selling securityholders may, from time to time, offer and sell shares of our common stock and shares of common stock issuable upon exercise of the warrants pursuant to this prospectus.

     All of the securities being offered by the selling securityholders were acquired by the holders in private placement transactions in which we granted registration rights with respect to all of the common stock purchased and all of the shares issuable upon exercise of the warrants. None of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as may be noted below. Neither Cornell Capital Partners nor any of its affiliates is an affiliate of ours, including based upon share ownership, due to the 4.9% and 9.9% ownership caps contained in the Cornell financing agreements.

     The following table sets forth certain information, as of February 27, 2006, with respect to the common stock held by the selling securityholders. Information with respect to ownership has been furnished by the respective selling securityholders. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling securityholder described below. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Shares of common stock issuable pursuant to warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Each person or group identified possesses sole voting and investment power with respect to the shares unless otherwise indicated below. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person.

     Cornell Capital Partners is an underwriter with respect to the shares of common stock being offered for resale under this prospectus and is a holder of shares of our common stock. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

     We engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. We paid Monitor Capital, Inc. a fee in the form of 4,348 shares of common stock on September 15, 2005, under a Placement Agent Agreement.

     None of the selling securityholders are broker-dealers (except for Monitor Capital, Inc.) or affiliates of broker-dealers.

     These shares are being registered for resale in this offering.

                                                                        Number of
                                                 Shares of Common       Shares of
                                                Stock Beneficially     Common Stock           Common Stock
                                                      Owned              Offered           Beneficially Owned
                                               Before the Offering     Pursuant to       After the Offering (2)
                                               -------------------     Registration     --------------------------
Name of Beneficial Owner                            Number(1)            Statement         Number       Percentage
------------------------                            ---------            ---------         ------       ----------

Financial Alchemy LLC (3)                        809,132 (3)            803,884 (3)       5,248             *
Ann C. Ritson                                    141,860 (4)            141,860 (4)           0             0%
Robert Vujea                                      62,500 (5)             62,500 (5)           0             0%
Petr Lisa (6)                                     30,000 (6)             30,000 (6)           0             0%
Nutmeg Environmental LP (7)                      721,852 (7)            260,144 (7)     461,708             2.5%
Joseph F. Longo                                1,223,898 (8)            900,000 (8)     323,898             1.7%
Monitor Capital, Inc. (9)                          4,348 (9)              4,348 (9)           0             0%
Cornell Capital Partners, LP (10)             12,386,956 (10          12,386,956(10)          0             0%

--------------------
*    Represents less than one percent (1%).

(1) Includes shares of common stock issuable upon exercise of the warrants issued in the private placements.

(2) Assumes that the selling securityholder sells all of the shares of common stock offered under this prospectus. Percentage of ownership is based on 18,773,367 shares of common stock outstanding as of February 10, 2006.

(3) Includes 401,942 shares of common stock issuable upon the exercise of warrants at an exercise price per share of $3.90. The individual who exercises voting and dispositive power over the shares held by Financial Alchemy LLC is Eric Irrgang.

(4) Includes 70,930 shares of common stock issuable upon the exercise of warrants at an exercise price per share of $7.95.

(5) Includes 37,500 shares of common stock issuable upon the exercise of warrants at an exercise price per share of $3.20.

(6) Includes 15,000 shares of common stock issuable upon the exercise of warrants at an exercise price per share of $3.31.

(7) Includes 130,072 shares of common stock issuable upon the exercise of warrants at an exercise price per share of $6.52. The individual who exercises voting and dispositive power over the shares held by Nutmeg Environmental LP is Mr. Stephen Jouzapaitis.

(8) 900,000 common shares were personally pledged by Mr. Longo pursuant to the Securities Purchase Agreement with Cornell Capital Partners and are being held in escrow to secure the payment of the $2.3 million debenture. We issued to Mr. Longo 900,000 shares of common stock in place of the shares of common stock being pledged by Mr. Longo to secure the debenture. We have agreed to register such 900,000 shares and hold such shares in escrow for Mr. Longo. In the event any of the shares of common stock pledged by Mr. Longo to Cornell are forfeited to Cornell, Mr. Longo shall retain the rights to the same number of shares of common stock issued by us directly to him. In the event the shares of common stock pledged to Cornell are returned to Mr. Longo, Mr. Longo shall return to us for cancellation the same number of shares of common stock that were returned to Mr. Longo by Cornell.

(9) Shares of common stock that were issued to Monitor Capital, Inc. as a placement agent fee in connection with the Standby Equity Distribution Agreement and the Securities Purchase Agreement with Cornell Capital Partners. The individual who exercises voting and dispositive power over the shares held by Monitor Capital, Inc. is Mr. Hsiao-Wen Kao.

(10) Includes (i) 10,100,000 shares which may be purchased by Cornell Capital Partners from us under the Standby Equity Distribution Agreement, (ii) 386,956 shares of common stock which were issued to Cornell Capital Partners upon the signing of the Standby Equity Distribution Agreement as a commitment fee, (iii) 1,250,000 shares of common stock issuable upon conversion or repayment of convertible debentures in the principal amount of $2,300,000 issued pursuant to a Securities Purchase Agreement, which was entered into as of September 15, 2005 with Cornell Capital Partners and
     (iv) 650,000 shares of common stock issuable upon exercise of a warrant at an exercise price per share of $2.53 issued pursuant to Cornell Capital Partners pursuant to the Securities Purchase Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.


     On November 4, 2004, we completed a private placement and issued 204,778 shares of common stock to Financial Alchemy, LLC at a price per share of $2.93 for gross proceeds of $600,000. In connection with this private placement, we issued warrants to purchase 204,778 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 68,259 warrants to purchase shares of common stock at an exercise price of $5.71 per share. Pursuant to the second tranche, we issued an aggregate of 68,259 warrants to purchase shares of common stock at an exercise price of $7.71 per share. Pursuant to the third tranche, we issued an aggregate of 68,259 warrants to purchase shares of common stock at an exercise price of $9.91 per share. The warrants issued in each tranche are scheduled to expire on November 1, 2007. None of these warrants have been exercised.

     On December 8, 2004, we completed a private placement and issued 70,930 shares of common stock to Ann Ritson at a price per share of $3.44 for gross proceeds of $244,000. In connection with this private placement, we issued warrants to purchase 70,930 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 23,643 warrants to purchase shares of common stock at an exercise price of $5.95 per share. Pursuant to the second tranche, we issued an aggregate 23,643 warrants to purchase shares of common stock at an exercise price of $7.95 per share. Pursuant to the third tranche, we issued an aggregate of 23,543 warrants to purchase shares of common stock at an exercise price of $9.95 per share. The warrants issued in each tranche are scheduled to expire on December 8, 2007. None of these warrants have been exercised.

     On May 26, 2005, we completed a private placement and issued 101,010 shares of common stock to Financial Alchemy, LLC at a price per share of $1.93 per share for gross proceeds of $200,000. In connection with this private placement, we issued warrants to purchase 101,010 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at an exercise price of $4.50 per share. Pursuant to the second tranche, we issued an aggregate 33,670 warrants to purchase shares of common stock at an exercise price of $6.50 per share. Pursuant to the third tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at an exercise price of $8.50 per share. The warrants issued in each tranche are scheduled to expire on May 26, 2008. None of these warrants have been exercised.

     On June 7, 2005, we completed a private placement with Robert Vujea and issued 25,000 shares of common stock at a price per share of $2.30. In connection with this private placement, we issued warrants to purchase 37,500 shares of common stock at an exercise price of $3.20 per share. These warrants are set to expire on June 7, 2008. None of these warrants have been exercised.

     On June 10, 2005, we completed a private placement with Petr Lisa and issued 15,000 shares of common stock at a price per share of $1.85. In connection with this private placement, we issued warrants to purchase 15,000 shares of common stock. Pursuant to the financing agreement, we issued an aggregate of 15,000 warrants to purchase shares of common stock at an exercise price of $3.31 per share. These warrants are set to expire on June 10, 2008. None of these warrants have been exercised.

     On June 29, 2005, we completed a private placement with Financial Alchemy, LLC and issued 96,154 shares of common stock at a price per share of $2.08. In connection with this private placement, we issued warrants to purchase 96,153 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at an exercise price of $4.63 per share. Pursuant to the second tranche, we issued an aggregate 32,051 warrants to purchase shares of common stock at an exercise price of $6.63 per share. Pursuant to the third tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at an exercise price of $8.63 per share. The warrants issued in each tranche are scheduled to expire on June 29, 2008. None of these warrants have been exercised.

     On August 11, 2005, we completed a private placement with Nutmeg Environmental LP and issued 92,572 shares of common stock at a price per share of $2.03. In connection with this private placement, we issued warrants to purchase 92,572 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 30,857 warrants to purchase shares of common stock at an exercise price of $4.57 per share. Pursuant to the second tranche, we issued an aggregate of 30,857 warrants to purchase shares of common stock at an exercise price of $6.57 per share. Pursuant to the third tranche, we issued an aggregate of 30,858 warrants to purchase shares of common stock at an exercise price of $8.57 per share. The warrants issued in each tranche are scheduled to expire on September 6, 2008. None of these warrants have been exercised.

     On September 20, 2005, we completed a private placement with Nutmeg Environmental LP and issued 37,500 shares of common stock at a price per share of $1.88. In connection with this private placement, we issued warrants to purchase 37,500 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at an exercise price of $4.38 per share. Pursuant to the second tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at an exercise price of $6.38 per share. Pursuant to the third tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at an exercise price of $8.38 per share. The warrants issued in each tranche are scheduled to expire on September 20, 2008. None of these warrants have been exercised as of this time. The average warrant price of all warrants outstanding is $4.29 per share.

                              PLAN OF DISTRIBUTION

     The selling securityholders have advised us that the sale or distribution of our common stock owned by the selling securityholders may be effected directly to purchasers by the selling securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the NASD Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the NASD Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling securityholders or by agreement between the selling securityholders and underwriters, brokers, dealers or agents, or purchasers. If the selling securityholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 96% of, or a 4% discount to, the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners that we desire to access the Standby Equity Distribution Agreement. In addition, Cornell Capital Partners will be paid a 5% retainer fee from each advance it makes under the Standby Equity Distribution Agreement for a total discount of 9% and received a one-time commitment fee in the form of 386,956 shares of our common stock. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. The 4% discount, the 5% retainer and the commitment fee in the form of 386,956 shares of common stock are underwriting discounts. Cornell Capital Partners is a holder of shares of our common stock and is an underwriter with respect to the shares of common stock being offered for resale under this prospectus.

     In addition, we engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. We paid Monitor Capital, Inc. a fee in the form of 4,348 shares of our common stock on September 15, 2005, under a Placement Agent Agreement.

     Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling securityholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling securityholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling securityholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including in connection with any untrue statement or alleged untrue statement of a material fact made by us in this prospectus or any omission or alleged omission by us to state a material fact in this prospectus, and any violation or alleged violation by us of federal or state securities laws and any other law, rule or regulation relating to the sale of the shares under this prospectus. In addition, we engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. We paid Monitor Capital, Inc. a fee in the form of 4,348 shares of our common stock for its services on September 15, 2005, under a Placement Agent Agreement. We will not receive any proceeds from the sale of any of the shares of common stock by the selling securityholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

     Cornell Capital Partners will not engage in "shorting" prior to effectiveness of this registration statement and cover with shares received from this registration statement. However, Cornell is permitted to sell the shares to be issued to it pursuant to an advance notice during the applicable pricing period and Cornell may sell those shares prior to the time that it has actually received the physical certificates representing the shares.

     The selling securityholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including Regulation M. Under Regulation M, the selling securityholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling securityholders are distributing shares covered by this prospectus. Pursuant to the requirements of
Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, we must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

     In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.

     The convertible debenture and warrant issued to Cornell Capital Partners also provide that Cornell Capital Partners may not convert the debenture or exercise the warrant if such conversion or exercise would result in Cornell Capital Partners beneficially owning in excess of 4.9% of our then-outstanding common stock. There is no requirement for us to pay cash in lieu of our common stock under the debenture or warrant in the event that Cornell Capital Partners cannot convert the debenture or exercise the warrant because of the 4.9% ownership limitation.

                            DESCRIPTION OF SECURITIES

General

     We are authorized by our articles of incorporation to issue an aggregate of 800,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

     As of February 10, 2006, there were 18,773,367 shares of common stock outstanding that were held of record by approximately 576 shareholders. Holders of our common stock are entitled to one vote per share for each share held on all matters submitted to a vote of the shareholders. There are no cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any outstanding preferred stock, holders of our common stock are entitled to receive dividends proportionately as may be declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share proportionately in our available assets after payments of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Outstanding shares of our common stock are, and the shares of our common stock offered hereby, will upon completion of the offering, be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by rights of the holders of shares of currently issued and outstanding preferred stock and any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

     Under the terms of our articles of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

     In connection with the private placement transaction dated November 4, 2004, we issued warrants to purchase 204,778 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 68,259 warrants to purchase shares of common stock at a price of $5.71 per share. Pursuant to the second tranche, we issued an aggregate 68,259 warrants to purchase shares of common stock at a price of $7.71 per share. Pursuant to the third tranche, we issued an aggregate of 68,259 warrants to purchase shares of common stock at a price of $9.91 per share. Each tranche is scheduled to expire on November 1, 2007. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 204,778 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated December 8, 2004, we issued warrants to purchase 70,930 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 23,643 warrants to purchase shares of common stock at a price of $5.95 per share. Pursuant to the second tranche, we issued an aggregate 23,643 warrants to purchase shares of common stock at a price of $7.95 per share. Pursuant to the third tranche, we issued an aggregate of 23,543 warrants to purchase shares of common stock at a price of $9.95 per share. Each tranche is scheduled to expire on December 8, 2007. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 70,930 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated May 26, 2005, we issued warrants to purchase 101,010 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $4.50 per share. Pursuant to the second tranche, we issued an aggregate 33,670 warrants to purchase shares of common stock at a price of $6.50 per share. Pursuant to the third tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $8.50 per share. Each tranche is scheduled to expire on May 26, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 101,010 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated June 7, 2005, we issued warrants to purchase 37,500 shares of common stock. at a price of $3.20 per share. These warrants are set to expire on June 7, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 37,500 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated June 10, 2005, we issued warrants to purchase 15,000 shares of common stock. Pursuant to the agreement, we issued an aggregate of 15,000 warrants to purchase shares of common stock at a price of $3.31 per share. These warrants are set to expire on June 10, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 15,000 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated June 29, 2005, we issued warrants to purchase 96,153 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $4.63 per share. Pursuant to the second tranche, we issued an aggregate 32,051 warrants to purchase shares of common stock at a price of $6.63 per share. Pursuant to the third tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $8.63 per share. Each tranche is scheduled to expire on June 29, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 96,153 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated September 6, 2005, we issued warrants to purchase 92,572 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 30,857 warrants to purchase shares of common stock at a price of $4.57 per share. Pursuant to the second tranche, we issued an aggregate of 30,857 warrants to purchase shares of common stock at a price of $6.57 per share. Pursuant to the third tranche, we issued an aggregate of 30,858 warrants to purchase shares of common stock at a price of $8.57 per share. Each tranche is scheduled to expire on September 6, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 92,572 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated September 15, 2005, we issued warrants to purchase 650,000 shares of common stock at a price of $2.53 per share. These warrants are scheduled to expire on September 15, 2008. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 650,000 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the warrant holders.

     In connection with the private placement transaction dated September 20, 2005, we issued warrants to purchase 37,500 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $4.38 per share. Pursuant to the second tranche, we issued an aggregate 12,500 warrants to purchase shares of common stock at a price of $6.38 per share. Pursuant to the third tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $8.38 per share. Each tranche is scheduled to expire on September 20, 2008. None of these warrants have been exercised as of this time. The average warrant price of all warrants outstanding is $4.29 per share. The Registration Statement of which this prospectus is a part includes the 37,500 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

Limitation on Director's Liability

     Our articles of incorporation contains provisions that allow for the indemnification of directors, officers, employees or other agents of our company to the fullest extent permitted under Colorado law. The articles of incorporation also provides that our directors shall not be personally liable to our company or our shareholders for monetary damages for breach of his fiduciary duty as a director, including gross negligence, except in circumstances involving intentional misconduct. However, a director shall remain liable for any breach of the director's duty of loyalty to our company or our shareholders, for acts or omissions that involve intentional misconduct or a knowing violation of the law.

     These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies or through injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities laws, including federal securities laws.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this offering, 23,114,636 shares of our common stock are outstanding. Virtually all of these shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares which are owned by an affiliate of us as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under this prospectus. The shares of our common stock owned by our affiliates and not registered for resale under this prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Rule 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), however, a person who has held restricted securities for a minimum of two years from the later of the date that such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale, public information and the other limitations contained in Rule 144. The foregoing summary is not intended to be a complete discussion of Rule 144.

                        CHANGES IN CERTIFYING ACCOUNTANTS

     The independent auditing firm of Kostin, Ruffkess & Company, LLC ("KRC"), which had been auditing our financial statements, made a corporate decision to discontinue the provision of auditing services to publicly traded companies. As a result, KRC discontinued providing auditing services to us effective January 31, 2005, and has elected not to stand for re-election as our independent public accounting firm.

     The reports issued by KRC on our financial statements for both of the two most recent fiscal years did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through January 21, 2005, there were no disagreements with KRC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KRC, would have caused KRC to make reference to the subject matter of the disagreement in connection with its reports.

     Our audit committee conducted an extensive search for other qualified auditing firms and on January 21, 2005, our board of directors, upon recommendation and approval of the audit committee, retained the services of Marcum & Kliegman LLP located in New York, New York, effective February 1, 2005, to act as our independent registered public accounting firm to audit our financial statements for the fiscal year ending October 31, 2005.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Schuchat, Herzog & Brenman, LLC, Denver, Colorado.


                                     EXPERTS

     Our consolidated financial statements for the fiscal year ended October 31, 2005 included in this prospectus have been audited by Marcum & Kliegman LLP, as set forth in their report. The consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving such report.

     Our consolidated financial statements for the fiscal years ended October 31, 2004 and 2003 included in this prospectus have been audited by Kostin, Ruffkess & Company, LLC, as set forth in their report. The consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving such report.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement. For further information relating to us, we refer you to the Registration Statement and its exhibits.

     Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or other document filed as an exhibit. Each statement is qualified in all respects by the relevant reference.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm. All of these filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may read and copy any filed document at the Securities and Exchange Commission's public reference rooms in Washington, D.C. at 100 F. Street, N.E., Judiciary Plaza, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms.

                       STARTECH ENVIRONMENTAL CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



Financial Statements for the Years Ended October 31, 2005, 2004 and 2003
------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm....................F-2

Independent Auditors' Report...............................................F-3

Consolidated balance sheets as of October 31, 2005 and
October 31, 2004 ..........................................................F-4

Consolidated statements of operations for the years ended
October 31, 2005, 2004 and 2003............................................F-5

Consolidated statements of changes in stockholders' equity
for the years ended October 31, 2005, 2004 and 2003........................F-6

Consolidated statements of cash flows for the years ended
October 31, 2005, 2004 and 2003............................................F-7

Supplemental Disclosure of Cash Flow Information...........................F-8

Notes to consolidated financial statements.................................F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Audit Committee of the Board of Directors
Startech Environmental Corporation

We have audited the accompanying consolidated balance sheet of Startech Environmental Corporation as of October 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Startech Environmental Corporation as of October 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has no significant revenues and has incurred significant losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Marcum & Kliegman LLP




New York, NY
January 13, 2006

[GRAPHIC OMITTED]

                                                      Pond View Corporate Center
                                                      76 Batterson Park Road
                                                      Farmington, CT 06032

                                                      Main Line:  (806) 678-6000
                                                      Toll Free:  (800)286-
                                                      KRCO
                                                      Fax:  (860) 678-6110
                                                      Web:  www.kostin.com

Farmington - New London
Business Advisors and Certified Public Accountants

To the Board of Directors
Startech Environmental Corporation


                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of Startech Environmental Corporation as of October 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended October 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Startech Environmental Corporation as of October 31, 2004, and the results of its operations, changes in stockholders' equity and its cash flows for each of the two years in the period ended October 31, 2004, in conformity with U.S. generally accepted accounting principals.



/s/  Kostin, Ruffkess & Company, LLC


Farmington, Connecticut
December 15, 2004


                                              STARTECH ENVIRONMENTAL CORPORATION
                                                 Consolidated Balance Sheets
                                                  October 31, 2005 and 2004
                                                                                            2005                2004
                                                                                        ------------        ------------
                                                          Assets
                                                          ------
Current assets:
   Cash and cash equivalents                                                            $  2,489,529        $  2,401,061
   Accounts receivable                                                                        56,106                --
   Note receivable                                                                              --                50,000
   Inventory                                                                                 326,392             324,767
   Prepaid expenses and other current assets                                                  40,008              20,508
                                                                                        ------------        ------------

Total current assets                                                                       2,912,035           2,796,336

Equipment and leasehold improvements, net                                                  2,141,755           1,884,512

Deferred financing costs, net                                                                251,610                --
Deferred offering costs                                                                      239,595                --
Other assets                                                                                  89,266             276,420
                                                                                        ------------        ------------


Total assets                                                                            $  5,634,261        $  4,957,268
                                                                                        ============        ============

                                            Liabilities and Stockholders' Equity
                                            ------------------------------------

Current liabilities:
   Accounts payable                                                                     $    109,225        $    223,817
   Other accrued expenses                                                                    363,351             335,725
   Convertible notes, net of deferred debt discount of $1,897,871                            402,129                --
   Detachable warrants                                                                       819,884                --
   Conversion option on convertible notes                                                  1,098,758                --
   Customer deposits and deferred revenue                                                  1,187,796             771,777
   Capital lease - short-term                                                                    242               4,073
                                                                                        ------------        ------------

      Total current liabilities                                                            3,981,385           1,335,392

Capital lease payable, net of current portion                                                   --                   242
                                                                                        ------------        ------------

      Total liabilities                                                                    3,981,385           1,335,634
                                                                                        ------------        ------------

Stockholders' equity:
Preferred stock, no par value, 10,000,000 shares authorized; none issued and
outstanding                                                                                     --                  --
Common stock; no par value; 800,000,000 shares authorized; 23,121,569 issued and 18,641,569 outstanding at October 31, 2005 and 17,560,887
   issued and outstanding at October 31, 2004                                             25,142,363          22,442,333
Additional paid-in-capital                                                                 1,742,745           1,742,745
Deferred offering costs                                                                     (990,000)               --
Accumulated deficit                                                                      (24,242,232)        (20,563,444)
                                                                                        ------------        ------------

      Total stockholders' equity                                                           1,652,876           3,621,634
                                                                                        ------------        ------------
Total Liabilities and Stockholders' Equity                                              $  5,634,261        $  4,957,268
                                                                                        ============        ============


                 The accompanying notes are an integral part of the consolidated financial statements.

                                                              F-4


                                             STARTECH ENVIRONMENTAL CORPORATION
                                            Consolidated Statements of Operations
                                    For The Years Ended October 31, 2005, 2004 and 2003


                                                                             Year Ended October 31,
                                                                             ----------------------

                                                                   2005               2004                2003
                                                                   ----               ----                ----

Revenue                                                        $    290,087        $  1,708,768        $     70,000

Cost of sales                                                        68,718             628,756              48,676
                                                               ------------        ------------        ------------

Gross profit                                                        221,369           1,080,012              21,324
                                                               ------------        ------------        ------------


Operating Expenses:
Selling expenses                                                    871,246             928,619             789,133
Research and development expenses                                   337,898             353,099             310,219
General and administrative expenses                               2,672,781           2,251,881           1,802,160
Abandoned project costs                                             187,154                --                  --
Depreciation and amortization expenses                              213,767             208,132             196,733
                                                               ------------        ------------        ------------
Total operating expenses                                          4,282,846           3,741,731           3,098,245
                                                               ------------        ------------        ------------

Loss from operations                                             (4,061,477)         (2,661,719)         (3,076,921)

Other income (expense):
  Interest income                                                    26,071              29,491               9,220
  Interest expense                                                  (18,512)             (1,705)             (6,926)
  Amortization of deferred financing costs                          (35,944)               --                  --
  Amortization of deferred debt discount                           (271,124)               --                  --
  Change in value of warrants and conversion option                 250,353                --                  --
  Other Income                                                      454,035                --                (1,178)
  Management restructuring                                             --                  --              (346,052)
                                                               ------------        ------------        ------------
     Total other income(expense)                                    404,879              27,786            (344,936)
                                                               ------------        ------------        ------------

Income tax (benefit) expense                                         22,190              12,473                (143)
                                                               ------------        ------------        ------------

Net loss                                                       ($ 3,678,788)       ($ 2,646,406)       ($ 3,421,714)
                                                               ============        ============        ============

Per share data:
Net loss per share-basic and diluted                           ($      0.21)       ($      0.16)       ($      0.29)
                                                               ============        ============        ============
Weighted average common shares outstanding-basic and diluted     17,920,582          16,872,391          11,641,052
                                                               ============        ============        ============


                  The accompanying notes are an integral part of the consolidated financial statements.

                                                              F-5



                                                STARTECH ENVIRONMENTAL CORPORATION
                                   Consolidated Statements of Changes in Stockholders' Equity
                                      For the Years Ended October 31, 2005, 2004 and 2003


                                                     Preferred
                                                      Shares             Amount           Common Shares           Amount
                                                   ------------        -----------        -------------       -------------


Balance, October 31, 2002                                36,655        $    356,553          10,293,392        $ 14,790,453
Preferred shares converted to common shares             (33,010)           (330,100)            177,702             330,100
Shares issued for 401(k) plan                              --                  --                69,848              74,268
Shares issued for cash                                     --                  --             5,593,180           4,341,256
Net loss                                                   --                  --                  --                  --
                                                   ------------        ------------        ------------        ------------
Balance, October 31, 2003                                 2,645              26,453          16,134,122          19,536,077


Shares issued for 401(k) plans                             --                  --                16,060              62,932
Shares issued for cash                                   (2,645)            (26,453)          1,232,080           2,506,461
Preferred shares converted to common shares                --                  --                12,853              26,453
Shares issued for services rendered                        --                  --                13,772              45,000
Exercise of stock options                                  --                  --               152,000             275,560
Stock subscription receivable                              --                  --                  --               (10,150)
Net loss                                                   --                  --                  --                  --
                                                   ------------        ------------        ------------        ------------
Balance, October 31, 2004                                  --                  --            17,560,887          22,442,333


Issuance of common stock for cash                          --                  --               642,944           1,589,580
Shares issued for 401(k) plans                             --                  --                20,857              63,073
Exercise of stock options                                  --                  --                15,000              22,050
Exercise of warrants                                       --                  --                10,577              35,327
Issuance of common stock in connection
  with securities agreement                                --                  --               391,304             990,000
Issuance of common stock to be held in escrow              --                  --             4,480,000                --
Net loss                                                   --                  --                  --                  --
                                                   ------------        ------------        ------------        ------------


Balance, October 31, 2005                                  --                  --            23,121,569        $ 25,142,363
                                                   ============        ============        ============        ============

                                                                                                   (Continued on next page)




                                              STARTECH ENVIRONMENTAL CORPORATION
                                  Consolidated Statements of Changes in Stockholders' Equity
                                      For the Years Ended October 31, 2005, 2004 and 2003


                                                   Additional        Deferred Offering      Accumulated          Total
                                                 Paid-In Capital           Costs              Deficit      Stockholders' Equity
                                                 ---------------     -----------------     ------------    --------------------

Balance, October 31, 2002                          $  1,742,745        $       --          $(14,495,324)       $  2,394,428
Preferred shares converted to common shares                --                  --                  --                  --
Shares issued for 401(k) plan                              --                  --                  --                74,268
Shares issued for cash                                     --                  --                  --             4,341,256
Net loss                                                   --                  --            (3,421,714)         (3,421,714)
                                                   ------------        ------------        ------------        ------------
Balance, October 31, 2003                             1,742,745                --           (17,917,038)          3,388,237


Shares issued for 401(k) plans                             --                  --                  --                62,932
Shares issued for cash                                     --                  --                  --             2,506,461
Preferred shares converted to common shares                --                  --                  --                  --
Shares issued for services rendered                        --                  --                  --                45,000
Exercise of stock options                                  --                  --                  --               275,560
Stock subscription receivable                              --                  --                  --               (10,150)
Net loss                                                   --                  --            (2,464,406)         (2,646,406)
                                                   ------------        ------------        ------------        ------------
Balance, October 31, 2004                             1,742,745                --           (20,563,444)          3,261,634


Issuance of common stock for cash                          --                  --                  --             1,589,580
Shares issued for 401(k) plans                             --                  --                  --                63,073
Exercise of stock options                                  --                  --                  --                22,050
Exercise of warrants                                       --                  --                  --                35,327
Issuance of common stock in connection
  with securities agreement                                --              (990,000)               --                  --
Issuance of common stock to be held in escrow              --                  --                  --                  --
Net loss                                                   --                  --            (3,678,788)         (3,678,788)
                                                   ------------        ------------        ------------        ------------


Balance, October 31, 2005                          $  1,742,745        $   (990,000)       $(24,242,232)       $  1,652,876
                                                   ============        ============        ============        ============


                   The accompanying notes are an integral part of the consolidated financial statements.

                                                                F-6


                                    STARTECH ENVIRONMENTAL CORPORATION
                                   Consolidated Statements of Cash Flows
                            For The Years Ended October 31, 2005, 2004 and 2003


                                                                           Year Ended October 31,
                                                                           ----------------------
                                                              2005                 2004                 2003
                                                              ----                 ----                 ----
Cash flows from operating activities:
   Net loss                                               $(3,678,788)         $(2,646,406)         $(3,421,714)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
     Stock based compensation                                    --                 45,000                 --
     Abandonment of projects                                  187,154                 --                   --
     Gain on sale of assets                                      --                   --                   (193)
     401(k) match through issuance
       of common shares                                        63,073               62,932               74,268
     Depreciation and amortization                            213,767              208,132              196,733
     Amortization of deferred financing costs                  35,944                 --                   --
     Amortization of deferred debt discount                   271,124                 --                   --
     Change in value of warrants and
        conversion option                                    (250,353)                --                   --
Changes in operating assets and liabilities
        Accounts receivable                                   (56,106)                --                290,000
        Note receivable                                        50,000                 --                   --
        Prepaid expense and other current assets              (19,500)              (2,735)               4,607
        Inventory                                              (1,625)            (264,178)             (46,342)
        Other assets                                             --                   --                (27,664)
        Accounts payable                                     (114,592)             183,650             (219,949)
        Customer deposits                                     416,019             (318,223)             920,000
        Accrued expenses                                       27,626              (61,147)              95,651
                                                          -----------          -----------          -----------
Net cash used in operating activities                      (2,856,257)          (2,792,975)          (2,134,603)
                                                          -----------          -----------          -----------

Cash flows used in investing activities:
     Proceeds from sale of asset                                 --                   --                  5,593
     Purchase of equipment                                   (471,010)            (163,398)             (74,242)
                                                          -----------          -----------          -----------
Net cash used in investing activities                        (471,010)            (163,398)             (68,649)
                                                          -----------          -----------          -----------

Cash flows from financing activities:
   Proceeds from options, warrants
   and common stock issuance                                1,646,957            2,771,871            4,341,256
   Proceeds from convertible debenture                      2,300,000                 --                   --
Offering costs related to equity line of credit              (239,595)                --                   --
Capitalized financing costs                                  (287,554)                --                   --
Repayment of capital lease payable                             (4,073)             (15,995)             (45,767)
                                                          -----------          -----------          -----------
Net cash provided by financing activities                   3,415,735            2,775,876            4,295,489
                                                          -----------          -----------          -----------

Net (decrease) increase in cash and cash
equivalents                                                    88,468             (200,497)           2,092,237

Cash and cash equivalents, beginning                        2,401,061            2,601,558              509,321
                                                          -----------          -----------          -----------

Cash and cash equivalents, ending                         $ 2,489,529          $ 2,401,061          $ 2,601,558
                                                          ===========          ===========          ===========

               The accompanying notes are an integral part of the consolidated financial statements.

                                                           F-7


Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------

Cash paid during the period for:
--------------------------------

Interest                                                  $          238          $        1,705          $  6,926
                                                          ==============          ==============          ========

Taxes                                                     $       22,190          $        6,050          $   --
                                                          ==============          ==============          ========




Non-Cash Investing and Financing Activities:
--------------------------------------------

Common stock issued for services                          $         --            $       45,000          $   --
                                                          ==============          ==============          ========

Preferred stock converted to common stock                 $         --            $       26,453          $330,100
                                                          ==============          ==============          ========

Equipment acquired through capital lease                  $         --            $         --            $  3,612
                                                          ==============          ==============          ========

Common stock issued for deferred
     offering costs                                       $      990,000          $         --            $   --
                                                          ==============          ==============          ========












                  The accompanying notes are an integral part of the consolidated financial statements.

                                                          F-8

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Note 1 - Organization and Basis of Presentation:
------------------------------------------------

Company's Activities
--------------------

     Startech Environmental Corporation (the "Company") is an environmental technology corporation dedicated to the development, production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems that convert waste into valuable commodities.

Basis of Presentation

     On November 17, 1995, Startech Environmental Corporation, formerly Kapalua Acquisitions, Inc., was acquired in a reverse acquisition, in which all the then issued and outstanding shares of common stock of Startech Corporation were exchanged for 4,000,000 shares of Kapalua Acquisitions, Inc.'s common stock. After the acquisition and exchange of stock, the former shareholders of Startech Corporation owned 80.5% of the common stock of Kapalua Acquisitions, Inc. Subsequent to November 17, 1995, Kapalua Acquisitions, Inc. filed registration statements with the Securities and Exchange Commission to register certain securities. On January 2, 1996, Kapalua Acquisitions, Inc. changed its name to Startech Environmental Corporation.

Note 2 - Summary of Significant Accounting Policies:
----------------------------------------------------

Going Concern
-------------

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. The Company has no significant revenue, suffered significant recurring operating losses and needs to raise additional capital in order to be able to accomplish its business plan objectives. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company has historically satisfied its capital needs primarily by the sale of equity securities. On September 15, 2005, the Company entered into a Securities Purchase Agreement and a Standby Equity Distribution Agreement with Cornell Capital Partners and its affiliates ("Cornell"). The Securities Purchase Agreement provides for Cornell to purchase up to $2,300,000 of Secured
Convertible Debentures. This entire amount was funded during September and October 2005. The Standby Equity Distribution Agreement requires Cornell, at the Company's option, to purchase up to an aggregate of $20,000,000 of the Company's common stock, subject to certain limitations as discussed in Note 6, over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission ("SEC").

     Management of the Company is continuing its efforts to secure additional funds (see Note 15) through equity and/or debt instruments. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation
---------------------------

     The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Revenue Recognition
-------------------

     The Company recognizes revenue on the sale of its manufactured products at the date of shipment. Revenues earned from consulting and design services are recognized when the services are completed. For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over a three year period. For the years ended October 31, 2005, 2004 and 2003 revenue consisted of the following:

                                           2005         2004         2003
                                           ----         ----         ----

Manufactured parts                      $   56,106   $1,310,620   $   70,000
Services and training                       52,083      131,655         --
Distributorships                           181,898      266,493         --
                                        ----------   ----------   ----------
                                Total   $  290,087   $1,708,768   $   70,000
                                        ==========   ==========   ==========


Use of Estimates
----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful life of equipment and leasehold improvement and valuation of derivative instruments. These estimates and assumptions are based on management's judgment and available information, and consequently, actual results could differ from these estimates.

Reclassifications
-----------------

     Certain reclassifications have been made to the fiscal 2004 and 2003 financial statements to conform to the presentation used in the fiscal 2005 financial statements. The reclassifications had no effect on stockholders' equity or net losses as previously reported.

Cash and Cash Equivalents
-------------------------

     The Company considers all highly liquid instruments, with a maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable
-------------------

     Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectibility and an allowance for doubtful accounts is recorded accordingly. Management determines collectibility based on their experience and knowledge of the customers.

Inventory
---------

     Inventory consists of raw materials and is stated at lower of cost or market. Cost is determined by the first-in, first-out method.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Equipment and Leasehold Improvements
------------------------------------

     Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Expenditures for major additions and betterments which extend the useful lives of the equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Deferred Financing Costs
------------------------

     Costs incurred in conjunction with the convertible notes payable have been capitalized and will be amortized over the term of the notes.

Deferred Offering Costs
-----------------------

     Costs were incurred in conjunction with the Standby Equity Distribution Agreement (Note 6). Such costs will be applied to proceeds received under the agreement. In the event that the Company determines that they do not expect to receive any proceeds under the agreement, such costs will be expensed.

Research and Development
------------------------

     The Company charges all costs incurred to establish the feasibility of a product or enhancements to research and development expense in the period incurred. During the years ended October 31, 2005, 2004 and 2003, the Company incurred research and development expenses of $337,898, $353,099 and $310,219, respectively.

Income Taxes
------------

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company uses an asset and liability approach for financial accounting and reporting for income taxes. The basic principles of accounting for income taxes are: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company has had recurring net losses and the resulting deferred tax asset is offset by a corresponding valuation allowance.

Stock Based Compensation
------------------------

     Stock options issued under stock-based compensation plans are accounted for under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock, as determined by the board of directors, on the date of grant. Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure - an Amendment of FASB Statement No. 123, requires the disclosure of the effect on net loss and loss per share had the Company applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:


                                               2005          2004         2003
                                               ----          ----         ----
     Risk-free interest rate range         2.89%-4.57%       4.21%        4.24%
     Expected life of options -- years         5.63          6.84         10.00
     Expected stock price volatility           81%            98%          76%
     Expected dividend yield                   N/A            N/A          N/A


     The estimated fair value of options granted is amortized to expense over the option vesting periods.

     The following table illustrates the pro forma effects on net loss and net loss per common share for the years ended October 31, 2005, October 31, 2004 and October 31, 2003 as if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based compensation issued to employees.


                                               FOR THE YEAR ENDED OCTOBER 31,
                                                                              2005              2004              2003
                                                                              ----              ----              ----
Net loss- as reported                                                     $(3,678,788)      $(2,646,406)      $(3,421,714)
Deduct: Stock-based employee compensation expense determined under           (539,430)         (464,100)          (76,000)
the fair-value method for all awards                                      -----------       -----------       -----------

Net loss- pro forma                                                       $(4,218,218)      $(3,110,506)      $(3,497,714)
                                                                          ===========
Net loss per share- as reported (basic and diluted)                       $      (.21)      $      (.16)      $      (.29)
                                                                          ===========       ===========       ===========
Net loss per share - pro forma (basic and diluted)                        $      (.24)      $      (.18)      $      (.30)
                                                                          ===========       ===========       ===========

Net Loss Per Share of Common Stock
----------------------------------

     Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities realizable from the exercise of options, warrants and convertible notes of 6,315,464, 4,597,991 and 3,754,286 at October 31, 2005, October 31, 2004 and
October 31, 2003, respectively, are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements
-----------------------------------------

     In September 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 ("Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature"): a) the issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) the resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27,,"Application of Issue No. 98-5 to Certain Convertible Debt Instruments"

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


(and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

     In May 2005, SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3" was issued which, among other things, changes the accounting and reporting requirements for a change in accounting principle and provides guidance on error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless impracticable to determine the period-specific effects or cumulative effect of the change, and restatement with respect to the reporting of error corrections. SFAS No. 154 applies to all voluntary changes in accounting principles, and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 also requires that a change in method of depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. At this time, adoption of SFAS No. 154 is not expected to significantly impact the Company's financial statements or future results of operations.

     The Emerging Issues Task Force ("EITF") reached a tentative conclusion on EITF Issue No. 05-1, "Accounting for the Conversion of an Instrument that Becomes Convertible upon the Issuer's Exercise of a Call Option" that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer's exercise of a call option pursuant to the original terms of the instrument. The application of this pronouncement is not expected to have an impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 2005, the FASB ratified EITF Issue No. 05-2, "The Meaning of `Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock" ("EITF No. 05-2"), which addresses when a convertible debt instrument should be considered `conventional' for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument's economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 since the required implementation date. See Note 5 with respect to the impact of this pronouncement on the Company's consolidated financial statements.

     In September 2005, the FASB ratified EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues" ("EITF No. 05-7"), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. The Company will adopt EITF No. 05-7 as of the beginning of the Company's interim reporting period that begins on February 1, 2006. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement will have on its financial statements.

     In January 2003, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interest. FIN 46 also required consolidation of a VIE by an enterprise that holds such controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modifications to FIN 46 and issued Interpretation Number 46R, "Consolidation of Variable Interest Entities - an Interpretation of ARB 51" ("FIN 46 R"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN 46R is required in financial statements of public entities that have interests in VIEs or potential

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


VIEs commonly referred to as special-purpose entities for periods ending after March 2004. Adoption of this pronouncement did not impact on the Company's consolidated financial statements.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," which adopts wording from the IASB IAS No. 2 "Inventories" in an effort to improve the comparability of cross-border financial reporting. The FASB and IASB both believe the standards have the same intent; however, an amendment to the wording was adopted to avoid inconsistent application. The new standard indicates that abnormal freight, handling costs, and wasted materials (spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The statement is effective for the Company beginning in fiscal year 2007. Adoption of this pronouncement is not expected to have a material impact on the Company's consolidated earnings.

     In December 2004, the FASB issued SFAS No. 123R "Share Based Payment". This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities as of the beginning of the Company's interim reporting period of the first fiscal year that begins on or after June 15, 2005. The transitional provisions of SFAS No. 123R will not have a material effect on the Company's consolidated financial position or results of operations as substantially all outstanding equity instruments vest on or prior to October 31, 2005. The Company will utilize the fair value method for any future instruments after the implementation date.

Note 3 - Equipment and Leasehold Improvements:
----------------------------------------------

Equipment and leasehold improvements consist of the following:


                                                  Useful Life
                                                  (In years)             2005               2004
                                                  ----------             ----               ----

Computer equipment                                    3-5              $236,851            $190,981
Equipment                                            7-15             2,043,725           1,908,639
Furniture and fixtures                                3-7               144,383             144,383
Leasehold improvements                                4-7               108,096             108,096
Other                                                 4-7                23,625              23,625
                                                                         ------              ------
                                                                      2,556,680           2,375,724
Less: accumulated depreciation                                     ( 1,010,926)           (797,160)
                                                                   ------------           ---------
                                                                      1,545,754           1,578,564
Construction in progress                                                596,001             305,948
                                                                        -------             -------
Total equipment and leasehold  improvements                          $2,141,755          $1,884,512
                                                                     ==========          ==========


     Construction in progress includes the costs of constructing the Company's proprietary ceramic filtration system. Costs may include materials, labor, overhead and permits. When construction is completed, the asset will be reclassified as equipment and will be amortized when placed in service.

     Depreciation expense totaled $213,767, $208,132 and $196,733 for the years ended October 31, 2005, 2004 and 2003, respectively.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Note 4 - Other Assets:
----------------------

Other assets consist of the following:
                                                      2005                2004
                                                      ----                ----

Security deposit                                    $ 69,569            $ 69,569
Project costs                                         19,697             206,851
                                                    --------            --------
                                                    $ 89,266            $276,420
                                                    ========            ========

     During September 2005, the Company abandoned its project in South
Africa due to political pressures and wrote off costs in the amount of $187,154.


Note 5 - Convertible Note:
--------------------------

     On September 15, 2005, the Company entered into a Securities Purchase Agreement and a Standby Equity Distribution Agreement with Cornell Capital Partners. The Securities Purchase Agreement provides for Cornell Capital Partners to purchase up to $2,300,000 of secured convertible debentures of which $1,150,000 was funded within five business days of the date of the Securities Purchase Agreement and the balance was funded on October 19, 2005. The Debentures, mature September 2006, require monthly interest payments at a rate of 10% per annum and monthly principal payments commencing March 2006. The Company can prepay the debentures at anytime upon three days written notice. If the Company's common stock is trading above the conversion price at the time of the prepayment the Company must pay a 20% premium on the amount of the prepayment. The debentures are secured by substantially all of the Company's assets and shares of common stock as discussed below.

     The Securities Purchase Agreement requires the Company to file a registration statement within 30 days of the date of the agreement and to use its best efforts to have the registration statement declared effective by the Securities and Exchange Commission within 120 days of the date of the agreement (extended to April 15, 2006). In the event the registration statement is not filed or declared effective within the prescribed time periods, the Company will be required to pay liquidated damages as defined under the agreement.

     The debentures are convertible by Cornell Capital Partners at any time at a conversion price of $1.84 per share of common stock.

     In connection with the issuance of the debentures, the Company issued to Cornell Capital Partners a warrant to purchase 650,000 shares of the Company's common stock for a period of three years with an exercise price per share of $2.53. The gross proceeds of $2,300,000 were recorded net of a discount of $2,168,995. The debt discount consisted of a $897,121 value related to the warrants and $1,271,874 value related to the embedded conversion option. The warrants and the embedded conversion option was accounted for under EITF issue No. 00-19 "Accounting for Derivative Financial Instruments Index to and Potentially Settled in a Company's Own Stock" and EITF 05-4, view A "The effect of a Liquidated Damages Clause on a Freestanding Financial Instrument". Due to certain factors and the liquidated damage provision in the registration rights agreement, the Company determined that the embedded conversion option and the warrants are derivative liabilities. Accordingly the warrants and the embedded conversion option will be marked to market through earnings at the end of each reporting period. The warrants and the conversion option are valued using the Black-Scholes valuation model. For the year ended October 31, 2005, the Company reflected a gain of $250,353 representing a change in the value of the warrants and conversion option. The debt discount of $2,168,995 is being accreted over a period of one year. Accordingly, the Company recorded a charge $271,124 for the year ended October 31, 2005.

     The Company paid a fee of $230,000 (10% of the purchase price), structuring fees equal to $30,000 and other fees of $27,554 in connection with the convertible note. These fees have been recorded as deferred financing costs and charged to interest expense through the maturity date of the debentures. Amortization expense for the year ended October 31, 2005 amounted to $35,944.

     In connection with the Securities Purchase Agreement, the Company and its President agreed to pledge 3,580,000 shares and 900,000 shares, respectively, to secure payment of all the obligations due under the convertible notes. Such shares are to be held in escrow until all amounts due under the convertible notes are paid in full. The Company has issued 900,000 shares of restricted

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


common stock to its President in place of the shares of common stock being pledged pursuant to the Escrow Agreement. These shares will be held in escrow and will only be released to the President in the event any of the pledged shares are forfeited or released pursuant to the terms of the Escrow Agreement.

Note 6 - Stockholders' Equity:
------------------------------

Preferred Stock
---------------

     During the fiscal year ended October 31, 2003, 33,010 preferred shares were converted to 177,702 common shares.

     During the fiscal year ended October 31, 2004, 2,645 preferred shares were converted to 12,853 common shares.

Common Stock
------------

     During the fiscal year ended October 31, 2003, the Company completed several private placements of its securities pursuant to which the Company issued an aggregate of 5,593,180 shares of its unregistered common stock at average price of $0.79 per share, resulting in aggregate net proceeds of $4,341,256 after commissions of $44,600 and expenses of $16,625.

     During the fiscal year ended October 31, 2003, the Company, in accordance its 401(k) plan, issued 69,848 common shares valued at $74,268 to its employees as a matching contribution.

     During the fiscal year ended October 31, 2004, the Company completed two private placements of its securities totaling an aggregate of 1,232,080 shares of its unregistered common stock at average price of $2.10 per share, resulting in aggregate net proceeds of $2,506,461 after expenses of $85,000.

     During the fiscal year ended October 31, 2004, the Company, in accordance its 401(k) plan, issued 16,060 common shares valued at $62,932 to its employees as a matching contribution.

     During the fiscal year ended October 31, 2004, the Company issued 13,772 common shares valued at $45,000 to a public relations consultant for services rendered.

     During the fiscal year ended October 31, 2004, employees exercised options to purchase 152,000 common shares, resulting in net proceeds of $275,560.

     On November 4, 2004, the Company issued 204,778 shares of the Company's common stock to one institutional investor at a price per share of $2.93 for gross proceeds of $600,000.

     On December 8, 2004, the Company issued 70,930 shares of the Company's common stock to one accredited investor at a price per share of $3.44 for gross proceeds of $244,000.

     On May 26, 2005, the Company issued 101,010 shares of the Company's common stock to one institutional investor at a price per share of $1.93 per share for gross proceeds of $200,000.

     On June 7, 2005, the Company completed a private placement with one accredited investor and issued 25,000 shares of common stock at a price per share of $2.30.

     On June 10, 2005, the Company completed a private placement with one accredited investor and issued 15,000 shares of common stock at a price per share of $1.85.

     On June 29, 2005, the Company completed a private placement with one accredited investor and issued 96,153 shares of common stock at a price per share of $2.08.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     On August 11, 2005, the Company completed a private placement with one accredited investor and issued 92,572 shares of common stock at a price per share of $2.03.

     On September 15, 2005 the Company entered into a Securities Purchase Agreement and a Standby Equity Distribution Agreement with Cornell Capital Partners and its affiliates (collectively referred to as "Cornell"). The Standby Equity Distribution Agreement ("Agreement") requires Cornell, at the Company's option, to purchase, from time to time, up to an aggregate of $20,000,000 of the Company's common stock over a two-year period commencing on the effective date of a registration statement filed with the SEC. The purchase price for each share of common stock under the Agreement is equal to 96% of the market price as defined. Each request by the Company is limited to $2 million. The Company issued to Cornell 386,956 shares of the Company's common stock a valued at $979,000 as a fee for entering into the Agreement and issued 4,348 shares valued at $11,000 to the placement agent. In addition the Company incurred legal and various other costs of $239,595 in connection with this transaction. These costs have been charged to deferred offering costs. Cornell is to receive a fee equal to 5% of each advance and structuring and due diligence fess aggregating $25,000. The amount of capital available under the equity line of credit is not dependent on the price or volume of the Company's common stock. Cornell may not own more than 9.9% of the outstanding common stock at any time.

     On September 20, 2005, the Company completed a private placement with one accredited investor and issued 37,500 shares of common stock at a price per share of $1.88.

Warrants
--------

     As it relates to the private placement that took place January 2003, 882,353 warrants were issued at a price of $1.80 per share. These warrants will expire in January 2006.

     In connection with the private placement transaction dated November 4, 2004, the Company issued warrants to purchase 204,778 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 68,259 warrants to purchase shares of common stock at a price of $5.71 per share. Pursuant to the second tranche, the Company issued an aggregate 68,259 warrants to purchase shares of common stock at a price of $7.71 per share. Pursuant to the third tranche, the Company issued an aggregate of 68,259 warrants to purchase shares of common stock at a price of $9.91 per share. Each tranche is scheduled to expire on November 1, 2007. None of these warrants have been exercised.

     In connection with the private placement transaction dated December 8, 2004, the Company issued warrants to purchase 70,930 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 23,643 warrants to purchase shares of common stock at a price of $5.95 per share. Pursuant to the second tranche, the Company issued an aggregate 23,643 warrants to purchase shares of common stock at a price of $7.95 per share. Pursuant to the third tranche, the Company issued an aggregate of 23,543 warrants to purchase shares of common stock at a price of $9.95 per share. Each tranche is scheduled to expire on December 8, 2007. None of these warrants have been exercised.

     In connection with the private placement transaction dated May 26, 2005, the Company issued warrants to purchase 101,010 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $4.50 per share. Pursuant to the second tranche, the Company issued an aggregate 33,670 warrants to purchase shares of common stock at a price of $6.50 per share. Pursuant to the third tranche, the Company issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $8.50 per share. Each tranche is scheduled to expire on May 26, 2008. None of these warrants have been exercised.

     In connection with the private placement transaction dated June 7, 2005, the Company issued warrants to purchase 37,500 shares of common stock at a price of $3.20 per share. These warrants are set to expire on June 7, 2008. None of these warrants have been exercised.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     In connection with the private placement transaction dated June 10, 2005, the Company issued warrants to purchase 15,000 shares of common stock. Pursuant to the agreement, the Company issued an aggregate of 15,000 warrants to purchase shares of common stock at a price of $3.31 per share. These warrants are set to expire on June 10, 2008. None of these warrants have been exercised.

     In connection with the private placement transaction dated June 29, 2005, the Company issued warrants to purchase 96,153 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $4.63 per share. Pursuant to the second tranche, the Company issued an aggregate 32,051 warrants to purchase shares of common stock at a price of $6.63 per share. Pursuant to the third tranche, the Company issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $8.63 per share. Each tranche is scheduled to expire on June 29, 2008. None of these warrants have been exercised.

     In connection with the private placement transaction dated August 11, 2005, the Company issued warrants to purchase 92,572 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 30,857 warrants to purchase shares of common stock at a price of $4.57 per share. Pursuant to the second tranche, the Company issued an aggregate of 30,857 warrants to purchase shares of common stock at a price of $6.57 per share. Pursuant to the third tranche, the Company issued an aggregate of 30,858 warrants to purchase shares of common stock at a price of $8.57 per share. Each tranche is scheduled to expire on September 6, 2008. None of these warrants have been exercised.

     In connection with the private placement transaction dated September 15, 2005, the Company issued warrants to purchase 650,000 shares of common stock at a price of $2.53 per share. These warrants are scheduled to expire on September 15, 2008. None of these warrants have been exercised as of this time.

     In connection with the private placement transaction dated September 20, 2005, the Company issued warrants to purchase 37,500 shares of common stock at three equally different tranches. Pursuant to the first tranche, the Company issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $4.38 per share. Pursuant to the second tranche, the Company issued an aggregate 12,500 warrants to purchase shares of common stock at a price of $6.38 per share. Pursuant to the third tranche, the Company issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $8.38 per share. Each tranche is scheduled to expire on September 20, 2008. None of these warrants have been exercised as of this time. The average warrant price of all warrants outstanding is $4.29 per share.

     A summary of warrant activity is as follows:

                                            Number of       Weighted Average
                                             Warrants        Exercise Price
                                             --------        --------------

Outstanding, October 31, 2002                1,324,433          $    6.83
Granted                                        882,353          $    1.80
Exercised                                         --            $   --
Forfeited                                         --            $   --
                                            ----------          ---------

Outstanding, October 31, 2003                2,206,786          $    4.82
Granted                                      1,058,169          $    5.89
Exercised                                         --            $   --
Forfeited                                     (396,464)         $   15.00
                                            ----------          ---------

Outstanding, October 31, 2004                2,868,491          $    3.81
Granted                                      1,305,442          $    4.68
Exercised                                      (10,577)         $    3.34
Forfeited                                     (917,392)         $    3.34
                                            ----------          ---------

Outstanding, October 31, 2005                3,245,964          $    4.29
                                            ==========          =========

Exercisable, October 31, 2005                3,245,964          $    4.29
                                            ==========          =========

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


The following table summarizes warrant information as of October 31, 2005:

                                                Warrants Outstanding
                      -----------------------------------------------------------------------
                            Number              Weighted Average               Number
    Exercise              Outstanding               Remaining                Exercisable
     Prices           At October 31, 2005   Contractual Life (years)     At October 31, 2005
     ------           -------------------   ------------------------     -------------------

     $ 1.80                 882,353                    0.03                     882,353
     $ 2.53                 650,000                    2.83                     650,000
     $ 3.20                  37,500                    2.75                      37,500
     $ 3.31                  15,000                    2.75                      15,000
     $ 4.38                  12,500                    4.80                      12,500
     $ 4.50                  33,670                    2.50                      33,670
     $ 4.57                  30,858                    2.83                      30,858
     $ 4.63                  32,051                    2.50                      32,051
     $ 4.89                 352,723                    2.85                     352,723
     $ 5.71                  68,259                    2.00                      68,259
     $ 5.89                 352,723                    2.65                     352,723
     $ 5.95                  23,643                    2.20                      23,643
     $ 6.38                  12,500                    3.00                      12,500
     $ 6.50                  33,670                    2.50                      33,670
     $ 6.57                  30,857                    2.83                      30,857
     $ 6.63                  32,051                    2.50                      32,051
     $ 6.89                 352,723                    2.85                     352,723
     $ 7.71                  68,259                    2.00                      68,259
     $ 8.05                  23,643                    2.20                      23,643
     $ 8.38                  12,500                    3.00                      12,500
     $ 8.50                  33,670                    2.50                      33,670
     $ 8.57                  30,857                    2.83                      30,857
     $ 8.63                  32,052                    2.50                      32,052
     $ 9.71                  68,259                    2.00                      68,259
     $ 10.05                 23,643                    2.20                      23,643
                          ---------                                           ---------
                          3,245,964                                           3,245,964
                          =========                                           =========

Note 7 - Stock Option Plans:
----------------------------

1995 Stock Option Plan
----------------------

     In November 1995, the Company registered 2,000,000 common shares, issuable upon exercise of stock options issued by the Company under its 1995 Non-qualifying Stock Option Plan (the Plan) for employees, directors and other persons associated with the Company whose services have benefited the Company. The options must be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the Compensation Committee.

     During the years ending October 31, 2005, 2004 and 2003, there were no options granted under the 1995 plan. As of October 31, 2005, 8,089 options were available to be granted and 1,212,500 options were outstanding, all of which were exercisable and vested.

2000 Stock Option Plan
----------------------

     The Company's 2000 Stock Option Plan (the"2000 Plan") was adopted by the Company's board of directors in January 2000 and was approved by the Company's stockholders in February 2000. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company's common stock.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. The Company's officers, directors, employees and consultants, and employees and consultants of the Company's majority-owned affiliated companies, are eligible to receive awards under the 2000 Plan.

     The options may be granted at an exercise price greater than or equal to the fair market value of the Company's common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 plan is the closing market price of the Company's common stock on the relevant date.

     The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to stock of the Company. No incentive stock options may be granted on or after February 1, 2010, nor shall such options remain valid beyond ten years following the date of grant. Fifty percent of these options vest at the time of the grant and the other 50% will vest six months after the date of grant and expire not more than ten years from the date of grant.

     The 2000 plan is administered by the Company's compensation committee. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 plan, except the option price.

     All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 plan, death or disability of the option holder or as decided by the compensation committee. Upon retirement, options held at least one year become exercisable in full. If an option holder's employment with the Company is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent exercisable immediately after termination, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.


     A summary of activity under the stock option plans is as follows:

                                               Number of        Weighted Average
                                                Options          Exercise Price
                                               ---------        ----------------

Outstanding, October 31, 2002                  1,479,500          $   5.29
Granted                                          100,000          $   1.10
Exercised                                           --                --
Forfeited                                        (15,000)         $   2.03
                                               ---------

Outstanding, October 31, 2003                  1,564,500          $   5.07
Granted                                          130,000          $   3.98
Exercised                                        152,000          $   1.81
Forfeited                                           --                --
                                               ---------

Outstanding, October 31, 2004                  1,542,500          $   2.14
Granted                                          402,000          $   2.52
Exercised                                         15,000          $   1.47
Forfeited                                       (110,000)         $   2.85
                                              ---------

Outstanding, October 31, 2005                  1,819,500          $   3.47
                                              ==========          ========

Exercisable, October 31, 2005                  1,686,000          $   3.47
                                              ==========          ========

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     The following table summarizes stock option information as of October 31, 2005:

                                                              Options Outstanding
                           -----------------------------------------------------------------------------------
            Exercise                   Number                  Weighted Average                   Number
            Prices                 Outstanding                   Remaining                     Exercisable
                               At October 31, 2005            Contractual Life             At October 31, 2005
      --------------------------------------------------------------------------------------------------------

             $.93                     20,000                        6.90                         20,000
             $1.37                     1,666                        8.10                          1,666
             $2.03                   127,000                        5.90                        127,000
             $2.30                    30,000                        9.40                         30,000
             $2.40                   267,000                        9.75                        133,500
             $2.70                    75,000                        9.20                         75,000
             $3.00                     3,000                        6.10                          3,000
             $3.10                    10,000                        7.90                         10,000
             $3.30                    15,000                        9.45                         15,000
             $3.50                     5,000                        9.00                          5,000
             $4.15                     5,000                        9.30                          5,000
             $4.20                    48,334                        9.25                         48,334
             $5.00                    10,000                        3.80                         10,000
             $5.63                   307,500                        4.90                        307,500
             $6.00                   835,000                        3.80                        835,000
             $6.88                    20,000                        4.00                         20,000
             $7.13                    15,000                        4.50                         15,000
             $9.00                    25,000                        4.54                         25,000
                                   ---------                        ----                      ---------

             Total                 1,819,500                        5.63                      1,686,000
                                   =========                        ====                      =========

Note 8 - Sales Concentrations:
------------------------------

     During the year ended October 31, 2005, the majority of the Company's revenues were derived from three major customers. Revenues from these customers were approximately $66,000 (23%), $66,000 (23%), and $91,000 (31%) respectively.
As of October 31, 2005, the Company had no accounts receivable due from these customers.

     During the year ended October 31, 2004, the majority of the Company's revenues were derived from three major customers. Revenues from these customers were approximately $1,543,379 (90%), $82,694 (5%), and $82,694 (5%)
respectively.

     During the year ended October 31, 2003, all the Company's revenues were derived from one customer. Revenues from this customer were $70,000.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Note 9 - Income Taxes:
----------------------

     The reconciliation of the statutory U.S. Federal income tax rate to the Company's effective income tax rate is as follows:


                                                                            Year Ended October 31,
                                                                            ----------------------
                                                              2005                  2004                    2003
                                                              ----                  ----                    ----

Statutory federal income tax rate (benefit)                  (34.00)%               (34.00)%               (34.00)%
Nondeductible expenses:
Depreciation                                                  (1.70)                 (2.70)                 (5.70)
Increase in valuation allowance                               35.70                  36.70                  39.70
                                                         ----------             ----------             ----------
Effective tax rate                                             0.00%                  0.00%                  0.00%


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. The Company's deferred tax assets are as follows:

                                                                            Year Ended October 31,
                                                                            ----------------------
Deferred tax asset:                                         2005                   2004                    2003
-------------------                                         ----                   ----                    ----
Depreciation                                               (366,000)              (345,000)              (297,000)
Net operating loss carryforward                           7,586,000              6,321,000              5,400,000
                                                         ----------             ----------             ----------
Net deferred tax asset                                    7,220,000              5,976,000              5,103,000
Less: valuation allowance                                (7,220,000)            (5,976,000)            (5,103,000)
                                                         ----------             ----------             ----------
Net deferred tax asset                                         --                     --                     --
Increase in valuation allowance                           1,244,000                873,000                101,000


     Due to the uncertainty surrounding the realization of the benefits of the net operating loss carryforwards, the Company provided a valuation allowance for the entire amount of the deferred tax asset at October 31, 2005, 2004 and 2003. At October 31, 2005, the Company had net operating loss carryforwards of approximately $22,000,000 which expire at various dates through 2025.

Note 10 - Capital Lease Payable:
--------------------------------

     The Company has various capital leases for computer equipment. The term of the leases range from 36 to 48 months, with principal and interest due in aggregate monthly installments of $860, at interest rates ranging from 13.75% to 16.98%. The equipment was capitalized at $19,503 and is being depreciated over five years. At October 31, 2005, one lease remained open for $3,612 of computer equipment, with accumulated depreciation of $2,047. Depreciation expense for the year ended October 31, 2005 was $3,900. The lease, which matures in February 2006 has remaining payments of $242.

Note 11 - Operating Leases:
---------------------------

     The Company leases office space, equipment, computers and vehicles under non-cancelable operating leases expiring between 2005 and 2008.

     The Company's corporate headquarters is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897 where the Company leases 5,800 square feet of office space from CD Station, LLC as landlord. The lease and taxes provides for monthly payments of $18,038 to December 2006, when the lease expires. The Company's Product Showroom is located at 190 Century Drive, Bristol, Connecticut, 06010, where the Company leases 10,800 square feet of office space from Tunxis Management as landlord. The lease provides for monthly payments of $8,166 to June 2008, when the lease expires.

     The Company's Manufacturing facility is located at 545 Broad Street, Bristol, Connecticut, 06010, where the Company leases 30,000 square feet of manufacturing space from Gaski Leasing as landlord. The lease provides for monthly payments of $5,750. This lease arrangement is on a month to month basis.

     Rent expenses for the years ended October 31, 2005, 2004 and 2003, were $358,199, $356,804, and $342,974, respectively. The following table shows the future lease commitments for the corporate headquarters at Wilton, Connecticut, the Product showroom in Bristol, Connecticut, and the Manufacturing facility in Bristol, Connecticut:

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


         Year              Annual Rent
         ----              -----------
         2006              $373,753
         2007              175,100
         2008              122,300

Note 12 - Commitments:
----------------------

Employment Agreements
---------------------

     On September 30, 2004, the Board of Directors approved the terms of an employment agreement between Joseph F. Longo and the Company. Mr. Longo will serve as the Chief Executive Officer and President and will be paid an annual salary of $185,000. The term of the Employment Agreement is three years, effective as of January 1, 2004, unless extended by the Company.

     On December 1, 2005, the Company reached an agreement with Ralph N. Dechiaro, its Vice President of Business Development, pursuant to which the Company agreed to award Mr. Dechiaro options to purchase 25,000 shares of common stock at an exercise price equal to the closing price of the Company's common stock on December 14, 2005. One half of these options vest on January 1, 2006 and the other half vest on June 30, 2006. This vesting is in line with all the other options previously awarded and the stock option program plan. In addition, the Company agreed to grant Mr. Dechiaro a one-time bonus/incentive award of $20,000, payable in cash, less applicable taxes, which was paid on December 23, 2005. The Company also agreed to provide Mr. Dechiaro with a severance package, as defined. Should Mr. Dechiaro voluntarily resign, severance pay would not apply.

     On December 13, 2005, the Company reached an agreement with its chief financial officer ("CFO") Peter Scanlon that provides for additional compensation equal to $6,000 per month through May 2006 and a severance package based on years of service.

License Agreement
-----------------

     Startech has a licensing agreement for the development, hardware manufacture and technology exploitation within the waste and non-waste industry application for Hydrogen Selective Membranes. This agreement provides for the exclusive right to utilize this Hydrogen Selective Membrane technology for all applications in the principles of plasma arc technology. This agreement was effective June 8, 2001 and extends for a period of 20 years.

DOE Grant
---------

     Startech has received a grant from the Department of Energy ("DOE") for the development of a Startech Hydrogen Production Project which includes the evaluation of the viability of integrated hydrogen production from waste materials. This program was initiated in October 2004 and was completed by September 2005. The grant is a reimbursement of expenses incurred in connection with the project and is recorded as other income in the statement of operations when received. For the fiscal year ended October 31, 2005, the Company received $454,035. The Company has received approval to further develop the hydrogen project. Such development should extend through 2006.

Concentration of Credit Risk
----------------------------

     The Company maintains cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. From time to time, the Company's balances may exceed these limits. At October 31, 2005 and 2004, uninsured cash balances were approximately $2,160,000 and $2,200,000 respectively. The Company believes it is not exposed to any significant credit risk for cash. Startech has a licensing agreement for the development, hardware manufacture and technology exploitation within the waste and non-waste industry application for Hydrogen Selective Membranes.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


Note 13 - Employee Benefit Plan:
--------------------------------

     The Company sponsors an employee savings plan designed to qualify under
Section 401K of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Company contributions are made in the form of common stock at the prevailing current market price and vest equally over a three-year period. The Company will match the first 6 percent of the employee contribution on a dollar for dollar basis up to the maximum contribution allowed under Internal Revenue Code. Contributions for the year ended October 31, 2005, 2004 and 2003 were $63,073, $62,932 and $74,268 respectively. These contributions were paid through the issuance of 20,857, 16,060 and 69,848 shares of common stock respectively.

Note 14 - Quarterly Financial Data (unaudited):
-----------------------------------------------

                                                                   For the Quarters Ended
                                               1/31/05            4/30/05             7/31/05             10/31/05
                                               -------            -------             -------             --------

Total Revenues                              $    32,985         $    32,985         $    96,064         $   128,053
                                            -----------         -----------         -----------         -----------

Gross Profit                                $    32,985         $    32,985         $    96,064         $    59,335
                                            -----------         -----------         -----------         -----------

Net Loss from Operations                    ($1,034,487)        ($1,119,687)        ($  948,179)        ($  959,124)
                                            -----------         -----------         -----------         -----------

Basic and Diluted Net Loss per share
   from Operations                          ($     0.06)        ($     0.05)        ($     0.05)        ($     0.05)
                                            -----------         -----------         -----------         -----------


                                              1/31/04             4/30/04             7/31/04             10/31/04
                                              -------             -------             -------             --------

Total Revenues                              $    43,380         $ 1,517,240         $    68,576         $    79,572
                                            -----------         -----------         -----------         -----------

Gross Profit                                $    16,880         $   970,484         $    37,326         $    55,322
                                            -----------         -----------         -----------         -----------

Net Loss from Operations                    ($  869,987)        $   101,028         ($1,015,178)        ($  877,582)
                                            -----------         -----------         -----------         -----------

Basic and Diluted Net Income (Loss)
   per share from Operations                ($     0.05)        $      0.01         ($     0.06)        ($     0.05)
                                            -----------         -----------         -----------         -----------


Note 15 - Subsequent Events:
----------------------------

     On November 3, 2005, the Company entered into an agreement with Stonebridge Advisors LLC ("Stonebridge"). Under the terms of the agreement, Stonebridge will serve as the Company's Investment Manager. During November 2005 and December 2005, the Company transferred funds, aggregating $1,500,000, to an account managed by Stonebridge. An officer of Stonebridge is the former Chief Financial Officer of the Company.

     On November 22, 2005, the Company entered into a stock purchase agreement with Mercatus & Partners, Limited ("Mercatus"). Pursuant to the Purchase Agreement, the Company will sell to Mercatus an aggregate of 2,816,900 shares of common stock (the "Shares"), no par value per share ("Common Stock"), for an aggregate purchase price of $5,000,000. Mercatus will have up to thirty days from the date of the delivery of the Shares to Brown Brothers Herriman, the custodial bank, to tender the purchase price to the Company. The Company has not yet received any proceeds pursuant to this agreement. In connection with the Purchase Agreements, the Company will pay to e3 Energy Company a one-time finder's fee consisting of the following: (a) five year warrants to purchase shares of Common Stock for cash in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements at an exercise price per share of $3.00, which warrants shall not be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Purchase Agreements, and (c) restricted shares of Common Stock in an amount equal to 5% of the number of Shares issued to Mercatus pursuant to the Purchase Agreements.

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes to the Consolidated Financial Statements
               For The Years Ended October 31, 2005, 2004 and 2003


     During December 2005, the Company received $703,000 to commence manufacturing a 10 ton-per-day Plasma Converter(TM) System. The Company expects to begin manufacturing in February 2006 with the delivery scheduled for a date later in the year. The contract calls for a fixed schedule of payments to be made to the Company during the manufacturing cycle.

     During January 2006, the Company received proceeds of $216,000 from the exercise of warrants.

     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                        14,589,692 Shares of Common Stock


                                [GRAPHIC OMITTED]


                                   PROSPECTUS


                       STARTECH ENVIRONMENTAL CORPORATION


                              ______________, 2006


     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling securityholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, except as required by law.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC Registration fee...........................................    $    4,533.43
Accounting fees................................................    $   19,000.00
Legal fees.....................................................    $   55,000.00
Printing, engraving and mailing fees...........................    $    1,500.00
Transfer agent and registrar fees..............................    $    1,500.00
Blue Sky fees and expenses.....................................    $    1,000.00
Miscellaneous expenses.........................................    $    2,500.00
                                                                   -------------
       TOTAL...................................................    $   85,033.43
                                                                   =============


Item 14.  Indemnification of Directors and Officers.

         Article VII of our articles of incorporation provides as follows:

         "A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the corporation or to its shareholders for monetary damages for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in
         Section 7 - 5-114 of the Colorado Corporation code; or (iv) any transaction from which the director derived an improper benefit.

         If the Colorado Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

         Any repeal or modification of the foregoing provisions of this Article by the shareholders of Startech shall not affect adversely any right or protection of a director of the Corporation in respect of any acts or omissions of a director occurring prior to the time of this repeal or modification."

     In addition, by separate agreement, we have indemnified its officers to the same extent as the directors are indemnified in the articles of incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted as to directors, officers and controlling persons of the registrant pursuant to the registrant's Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

     During the past three years, the following securities were sold or issued by us without registration under the Securities Act of 1933 (the "Act"). Unless otherwise noted below, these securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of these exemptions are based upon the following: (1) all of the purchasers in these transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in our company, were able to bear the economic risk of an investment in our company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof; (2) a restrictive legend was placed on each certificate evidencing the securities; and (3) each purchaser acknowledged in writing that he knew the securities were not registered under the Securities Act or any State securities laws, and are restricted securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and except pursuant to an effective registration statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to our satisfaction.

     On March 28, 2003, we issued 152,480 shares of our common stock to one institutional investor at a price per share of $1.00 per share for gross proceeds of $152,480.

     During the period of July 18, 2003 to October 17, 2003, we issued 4,000,000 shares of our common stock to one institutional investor at a price per share of $0.75 per share for gross proceeds of $3,000,000, and we also issued 558,347 shares to the same investor at a price per share of $0.90 per share for gross proceeds of $500,000.

     On December 19, 2003, we issued 173,913 shares of our common stock to one institutional investor at a price of $1.15 per share for gross proceeds of $200,000.

     During the period of February 9, 2004 to February 20, 2004, we issued 1,058,169 shares of our common stock at a price per share of $2.26 per share to sixteen accredited investors for total gross proceeds of $2,391,460. We also issued 1,058,169 warrants to purchase shares of common stock in the private placement transaction. One third of the warrants, or 352,723 warrants, were granted at an exercise price of $4.89 per share, one third of the warrants, or 352,723 warrants, were granted at an exercise price of $5.89 per share and one third of the warrants, or 352,723 warrants, were granted at an exercise price of $6.89 per share. These warrants will expire on February 20, 2007.

     On November 4, 2004, we issued 204,778 shares of our common stock to one institutional investor at a price per share of $2.93 for gross proceeds of $600,000. We also issued 204,778 warrants to purchase shares of our common stock at an average exercise price of $7.71 per share.

     On December 8, 2004, we issued 70,930 shares of our common stock to one accredited investor at a price per share of $3.44 for gross proceeds of $244,000. We also issued 70,930 warrants to purchase shares of our common stock at an average exercise price of $7.95 per share.

     On May 26, 2005, we issued 101,010 shares of our common stock to one institutional investor at a price per share of $1.93 per share for gross proceeds of $200,000. In connection with this private placement transaction, we issued warrants to purchase 101,010 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $4.50 per share. Pursuant to the second tranche, we issued an aggregate 33,670 warrants to purchase shares of common stock at a price of $6.50 per share. Pursuant to the third tranche, we issued an aggregate of 33,670 warrants to purchase shares of common stock at a price of $8.50 per share. Each tranche is scheduled to expire on May 26, 2008. None of these warrants have been exercised as of this time.

     On June 7, 2005, we issued 25,000 shares of our common stock to an accredited investor at a price per share of $2.30 for gross proceeds of $57,500. In connection with this private placement transaction, we issued warrants to purchase 37,500 shares of common stock. Pursuant to the agreement, we issued an aggregate of 37,500 warrants to purchase shares of common stock at a price of $3.20 per share. These warrants are set to expire on June 7, 2008. None of these warrants have been exercised as of this time.

     On June 10, 2005, we issued 15,000 shares of our common stock to an accredited investor at a price per share of $1.85 for gross proceeds of $27,750. In connection with this private placement transaction, we issued warrants to purchase 15,000 shares of common stock. Pursuant to the agreement, we issued an aggregate of 15,000 warrants to purchase shares of common stock at a price of $3.31 per share. These warrants are set to expire on June 10, 2008. None of these warrants have been exercised as of this time.

     On June 29, 2005, we issued 96,154 shares of our common stock to an accredited investor at a price per share of $2.08 for gross proceeds of $200,000. In connection with this private placement transaction, we issued warrants to purchase 96,153 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $4.63 per share. Pursuant to the second tranche, we issued an aggregate 32,051 warrants to purchase shares of common stock at a price of $6.63 per share. Pursuant to the third tranche, we issued an aggregate of 32,051 warrants to purchase shares of common stock at a price of $8.63 per share. Each tranche is scheduled to expire on June 29, 2008. None of these warrants have been exercised as of this time.

     On September 15, 2005, we completed a private placement transaction with Cornell Capital Partners in which we entered into a Securities Purchase Agreement with Cornell Capital Partners. The Securities Purchase Agreement provides for Cornell Capital Partners to purchase $2,300,000 of secured convertible debentures of which $1,150,000 is to be funded within five business days of the agreement and the balance was funded on October 19, 2005. The debentures, maturing September 2006, require monthly payments of interest at a rate of 10% per annum and monthly principal payments commencing January 2006. We can prepay the debentures at anytime with three days written notice. If our common stock is trading above the conversion price at the time of the prepayment we must pay a 20% premium. The debentures are secured by substantially all of our assets and shares of our common stock as discussed below. The debentures are convertible by Cornell Capital Partners at any time at a conversion price of $1.84 per share of common stock. In connection with the issuance of the debentures, we issued to Cornell Capital Partners a warrant to purchase 650,000 shares of our common stock for a period of three years with an exercise price per share of $2.53.

     The Standby Equity Distribution Agreement requires Cornell Capital Partners, at our option, to purchase, from time to time, up to an aggregate of $20 million of our common stock over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission. When we exercise this option, Cornell Capital Partners is irrevocably bound to purchase our shares of common stock. The purchase price for each share of common stock under the Standby Equity Distribution Agreement is equal to 96% of the market price as defined in the Standby Equity Distribution Agreement. In addition to the 4% discount, Cornell Capital Partners will be paid a 5% retainer fee from each advance it makes under the Standby Equity Distribution Agreement for a total discount of 9%. The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line. Each request by us is limited to $2 million. We issued to Cornell Capital Partners 386,956 shares of our common stock as a fee for entering into the Standby Equity Distribution Agreement and issued 4,348 shares to Monitor Capital, Inc. as placement agent. Cornell Capital Partners was also paid a one-time structuring and due diligence fee of $25,000.

     On September 20, 2005, we issued 37,500 shares of our common stock to an accredited investor at a price per share of $1.88 for gross proceeds of $70,500. In connection with this private placement transaction, we issued warrants to purchase 37,500 shares of common stock at three equally different tranches. Pursuant to the first tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $4.38 per share. Pursuant to the second tranche, we issued an aggregate 12,500 warrants to purchase shares of common stock at a price of $6.38 per share. Pursuant to the third tranche, we issued an aggregate of 12,500 warrants to purchase shares of common stock at a price of $8.38 per share. Each tranche is scheduled to expire on September 20, 2008. None of these warrants have been exercised as of this time.

     On November 22, 2005, we entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement with Mercatus & Partners, Limited. Pursuant to these agreements, we will sell to Mercatus an aggregate of 2,816,900 shares of our common stock for an aggregate purchase price of $5,000,000. Mercatus will have up to thirty days from the date of the delivery of the shares to Brown Brothers Herriman, the custodial bank, to tender the purchase price to us. The shares have been placed in escrow. We have not yet received any proceeds pursuant to these agreements. In connection with the purchase agreements, we will pay to e3 Energy Company a one-time finder's fee consisting of the following: (a) five year warrants to purchase shares of our common stock for cash in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements at an exercise price per share of $3.00, which warrants shall not be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Mercatus purchase agreements, and (c) restricted shares of our common stock in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements. These issuances are exempt from registration by virtue of Regulation S of the Securities Act of 1933, as amended, because Mercatus is not a U.S. Person (as defined under Regulation S), not purchasing the shares of our common stock for the account or benefit of a U.S. Person, the purchase was made in an "offshore transaction" and there were no "directed selling efforts" in the United States.

     For the fiscal year ended October 31, 2003, we also issued 69,848 common shares for our 401(k) plan matching contribution.

     For the fiscal year ended October 31, 2004, we also issued the following shares:

          - 13,772 shares of common stock to one corporation for services rendered, having a value of $45,000.

          - 16,060 shares of common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2004.

     For the fiscal year ended October 31, 2005, we also issued the following shares:

          - 13,772 shares of common stock to one corporation for services rendered, having a value of $45,000.

          - 16,060 shares of common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2004.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.       Description
-----------       --------------------------------------------------------------

2 Agreement and Plan of Reorganization between the Company and Kapalua Acquisitions, Inc. dated November 17, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 1995).

3(i).1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on February 19, 1995).

3(i).2            Articles of Amendment to the Articles of Incorporation. (1)

3(ii).1           Amended and Restated Bylaws of the Company. (10)

4.1               Form of Common Stock Certificate. (2)

4.2               Form of Convertible Preferred Stock Certificate. (1)

4.3               Form of Warrant Agreement. (1)

4.4 Stock Subscription Warrant dated December 29, 1998 (the "CDA Warrant") between the Company and the Connecticut Development Authority ("CDA"). (2)

4.5 Amendment to the CDA Warrant dated March 31, 1999 between the Company and CDA. (2)

4.6 Second Amendment to the CDA Warrant dated June 15, 2000 between the Company and CDA. (2)

4.7               Form of Warrant Agreement dated March 25, 2001.  (3)

4.8               Form of Warrant Agreement dated January 14, 2003 (10)

4.9 Form of Warrant Agreement dated February 20, 2004 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27,
                  2004).

4.10              Form of 2000 Stock Option Plan (4)

4.11 Secured Convertible Debentures dated September 15, 2005 issued by the Company to Cornell Capital Partners, LP.

4.12 Warrant to Purchase Common Stock dated September 15, 2005 issued by the Company to Cornell Capital Partners, LP.

5.1               Opinion of Schuchat, Herzog & Brenman, LLC * *

10.1              2000 Stock Option Plan (1)

10.2              1995 Stock Option Plan (incorporated by reference to Exhibit
                  10.1 to the Company's Registration Statement on Form S-8, filed in November, 1995, Commission File No. 33-99790)

10.3              Loan Agreement dated December 29, 1998 between the Company and
                  CDA(2)

10.4 Term Sheet for Preferred Stock dated August 17, 1999 between the Company and Paradigm Group, LLC(2)

10.5 Strategic Alliance Agreement dated July 22, 1996 between the Company and Bauer Howden, Inc.(2)

10.6 Strategic Alliance Agreement dated October 25, 1996 between the Company and Calumet Coach Company(2)

10.7 Strategic Alliance Agreement dated November 10, 1997 between the Company and Chase Environmental Group, Inc.(2)

10.8 Strategic Alliance Agreement dated April 17, 1998 between the Company and the Ensign - Bickford Company(2)

10.9 Strategic Alliance Agreement dated September 30, 1999 between the Company and UXB International Inc.(2)

10.10 Strategic Alliance Partner Agreement dated March 14, 2000 between the Company and Skidmore, Owings & Merrill LLP(2)

10.11 Lease Agreement dated September 16, 1999 between the Company and the CD Station, LLC (2)

10.12             Form of Distributor Agreement (2)

10.13 Patent License Agreement dated November 9, 1998 between the Company and Rollan C. Swanson M.D. and Eleonora Swanson (2)

10.14 License of Technology Agreement dated November 29, 1999 between the Company and Media and Process Technology Inc.(2)

10.15 Employment Agreement dated November 1, 2000 between the Company and Joseph S. Klimek(5)

10.16 Employment Agreement dated November 1, 2000 between the Company and Kevin M. Black(5)

10.17 Employment Agreement dated November 1, 2000 between the Company and Robert L. DeRochie (5)

10.18 Lease Agreement dated September 30, 2000 between the Company and the Century Drive, LLC(6)

10.19 Lease Agreement dated July 16, 2001 between the Company and the Gaski Leasing Company 6)

10.20 Strategic Alliance Agreement dated June 30, 2001 between the Company and Hydro-Chem Company (3)

10.21 Lease Agreement dated July 20, 2001 between the Company and the Gaski Leasing Company, LLC (3)

10.22 Joint Development Agreement dated December 19, 2001 between the Company and ViTech Enterprises Inc.(3)

10.23 Separation Agreement dated as of August 27, 2003 between the Company and Kevin M. Black (7)

10.24 Stock Purchase and Registration Rights Agreement dated as of July 18, 2003 between the Company and Northshore Asset Management, LLC (7)

10.25 Stock Purchase Agreement dated as of July 22, 2003 between the Company and Northshore Asset Management, LLC (7)

10.26 First Amendment to Stock Purchase Agreement dated as of July 30, 2003 between the Company and Northshore Asset Management, LLC (7)

10.27 Form of Stock Purchase and Registration Rights Agreement dated as of January 22, 2004 between the Company and the Purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27, 2004).

10.28 Employment Agreement dated as of January 1, 2004 between the Company and Joseph F. Longo (9)

10.29 Secured Convertible Debenture dated September 15, 2005 issued by the Company to Cornell Capital Partners, LP (11)

10.30 Warrant to Purchase Common Stock dated as of September 15, 2005 issued by the Company to Cornell Capital Partners, LP(11)

10.31             Standby Equity Distribution Agreement dated as of
                  September 15, 2005 between Cornell Capital Partners, LP and the Company(11)

10.32 Investor Registration Rights Agreement dated as of September 15, 2005 between Cornell Capital Partners, LP and the Company(11)

10.33 Placement Agent Agreement dated September 15, 2005 by and among the Company, Cornell Capital Partners, LP and Monitor Capital, Inc.(11)

10.34 Escrow Agreement dated September 15, 2005 by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq. (11)

10.35 Securities Purchase Agreement dated as of September 15, 2005 between Cornell Capital Partners, LLP and the Company (11)

10.36 Pledge and Escrow Agreement dated September 15, 2005 by and among the Company, Cornell Capital Partners, LP, David Gonzalez, Esq. and Joseph F. Longo (11)

10.37 Registration Rights Agreement dated as of September 15, 2005 between Cornell Capital Partners, LP and the Company (11)

10.38 Escrow Agreement dated as of September 15, 2005 by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq. (11)

10.39 Security Agreement dated September 15, 2005 by and between the Company and Cornell Capital Partners, LP (11)

10.40 Amended and Restated Secured Convertible Debenture dated October 18, 2005 issued by the Company to Cornell Capital Partners, LP *

10.41 Amended and Restated Standby Equity Distribution Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company *

10.42 Amended and Restated Registration Rights Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company *

10.43 Amended and Restated Placement Agent Agreement dated October 18, 2005 by and among the Company, Cornell Capital Partners, LP and Monitor Capital, Inc.*

10.44 Amendment Number 1 to Securities Purchase Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company *

10.45 Amendment Number 1 to Investor Registration Rights Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company *

11                Statement re computation of per share earnings (8)

21                Subsidiaries as of October 31, 2003 (5)

23.1 Consent of Kostin, Ruffkess & Company, LLC, independent auditors **

23.2              Consent of Schuchat, Herzog & Brenman, LLC
                  (see Exhibit 5.1) **

23.3              Consent of Marcum & Kliegman LLP, its independent auditors **

24 Power of Attorney (see signature page) of this Registration Statement on Form S-1 and incorporated herein by reference.
----------
*        Previously filed

* *      Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 27, 2000, File No. 333-35786.

(2) Incorporated by reference to Amendment No 1. to the Company's Registration Statement on Form S-1 filed on July 7, 2000, Commission File No. 333-35786.

(3) Incorporated by reference to the Company's Registration Statement on Form S-1 filed on July 17, 2002, Commission File No. 333-96885.

(4) Incorporated by reference to the Company's Registration Statement on Form S-8 on October 31, 2002, Commission File No. 333-100909.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for 2000, filed on January 25, 2001.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for 2001, filed on January 25, 2002.

(7) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.

(8) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2003, as filed on January 29, 2004.

(9) Incorporated by reference to the Company's Current Report on Form 8-K dated August 13, 2004, as filed on October 1, 2004.

(10) Intentionally omitted.

(11) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2005.

(b)  Financial Statement Schedules

     See index to Consolidated Financial Statements and Schedule on page F-1.

Item 17.  Undertakings.

     The Undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the registrant pursuant to the registrant's Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, the State of Connecticut, on February 27, 2006.

               STARTECH ENVIRONMENTAL CORPORATION



               BY:    /s/ Joseph F. Longo
                     ------------------------------
                     Joseph F. Longo
                     Chairman, Chief Executive Officer, President



               BY:   /s/ Peter J. Scanlon
                    -------------------------------
                     Peter J. Scanlon
                     Chief Financial Officer, Vice President and
                     Principal Financial Officer (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this registration statement has been signed by the following persons in the capacities as of February 27, 2006:

SIGNATURES                                  TITLE
----------                                  -----

/s/ Joseph F. Longo                         Chairman, Chief Executive Officer,
-------------------------                   President  & Director
Joseph F. Longo

/s/ John J. Fitzpatrick *                   Director
-------------------------
John J. Fitzpatrick

/s/ Joseph A. Equale *                      Director
-------------------------
Joseph A. Equale

/s/ Nicholas S. Perna *                     Director
-------------------------
Nicholas S. Perna

/s/ L. Scott Barnard *                      Director
-------------------------
L. Scott Barnard

* By Peter J. Scanlon, as attorney-in-fact.